                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Section 240.14a-12

                                OROAMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required.

[X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)    Title of each class of securities to which transaction applies:
               Common Stock, par value $.001 per share

        (2)    Aggregate number of securities to which transaction applies:
               6,007,098 shares of Common Stock, including 712,500 shares underlying options to purchase shares of Common Stock that are exercisable at less than $14.00 per share.

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               The underlying value of the transaction computed solely for purposes of calculating the filing fee was determined by adding
               (a) $74,124,372, which represents $14.00 per share in the cash-out merger times the 5,294,598 shares of Common Stock currently outstanding and (b) $4,574,343.75, which represents the difference between $14.00 and the exercise price of each share underlying the stock options to be canceled in the merger with an exercise price of less than $14.00 per share.

        (4)    Proposed maximum aggregate value of transaction: $78,698,715.75.

        (5)    Total fee paid: $15,739.74.

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount Previously Paid:

        (2)    Form, Schedule or Registration Statement No.:

        (3)    Filing Party:

        (4)    Date Filed:

                                OROAMERICA, INC.
                             443 NORTH VARNEY STREET
                            BURBANK, CALIFORNIA 91502


                                 ________, 2001

Dear Stockholder:

         You are cordially invited to attend a special meeting of the stockholders of OroAmerica, Inc. to be held on _________, 2001, at 9:00 a.m., local time, at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California.

         At the special meeting, you will be asked to consider and vote to adopt a merger agreement under which Aurafin LLC would acquire OroAmerica by merger, and you would be entitled to receive $14.00 in cash for each share of OroAmerica common stock you hold. This amount would be reduced if the total professional fees and expenses we pay in connection with negotiating and completing the merger exceed $1.5 million. We do not currently expect that these fees and expenses will exceed that amount.

         Detailed information concerning the merger is set forth in the accompanying proxy statement, and a copy of the merger agreement is attached as Annex A to the proxy statement. You are urged to read the accompanying materials carefully.

         BOTH THE BOARD OF DIRECTORS AND A SPECIAL COMMITTEE OF THE BOARD CONSISTING OF TWO INDEPENDENT, NON-MANAGEMENT DIRECTORS, AFTER CAREFUL CONSIDERATION, UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINING IT TO BE IN THE BEST INTERESTS OF STOCKHOLDERS. THE BOARD AND THE SPECIAL COMMITTEE RECOMMEND THAT HOLDERS OF COMMON STOCK VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. I ALSO HAVE AGREED TO VOTE MY SHARES, REPRESENTING APPROXIMATELY 64.2% OF OROAMERICA'S OUTSTANDING COMMON STOCK, IN FAVOR OF THE MERGER AGREEMENT PROPOSAL.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us today. If you date, sign and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to adopt the merger agreement.

         Please do not send any stock certificates to us now. If the merger agreement is adopted, you will receive instructions on how to surrender your shares.

         In light of the special meeting and its purpose, the annual meeting for the election of directors is indefinitely postponed and will be deemed cancelled if the merger is completed.

                                                Very truly yours,


                                                Guy Benhamou
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                                OROAMERICA, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ____________________, 2001

To the Stockholders of OroAmerica, Inc.:

         We are pleased to give you notice of and cordially invite you to attend in person or by proxy the special meeting of stockholders of OroAmerica, Inc., which will be held on __________, ______________, 2001, at 9:00 a.m., local time, at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:

         1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of April 24, 2001 pursuant to which OroAmerica will be merged into a newly formed subsidiary of Aurafin LLC; and

         2. To transact any other business that may properly come before the special meeting or any adjournment of the special meeting.

         Only stockholders of record at the close of business on ______, 2001 will receive notice of and be able to vote at the special meeting. A list of stockholders will be available for inspection by stockholders of record during business hours at OroAmerica, Inc., 443 North Varney Street, Burbank, California 91502, for ten days before the date of the meeting, and also will be available at the special meeting.

         Please read the accompanying proxy statement which describes the merger agreement, the proposed merger and the actions to be taken in connection with the merger.

         Under Delaware law, appraisal rights will be available to stockholders of record on ________, 2001. To exercise their appraisal rights, stockholders must strictly follow the procedures prescribed under Delaware law relating to appraisal rights. These rights are summarized in the accompanying proxy statement.

         All stockholders are cordially invited to attend the meeting in person. Your vote is important. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you attend the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            OROAMERICA, INC.



                                            Betty Sou
                                            Secretary

Burbank, California
_____________, 2001

                               SUMMARY TERM SHEET


         The following summary briefly describes the material terms of the proposed merger. This summary does not contain all the information that may be important for you to consider when evaluating the merger. We encourage you to read this proxy statement and its annexes, as well as the documents we have incorporated be reference, before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

- THE COMPANIES. OroAmerica, Inc. is a Delaware corporation that has grown to become the largest manufacturer and distributor of karat gold jewelry in the United States. Our customers include mass merchandisers, discount stores, home shopping networks, catalog showrooms, warehouse clubs and jewelry wholesalers and distributors. Our principal product line consists of an extensive selection of 14-karat gold chains that are offered in a variety of popular styles, gauges and lengths. We also offer our customers a wide assortment of 14-karat gold charms, earrings, rings and bracelets, as well as a line of 10-karat gold jewelry that includes both chain and non-chain products. Aurafin LLC is a Delaware limited liability company that is a leading distributor, marketer and manufacturer of high-quality fine karat gold jewelry. Aurafin also offers jewelry products that include diamonds and color gemstones. Aurafin manufactures and actively develops its own proprietary jewelry designs and styles. Aurafin-OroAmerica Acquisition LLC, formerly known as Bentley Acquisition LLC, is a newly formed Delaware limited liability company organized at the direction of Aurafin for the sole purpose of effecting the merger. See "Information Regarding OroAmerica" beginning on page 51 and "Information Regarding Aurafin" on page 53.

- THE SPECIAL MEETING. A special meeting of OroAmerica stockholders will take place on ________, 2001 at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, at 9:00 a.m., local time. At the meeting, stockholders will vote on the proposal to adopt the merger agreement. See "The Special Meeting" beginning on page 13.

- REQUIRED VOTE. The merger agreement must be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. See "The Special Meeting--Quorum; Required Vote" beginning on page 13.

- VOTING AGREEMENT. Mr. Benhamou, our Chairman, President and Chief Executive Officer, has agreed to vote the 3,400,000 shares of our common stock owned by him in favor of the merger. This exceeds the percentage of shares necessary to approve the merger agreement. See "The Special Meeting--Quorum; Required Vote" beginning on page 13, and "The Merger--Interests of Certain Persons in the Merger" beginning on page 25.

- MERGER CONSIDERATION. If the merger is completed, you will receive $14.00 per share in cash for each of your shares of OroAmerica common stock, unless you are a dissenting stockholder and you perfect your appraisal rights. The $14.00 per-share price would be reduced proportionally among the stockholders if the total professional fees and expenses we pay in connection with negotiating and completing the merger exceed $1.5 million. We do not currently anticipate that these fees and expenses will exceed that amount. See

        "Questions and Answers About the Merger" beginning on page 2 and "The Merger Agreement--Treatment of OroAmerica Common Stock" beginning on page 38.

- EFFECTS OF THE MERGER. As a result of the merger, we will be merged into Acquisition LLC, with Acquisition LLC being the surviving entity in the merger and a wholly owned subsidiary of Aurafin. After the merger, our stockholders will no longer have any equity interest in us or in Aurafin or Acquisition LLC. Our common stock also will no longer be quoted on the Nasdaq National Market or registered under the Securities Exchange Act of 1934. See "The Merger Agreement--Structure of the Merger" on page 38.

- RECOMMENDATION. A special committee consisting of two independent, non-management directors and our entire board of directors have determined that the merger agreement is advisable and fair to and in the best interests of OroAmerica and its stockholders, and that the merger consideration to be received by our stockholders in the merger is fair to the stockholders. Both the special committee and our board of directors has unanimously approved the merger and the merger agreement and recommend that our stockholders vote in favor of the proposal to adopt the merger agreement. See "The Merger--Reasons for the Merger; Recommendation of the Special Committee and the Board" beginning on page 17.

- OPINION OF FINANCIAL ADVISOR. The board of directors received an opinion from its financial advisor, Houlihan Lokey Howard & Zukin, that, as of the date of the opinion and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash merger consideration of $14.00 per share to be received by our public stockholders for their common stock is fair to the public stockholders from a financial point of view. See "The Merger--Opinion of Financial Advisor" beginning on page 34.

- APPRAISAL RIGHTS. If you do not vote in favor of the merger and fulfill several procedural requirements, Delaware law entitles you to a judicial appraisal of the fair value of your shares. See "The Merger--Rights of Dissenting Stockholders" beginning on page 32.

- TAX CONSEQUENCES. Your receipt of cash in the merger will be a taxable transaction to you. See "The Merger--Federal Income Tax Consequences of the Merger" beginning on page 32.

                                TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
SUMMARY TERM SHEET.................................................................  i
QUESTIONS AND ANSWERS ABOUT THE MERGER.............................................  2
SUMMARY............................................................................  5
   The Companies...................................................................  5
   The Special Meeting.............................................................  5
   Vote Required...................................................................  6
   Effects of the Merger...........................................................  6
   Recommendation of the Special Committee and the Board of Directors..............  6
   Opinion of Financial Advisor....................................................  7
   The Voting Agreement............................................................  7
   Interests of Certain Persons in the Merger......................................  7
   Conditions to the Merger........................................................  8
   Termination of the Merger Agreement.............................................  9
   Termination Fee................................................................. 10
   Expenses........................................................................ 11
   No Solicitation of Competing Offers............................................. 11
   Federal Income Tax Consequences................................................. 11
   Accounting Treatment............................................................ 11
   Financing of the Merger......................................................... 11
   Regulatory Approvals............................................................ 12
   Rights of Dissenting Stockholders............................................... 12
THE SPECIAL MEETING................................................................ 13
   Date, Time and Place............................................................ 13
   Matters to be Considered at the Special Meeting................................. 13
   OroAmerica Special Committee and Board Recommendation........................... 13
   Record Date; Voting Rights...................................................... 13
   Quorum; Required Vote........................................................... 13
   Proxies; Solicitation........................................................... 14
THE MERGER......................................................................... 14
   Background of the Merger........................................................ 14
   Reasons for the Merger; Recommendation of the Special Committee and the Board... 17
   Opinion of Financial Advisor.................................................... 20
   Interests of Certain Persons in the Merger...................................... 25
   Financing of the Merger......................................................... 28
   Federal Income Tax Consequences of the Merger................................... 32
   Accounting Treatment............................................................ 34
   Regulatory Approvals............................................................ 34
   Rights of Dissenting Stockholders............................................... 34
   Transactions Between the Parties................................................ 37
   Certain Projections Provided To Aurafin......................................... 37
THE MERGER AGREEMENT............................................................... 38
   Structure of the Merger......................................................... 38
   When The Merger Becomes Effective............................................... 38
   Treatment of OroAmerica Common Stock............................................ 38
   Treatment of Outstanding Stock Options.......................................... 39

                                                                                   PAGE
                                                                                   ----
   Payment Procedures.............................................................. 39
   Agreement Relating to Conduct of Business....................................... 40
   Other Agreements................................................................ 41
   Conditions to the Merger........................................................ 44
   Termination..................................................................... 46
   Termination Fees................................................................ 47
   Representations and Warranties.................................................. 48
   Expenses........................................................................ 50
   Amendment....................................................................... 51
INFORMATION REGARDING OROAMERICA................................................... 51
   Market Price of OroAmerica Common Stock and Dividend History.................... 51
   Security Ownership of Certain Beneficial Owners and Management.................. 52
INFORMATION REGARDING AURAFIN...................................................... 53
ADDITIONAL INFORMATION............................................................. 53
   Stockholder Proposals........................................................... 53
   Other Matters................................................................... 53
WHERE YOU CAN FIND MORE INFORMATION................................................ 53
FORWARD-LOOKING STATEMENTS......................................................... 54

                                OROAMERICA, INC.

                                 PROXY STATEMENT

                  RELATING TO A SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ____________, 2001


        This proxy statement is being furnished to the stockholders of OroAmerica, Inc., a Delaware corporation, in connection with the solicitation by our board of directors of proxies to be used at a special meeting of our stockholders to be held on ______________, 2001, at 9:00 a.m., local time, at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, and at any adjournment of the special meeting. This proxy statement is dated _____, 2001 and was first mailed to stockholders on or about ___________, 2001.

         This proxy statement relates to the Agreement and Plan of Merger, dated as of April 24, 2001, among OroAmerica, Aurafin LLC, a Delaware limited liability company, and Aurafin-OroAmerica Acquisition LLC, formerly known as Bentley Acquisition LLC, a newly formed Delaware limited liability company and a wholly owned subsidiary of Aurafin. Under the merger agreement, we will be merged into Acquisition LLC, with Acquisition LLC being the surviving entity.

         In the merger, each outstanding share of our common stock will be canceled and converted automatically into the right to receive $14.00 in cash, except for shares held by stockholders who have perfected their appraisal rights under Delaware law and except for shares held by Aurafin, Acquisition LLC or any other wholly owned subsidiary of Aurafin, or any subsidiary of OroAmerica. However, the amount to be received by our stockholders in the merger would be reduced if the total professional fees and expenses we pay in connection with negotiating and completing the merger exceed $1.5 million. We do not currently anticipate that these professional fees and expenses will exceed that amount.

         As of ________, 2001, the record date for the special meeting, we had 5,294,598 shares of common stock outstanding. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. Approval of the merger at the special meeting requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Guy Benhamou, our Chairman, President and Chief Executive Officer, has agreed to vote the 3,400,000 shares owned by him, representing approximately 64.2% of our outstanding common stock, in favor of the merger. This exceeds the percentage vote required to approve the merger agreement.

         In light of Mr. Benhamou's stock ownership, our board of directors formed a special committee of the board consisting of two non-management, independent directors to evaluate the merger. The special committee has unanimously recommended to our board that the merger and the merger agreement be adopted, and both the special committee and the board of directors recommend that stockholders vote "FOR" the proposal to adopt the merger agreement.

         Stockholders should read and consider carefully the information contained in this proxy statement, including the annexes.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q.      WHY HAS OROAMERICA AGREED TO BE ACQUIRED BY AURAFIN?
A. Based upon our consideration of our operations and prospects and the nature of our industry, we concluded that it might take a considerable period of time, if ever, before the trading price of our shares would exceed and sustain the $14.00 per share offered by Aurafin. We also felt that the limited public float and low average daily trading volume of our stock, the very limited number of market makers and analysts covering our stock and the few comparable public companies against which investors could evaluate our performance would likely adversely affect the price at which shares of our common stock would trade for the foreseeable future.

Q.      WHO IS AURAFIN?
A. Aurafin LLC, a Delaware limited liability company, is a leading distributor, marketer and manufacturer of high-quality fine karat gold jewelry. Aurafin also offers jewelry products that include diamonds and color gemstones. Aurafin manufactures and actively develops its own proprietary jewelry designs and styles.

Q.      WHAT WILL HAPPEN IN THE MERGER?
A. OroAmerica will be merged into Acquisition LLC, and Acquisition LLC will be the surviving entity in the merger. Acquisition LLC is a newly formed limited liability company formed by Aurafin for the sole purpose of effecting the merger. In the merger, OroAmerica will become a privately held company, wholly owned by Aurafin.

Q.      WHAT WILL I RECEIVE IN THE MERGER?
A. You will receive $14.00 in cash in exchange for each share of common stock owned by you at the closing of the merger, unless you perfect your appraisal rights under Delaware law. Based on the 5,294,598 shares of our common stock outstanding as of _____, 2001, this translates to a total valuation of OroAmerica of approximately $74 million.

Q.      IS IT POSSIBLE THAT I MAY RECEIVE LESS THAN $14.00 PER SHARE IN THE
        MERGER?
A. Yes. The $14.00 per-share amount would be reduced proportionally among all of the stockholders if the total professional fees and expenses we pay in connection with negotiating and completing the merger exceed $1.5 million. We do not currently anticipate that these fees and expenses will exceed that amount.

Q. WHAT WILL HAPPEN TO OUTSTANDING OPTIONS TO PURCHASE OROAMERICA COMMON STOCK IN THE MERGER?
A. At or immediately before the closing of the merger, each holder of a then-outstanding option to purchase OroAmerica common stock, regardless of whether the stock option is then exercisable, will be entitled to receive in exchange for that option a cash payment equal to amount by which the $14.00 merger price exceeds the per-share exercise price of the option. This amount also would be reduced on a pro rata basis among all option holders if our merger related expenses exceed $1.5 million. Each holder of an option will be required to execute a cancellation agreement with us with respect to the option in order to receive this cash payment.

Q.      HOW WAS THE PURCHASE PRICE DETERMINED?
A. The purchase price was determined through negotiations between us and Aurafin, and after substantial analysis and consideration was authorized by our board of directors after receiving advice from our financial advisors. For a detailed discussion of the financial analyses performed by our financial advisors, see "The Merger--Opinion of Financial Advisor."

Q.      WHY WAS A SPECIAL COMMITTEE FORMED?
A. Although the board believed that Mr. Benhamou's interests are substantially aligned with our other stockholders because all of his shares would be converted in the merger on the same basis as all other stockholders, the board felt that Mr. Benhamou's substantial ownership position and agreement to enter into non-competition and employment agreements with Aurafin may present actual or potential conflicts of interest in his evaluating the merger. The board also felt that Mr. Shao, our Chief Operating Officer and Chief Financial Officer, may face similar actual or potential conflicts of interest by virtue of his existing change-in-control agreement and the payments he will receive in the merger with respect to his unexercised stock options.

Q.      WHAT AM I BEING ASKED TO VOTE UPON AT THE SPECIAL MEETING?
A. You are being asked to adopt the merger agreement that provides for OroAmerica to merge into Acquisition LLC. Under Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. Mr. Benhamou has entered into a voting agreement with Aurafin under which he has agreed to vote all of his shares of our common stock, representing approximately 64.2% of our outstanding shares, in favor of the merger agreement proposal.

Q:      WILL I HAVE APPRAISAL RIGHTS UNDER DELAWARE LAW AS A RESULT OF THE
        MERGER?
A: Yes. Delaware law provides that stockholders who do not vote in favor of the merger and who comply strictly with the applicable provisions of Delaware law have the right to dissent from the merger. Dissenting stockholders must utilize the procedures specified by Delaware law, which include filing a court petition in Delaware and obtaining an appraisal by the court, to obtain a cash payment for the fair value of the stockholders' shares instead of the cash issuable to them under the merger agreement. The applicable provisions of the Delaware General Corporation Law are attached as Annex C to this proxy statement.

Q.      WHAT DO I NEED TO DO NOW?
A. After carefully reading and considering the information contained in this proxy statement, please vote by completing, signing and mailing your proxy card as soon as possible so that your shares can be represented at the special meeting. Whether or not you plan to attend the meeting, you should sign and return your proxy card. If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted. This will have the same effect as voting against the proposal to adopt the merger agreement.

Q.      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A. No. If the merger is completed, you will receive written instructions for exchanging your OroAmerica stock certificates for cash.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?
A. Your broker will vote your shares for you only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q.      MAY I CHANGE MY VOTE AFTER I HAVE MAILED IN MY PROXY CARD?
A. Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy or by executing and submitting a new, later-dated proxy card to our Corporate Secretary before the meeting. You also may revoke your proxy by attending the special meeting and voting your shares in person. If your shares are held in street name, you must follow the directions provided by your broker to change your voting instructions.

Q.      WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
A. We are working toward completing the merger as quickly as possible after the special meeting. For the merger to occur, the merger agreement must be adopted by our stockholders, we must obtain certain governmental approvals and the financing to be provided to Aurafin for the merger must be completed. See "The Merger Agreement--Conditions to the Merger" for a discussion of the conditions to be satisfied before the merger. We hope to complete the merger in _____, 2001, although there can be no assurance that we will be able to do so.

Q.      WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?
A. Your receipt of the cash merger consideration will be a taxable transaction for federal income tax purposes. To review the possible tax consequences to you in greater detail, see "The Merger--Federal Income Tax Consequences of the Merger." You also should consult your tax advisor as to your particular circumstances and the specific tax effects of the merger to you.

Q.      WHOM SHOULD I CALL WITH QUESTIONS?
A. If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

                                  Mr. Shiu Shao
                                OroAmerica, Inc.
                             443 North Varney Street
                            Burbank, California 91502
                                  818-848-5555

                                     SUMMARY


         The following summary highlights some of the information from this proxy statement and may not contain all of the information that may be important for you to consider when evaluating the merger. To more fully understand the merger, and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement, the documents attached as annexes to this proxy statement and the documents we have incorporated by reference into this proxy statement. In particular, we refer you to a copy of the merger agreement, which is attached as Annex A to this proxy statement.

THE COMPANIES

         Since its inception in 1977, OroAmerica has grown to become the largest manufacturer and distributor of karat gold jewelry in the United States. We offer our customers a large selection of jewelry styles, consistent product quality and prompt delivery of product orders, and we provide a wide range of specialized services. Our customers include mass merchandisers, discount stores, home shopping networks, catalog showrooms, warehouse clubs and jewelry wholesalers and distributors. Our principal product line consists of an extensive selection of 14-karat gold chains that are offered in a variety of popular styles, gauges and lengths. We also offer our customers a wide assortment of 14-karat gold charms, earrings, rings and bracelets, as well as a line of 10-karat gold jewelry that includes both chain and non-chain products. For our most recent fiscal year, we generated approximately $172 million in net sales. Our principal executive office is located at 443 North Varney Street, Burbank, California 91502, and our telephone number is 818-848-5555. For more information on our company, see "Information Regarding OroAmerica."

         Aurafin, a Delaware limited liability company, is a leading United States distributor, marketer and manufacturer of high-quality fine karat gold jewelry. In recent years, Aurafin has also broadened its product categories to include diamond and color gemstone jewelry. Aurafin's karat gold product line consists of over 5,000 styles of necklaces, bracelets, earrings, charms, pendants, rings and other specialized products. Aurafin also manufactures and actively develops its own proprietary jewelry designs and styles.

         Acquisition LLC is a newly formed Delaware limited liability company organized at the direction of Aurafin for the sole purpose of effecting the merger. Acquisition LLC has not conducted any prior business.

         The principal executive offices of Aurafin and Aurafin-OroAmerica Acquisition LLC are located at 6701 Nob Hill Road, Tamarac, Florida 33321, and the telephone number for both is 954-718-3200.

THE SPECIAL MEETING

         The special meeting of OroAmerica stockholders will take place on ________, 2001, at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, at 9:00 a.m., local time. At the meeting, stockholders will vote on the proposal to adopt the merger agreement.

VOTE REQUIRED

         Delaware corporate law requires that our stockholders adopt the merger agreement before we can complete the merger. Each stockholder of record on the record date is entitled to one vote on each matter submitted to a vote at the meeting for each share of common stock held. The affirmative vote of at least a majority of the shares of our common stock outstanding and entitled to vote is required to adopt the merger agreement. Mr. Benhamou, who owns approximately 64.2% of our outstanding common stock, has agreed to vote his shares in favor of the proposal to adopt the merger agreement.

EFFECTS OF THE MERGER

         If the merger is adopted by the stockholders and the other conditions to the closing of the merger are either satisfied or waived, we will be merged into Acquisition LLC, with Acquisition LLC being the surviving entity in the merger. After the merger, all of our capital stock will be held by Aurafin.

         If the merger is completed, each share of our common stock issued and outstanding at the closing of the merger will be canceled and converted into the right to receive $14.00, except for shares held by dissenting stockholders who have perfected their appraisal rights under Delaware law, and except for shares held by Aurafin, Acquisition LLC or any other wholly owned subsidiary of Aurafin, or any subsidiary of OroAmerica. In addition, at or immediately before the closing of the merger, each holder of a then-outstanding option to purchase shares of our common stock, regardless of whether the stock option is then exercisable, will be entitled to receive in exchange for that option a cash payment equal to the amount by which the $14.00 merger price exceeds the per-share exercise price of the option. Each holder of an option will be required to execute a cancellation agreement with us with respect to the option in order to receive this cash payment. The $14.00 per-share price would be reduced on a proportional basis among stockholders and option holders if the total professional fees and expenses we pay in connection with negotiating and completing the merger exceed $1.5 million. We do not currently anticipate that these fees and expenses will exceed that amount.

           Upon the closing of the merger, our common stock will no longer be quoted on the Nasdaq National Market, and the registration of our common stock under the Securities Exchange Act of 1934 will be terminated.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

         A special committee consisting of two independent, non-management directors and our entire board of directors have carefully reviewed and considered the terms and conditions of the merger and the merger agreement, as well as the opinion of our financial advisor, Houlihan Lokey Howard & Zukin, and determined that the merger agreement is advisable and fair to and in the best interests of OroAmerica and its stockholders, and that the merger consideration to be received by our stockholders in the merger is fair to the stockholders. Both the special committee and our board of directors have unanimously approved the merger and the merger agreement and recommend that our stockholders vote in favor of the proposal to adopt the merger agreement. For more information on the reasoning of the board and the special committee, see "The Merger--Reasons for the Merger; Recommendation of the Special Committee and the Board."

OPINION OF FINANCIAL ADVISOR

         At a meeting of our board of directors held on April 24, 2001, Houlihan Lokey Howard & Zukin, our financial advisor, delivered a written opinion to us as to the fairness, from a financial point of view, as of the date of that opinion, of the cash consideration to be paid in the merger to our public stockholders. The full text of this written opinion is attached to this proxy statement as Annex B. We encourage you to read carefully this opinion for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. THE OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN IS DIRECTED ONLY TO THE MATTERS DESCRIBED IN THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW A STOCKHOLDER SHOULD VOTE ON ANY MATTER AT THE SPECIAL MEETING. For a discussion of the financial advisor's opinion, see "The Merger--Opinion of Financial Advisor."

THE VOTING AGREEMENT

         Mr. Benhamou has entered into a voting agreement with Aurafin under which he has agreed to vote all of the shares of our common stock he owns in favor of the merger agreement proposal. The voting agreement will remain in effect as long as the merger agreement is in effect. Mr. Benhamou has the power to vote approximately 64.2% of our outstanding shares of common stock. This exceeds the percentage of shares necessary to approve the merger agreement proposal. For more discussion regarding Mr. Benhamou's interests in the merger, see "The Merger--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As of the record date, Mr. Benhamou owns 3,400,000 shares of our common stock and will receive a total of $47.6 million for these shares in the merger. In addition, Mr. Benhamou's two children are beneficiaries of a trust that owns 73,560 shares of our common stock. This trust, of which one of our directors is a trustee, will receive a total of $1,029,840 for these shares in the merger. Our executive officers and directors other than Mr. Benhamou also own as of the record date a total of 124,750 shares of our common stock and will receive a total of $1,746,500 for these shares in the merger. In addition, our directors and executive officers hold options to acquire a total of 386,000 shares of common stock, with exercise prices ranging from $4.125 to $12.50 per share, for which they will receive additional consideration upon cancellation of these options pursuant to the merger agreement. For greater detail on these matters, see "The Merger Agreement--Treatment of Outstanding Stock Options" and "Information Regarding OroAmerica."

         In connection with the merger, Mr. Benhamou will enter into a four-year non-competition agreement with Aurafin and Acquisition LLC, under which he will receive a total of $1 million, payable in $250,000 installments on each anniversary of the agreement. Mr. Benhamou also will enter into an employment agreement with Aurafin, under which he will serve as President of the surviving entity in the merger at a salary of $250,000 per year.

        Under the terms of an agreement entered into in August 1996, Shiu Shao, our Chief Operating Officer, Chief Financial Officer and Vice President, will be entitled to certain payments if he is terminated by us at any time after we signed the merger agreement or by Acquisition LLC within three years after the merger, subject to certain exceptions. The agreement with Mr. Shao provides for a payment of three times the average of his annual salary and bonus for the three fiscal years immediately preceding the change in control, reduced to the extent necessary to prevent the payments made to Mr. Shao from exceeding certain limits imposed by the Internal Revenue Code.

         In connection with the merger we intend to forgive Mr. Shao's obligations under a $190,000 loan we made to him in August 1998 to assist him in exercising an incentive stock option. We also understand that Mr. Shao may be offered employment by Acquisition LLC following the merger, although the terms of this employment have not as yet been determined.

         The merger agreement provides that Acquisition LLC will indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law, under our certificate of incorporation or bylaws and under any agreement we had in effect immediately before the date of the merger agreement. In addition, our directors and officers will be provided with continuing directors' and officers' liability insurance coverage for a period of six years following the merger.

         For additional information regarding the above interests, see "The Merger--Interests of Certain Persons in the Merger." Our board of directors and the special committee were aware of these interests and considered them, among other matters, when approving the merger agreement.

CONDITIONS TO THE MERGER

         We will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

        -      the merger agreement being adopted by our stockholders;

        - the representations and warranties of each of the parties being true and correct in all material respects;

        -      no material adverse change in our business having occurred;

        - no governmental entity enacting any law or issuing any order that prohibits completion of the merger, requires Aurafin or Acquisition LLC to divest of any material portion of their assets or otherwise imposes material limitations on Aurafin's or Acquisition LLC's ability to effectively own and operate our business or assets;

        -      all required consents having been obtained;

        - Aurafin's receipt of the debt and equity financing proceeds described in the financing commitment letters described in the section entitled "The Merger--Financing of the Merger";

        - holders of not more than 10% of our outstanding common stock having perfected their appraisal rights under Delaware law;

        - Mr. Benhamou entering into the non-competition agreement and the employment agreement with Aurafin and Acquisition LLC;

        -      our net working capital being at least $49.5 million;

        - the cumulative negative amount of all net book-to-physical adjustments to the inventory shown on our financial statements from April 1, 2001 to the date of the merger closing being not more than $500,000, including any adjustments that result from a physical inventory to be completed on the day before the closing; and

        - our providing to Aurafin commitments for title insurance with respect to all of our real property, showing that we own fee simple title to that real property, subject only to easements, covenants and other restrictions that do not materially and adversely affect our current use of that real property.

        At any time before the merger is completed, to the extent legally allowed, we may waive compliance with any condition contained in the merger agreement to be satisfied by Aurafin or Acquisition LLC, without approval of our stockholders. Acquisition LLC and Aurafin also may, to the extent legally allowed, waive compliance with any condition to be satisfied by us under the merger agreement. As of the date of this proxy statement, we do not expect that any condition to the merger will be waived, either by us or by Aurafin or Acquisition LLC.

TERMINATION OF THE MERGER AGREEMENT

        The merger agreement may be terminated by the mutual written consent of Aurafin, Acquisition LLC and OroAmerica. In addition, any of us may terminate the merger agreement if the merger is not completed by August 31, 2001, unless the failure to complete the merger was the result of failure by the party seeking termination to comply with the merger agreement.

        Aurafin and Acquisition LLC may terminate the merger agreement if any condition to their obligation to complete the merger becomes impossible to fulfill other than for reasons within their control and not as a result of their breach of the merger agreement. Aurafin and Acquisition LLC also may terminate the merger agreement if our stockholders fail to adopt the merger agreement at the special meeting or our board of directors approves or recommends a superior third-party offer.

        We may terminate the merger agreement if any condition to our obligation to complete the merger becomes impossible to fulfill other than for reasons within our control and not as a result of our breach of the merger agreement. We also may terminate the merger agreement if before the vote on the merger agreement at the special meeting our board of directors approves a superior third-party proposal, provided that we have complied with our obligations to provide Aurafin with notice and the opportunity to match the superior proposal and, concurrent with the termination, pay a termination fee and reimburse Aurafin for the expenses it incurred in connection with the merger.

        Except as noted below, termination of the merger agreement will not affect the rights and remedies any party may have as a result of the breach of the merger agreement by other parties.

TERMINATION FEE

        If the merger agreement is terminated by Aurafin, Acquisition LLC or us because Aurafin and Acquisition LLC are unable to timely obtain the debt and equity financing provided in their financing commitments in order to complete the merger, and all other conditions to their obligations to complete the merger are satisfied or deemed to be satisfied, Aurafin will be required to pay us a $3 million termination fee. Aurafin placed $3 million into escrow for this purpose on April 25, 2001. If we collect this termination fee, we will be precluded from any remedy against Aurafin and Acquisition LLC to which we otherwise may be entitled for breach by Aurafin or Acquisition LLC of any representation or covenant with respect to the financing.

        We will be required to pay Aurafin a termination fee of $3.25 million, and reimburse Aurafin for its documented, out-of-pocket merger-related expenses of up to $3.75 million, if the merger agreement is terminated under any of the following circumstances:

        - Aurafin or Acquisition LLC terminates the merger agreement because our board of directors approves or recommends a third-party acquisition proposal;

        - we terminate the merger agreement because our board of directors, after giving Aurafin notice of and the opportunity to match a superior third-party proposal, has approved or recommended that superior third-party proposal;

        - a third-party acquisition proposal is made to us or otherwise becomes known before the merger agreement is terminated, that proposal is not withdrawn, Aurafin or Acquisition LLC terminates the merger agreement because the merger has not closed by August 31, 2001 or because a condition to their obligations has not been satisfied, we have committed a material and intentional breach of any of our obligations under the merger agreement and we enter into an agreement or complete any acquisition transaction with a third-party within 12 months after the merger agreement is terminated; or

        - Aurafin or Acquisition LLC terminates the merger agreement because holders of more than 10% of our outstanding common stock have perfected their appraisal rights under Delaware law, a third-party acquisition proposal is made to us or otherwise becomes known before the merger agreement is terminated, that proposal is not withdrawn, our board of directors fails to publicly recommend the merger with Aurafin within five days after being asked by Aurafin to do so, Aurafin and Acquisition LLC are unable to timely obtain the debt and equity financings provided in their financing commitments and we enter into an agreement or complete any acquisition transaction with a third party within 12 months after the merger agreement is terminated.

        If we pay this termination fee and expense reimbursement under the second bullet point above, Aurafin and Acquisition LLC will be precluded from any remedy against us to which they otherwise may be entitled because of the breach. See "The Merger Agreement--Termination Fees."

EXPENSES

        Each of the parties has agreed to pay its own costs and expenses in connection with the merger agreement, whether or not the merger is completed. However, if the merger is completed and our costs and expenses incurred for legal, accounting, investment banking, financial advisory and other professional fees and expenses associated with the merger, other than litigation related fees and expenses, exceed $1.5 million, then the $14.00 per share to be received by each stockholder in the merger, and the payments to be received by each holder of an option, will be reduced proportionally by the amount that these fees and expenses exceed $1.5 million. The amount of the reduction with respect to each stockholder and holder of an option will be determined by dividing the amount in excess of $1.5 million by the number of shares of our common stock outstanding immediately before the merger is completed, including for this purpose the shares of common stock that are issuable under all options with exercise prices of less than $14.00 per share. We do not currently expect these fees and expenses to exceed $1.5 million. See "The Merger Agreement--Expenses."

NO SOLICITATION OF COMPETING OFFERS

        The merger agreement restricts our ability to seek, initiate or solicit any competing acquisition or merger offers. However, we may engage in discussions and provide information to third parties that we have reason to believe are considering making a competing acquisition or merger offer if our board of directors or the special committee determines in good-faith, after consulting with our outside legal counsel and financial advisor, that the proposed transaction, if completed, would be more favorable to our stockholders and that financing for the proposed transaction, to the extent required, is reasonably capable of being obtained. We also must provide Aurafin with notice of any of these discussions, including the identity of the third party making the offer and the terms and conditions of the offer.

FEDERAL INCOME TAX CONSEQUENCES

        The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, and may also be a taxable transaction under state, local, foreign and other tax laws. For a discussion of the federal income tax consequences, see "The
Merger--Federal Income Tax Consequences of the Merger."

        TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT

        The merger is intended to be accounted for under the purchase method of accounting.

FINANCING OF THE MERGER

        The following arrangements are in place to provide Aurafin with the necessary financing to pay the merger consideration to our stockholders in exchange for their shares, as well as to provide Aurafin, Acquisition LLC and their subsidiaries with working capital and a source of precious metal for their on-going operations after the merger:

        Equity. Norwest Equity Partners VII, an affiliate of one of the members of Aurafin, will contribute $10 million as additional equity into Aurafin, which will be available to be used for the merger consideration.

        Debt. Aurafin has obtained the following commitments for debt financing:

        - Bank of America, N.A. has issued its commitment letter dated April 24, 2001 to Aurafin for a revolving line of credit in an amount not to exceed $80 million and for two term loans, one a real estate term loan and the other an equipment term loan, in a total amount not to exceed $9.4 million.

        - Toronto-Dominion Investments, Inc., an affiliate of Toronto-Dominion Bank, has issued its commitment dated April 24, 2001 to Aurafin to provide $25 million in the form of subordinated debt.

        - Sovereign Bank, Sovereign Precious Metals, Inc. and ABN AMRO Bank N.V. have issued their commitment dated April 24, 2001 to Aurafin to provide precious metals in an amount having a fair market value not to exceed $90 million or 285,000 fine troy ounces of gold, whichever is less. This commitment also contemplates a revolving line of credit during the period between May 1 through September 30 of each year in an amount not to exceed $4 million.

        For more information on these financing arrangements, see "The Merger--Financing of the Merger."

REGULATORY APPROVALS

        In order to complete the merger, OroAmerica and Aurafin were required to make certain filings with and receive authorizations from the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under federal antitrust laws. These filings were made on _____, 2001. The required 30-day waiting period will expire on ______, 2001 and may be extended if either agency requests additional information about the merger.

RIGHTS OF DISSENTING STOCKHOLDERS

        OroAmerica stockholders who follow certain procedural requirements of Delaware law may be entitled to receive cash in the amount of the "fair value" of their shares instead of the merger consideration offered pursuant to the merger agreement. The "fair value" of shares of OroAmerica common stock would be determined by a court under Delaware law and may be less or more than, or equal to, $14.00 per share.

        ANY OROAMERICA STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND MUST STRICTLY COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS PROVIDED BY DELAWARE LAW. THESE PROCEDURES ARE SUMMARIZED IN GREATER DETAIL IN "THE MERGER--RIGHTS OF DISSENTING STOCKHOLDERS" BELOW, AND THE RELEVANT TEXT OF THE DELAWARE APPRAISAL RIGHTS STATUTE IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT. WE ENCOURAGE YOU TO READ THE STATUTE CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL IF YOU INTEND TO EXERCISE YOUR APPRAISAL RIGHTS.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE

        This proxy statement is being delivered to OroAmerica stockholders in connection with the solicitation by the board of proxies to be voted at a special meeting of stockholders to be held on ______________, _________, 2001, at 9:00 a.m., local time, at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

        At the special meeting, our stockholders will consider and vote upon a proposal to adopt the merger agreement.

OROAMERICA SPECIAL COMMITTEE AND BOARD RECOMMENDATION

        BOTH A SPECIAL COMMITTEE CONSISTING OF TWO INDEPENDENT, NON-MANAGEMENT DIRECTORS AND OUR ENTIRE BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMEND THAT HOLDERS OF OUR COMMON STOCK VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS

        The board of directors has fixed the close of business on ______________, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were 5,294,598 shares of common stock issued and outstanding held by approximately __ holders of record. This number includes brokers, banks and other nominees who hold shares for other stockholders. Each holder of record of common stock at the close of business on the record date is entitled to one vote for each share then held.

QUORUM; REQUIRED VOTE

        The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions will be counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists. If you hold your shares of common stock through a broker, bank or other nominee, generally the nominee may vote the common stock that it holds for you only in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote only on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority with respect to the proposal to adopt the merger agreement. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes will be counted as shares present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.

        We must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock in order to approve the merger agreement proposal. Under applicable law, abstentions and broker non-votes will have the same legal effect as a vote against the proposal to adopt the merger agreement. If a properly executed proxy card is submitted and no instructions are given, the shares of common stock represented by that proxy card will be voted "FOR" the proposal to adopt the merger agreement.

        Concurrent with the execution of the merger agreement, Mr. Benhamou entered into a voting agreement with Aurafin. Under this agreement, Mr. Benhamou has agreed to vote of all of the shares of our common stock he owns in favor of the proposal to adopt the merger agreement. Mr. Benhamou currently owns 3,400,000 shares of our common stock, representing approximately 64.2% of our outstanding common stock. This exceeds the percentage of shares necessary for our stockholders to adopt the merger agreement.

PROXIES; SOLICITATION

        All shares represented by properly executed proxies that are received in time for the special meeting and that have not been revoked will be voted in accordance with the instructions indicated on those proxies. Proxies that do not contain voting instructions will be voted in favor of the proposal to adopt the merger agreement. In addition, the persons designated in the proxies will have the discretion to vote on matters incident to the conduct of the special meeting. If we propose to adjourn or postpone the special meeting, the persons named in the proxy card will vote all shares for which they have authority, other than those shares that have been voted against the proposal to adopt the merger agreement, in favor of adjournment or postponement.

        The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the special meeting. You may revoke a previously submitted proxy at any time before it is voted by (1) delivering a written notice of revocation to Ms. Betty Sou, Corporate Secretary, OroAmerica, Inc., 443 North Varney Street, Burbank, California 91502, (2) executing and delivering a subsequently dated proxy that is received before the special meeting or (3) voting your shares in person at the special meeting. Attendance at the special meeting will not by itself revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change or revoke your proxy.

        We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone, email or facsimile, or in person, but will receive no additional compensation for these services. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners by these persons, and we will reimburse these persons for their reasonable out-of-pocket expenses in connection with the solicitation.

                                   THE MERGER

BACKGROUND OF THE MERGER

        In June 1996, we were contacted by Michael Anthony Jewelers, Inc., a publicly held jewelry manufacturer and distributor that is comparable in size to us. Michael Anthony expressed an interest in acquiring us for a combination of cash and shares of its stock. We had not previously considered a sale or merger transaction, and, due to Michael Anthony's interest, we retained the investment banking firm of Koffler & Company as our exclusive financial advisor to assist us in our discussions with Michael Anthony and to advise us about other ways to enhance stockholder value.

        As part of its engagement, Koffler & Company contacted over 65 potential strategic and financial acquirers in order to stimulate interest in acquiring us. Other than Michael Anthony, only four of these parties expressed significant interest, and each of the four later decided not to pursue any possible acquisition transaction.

        On October 8, 1996, in response to a trade magazine article and other rumors about merger discussions between the two companies, we and Michael Anthony issued press releases acknowledging our merger discussions and confirming a tentative price of $7.50 per share. We were not contacted by any other potential acquirer as a result of the press releases. We failed to reach a final agreement with Michael Anthony, and our discussions with Michael Anthony were terminated in November 1996.

        Following the terminated talks with Michael Anthony, we continued our strategy of strengthening ourselves as an independent company by broadening our product offerings, introducing and offering higher margin products, improving our manufacturing efficiencies and consolidating our relationships with major customers through enhanced customer service and support. As part of this strategy, we acquired several small companies and product lines.

        In an effort to diversify, in 1997 we developed and introduced a line of premium cigars, and we also tested the market for high fashion perfume. Neither of these ventures was successful, and we discontinued the cigar business during 2000. More recently, we have begun developing a new direct marketing distribution channel to supply retailers in the U.S. with overnight delivery on over 40,000 SKUs of our gold jewelry products.

        We believe we have been reasonably successful in building the company in the difficult retail market in which we operate, and we believe that this success has not been reflected in the market price of our common stock. As a result, although we have not initiated discussions with potential acquirers and we have continued our efforts to develop as an independent company, we have been willing to consider the possible sale to a qualified buyer at an attractive premium price.

        In July 1999, Aurafin contacted us about a possible acquisition transaction. We told Aurafin that we might entertain discussions at a price of $15.00 per share, and Aurafin declined further discussions. The market price of our common stock during July 1999 ranged from $6.8125 to $7.375. Discussions with Aurafin were reopened late in September 1999, and we entered into a confidentiality agreement with Aurafin in November 1999, following which we provided confidential evaluation material about us to Aurafin and its advisors. No agreement was reached, and, in March 2000, we requested Aurafin to return this confidential material.

        In December 1999, we received an unsolicited invitation from an investor group to enter into discussions about a possible sale of our company for $60 million, or approximately $10.25 per share then outstanding, subject to due diligence and financing. We declined to enter into discussions with this group.

        In May 2000, Aurafin again contacted us about a possible acquisition. At that time, we also were considering making an effort to acquire a significant competitor other than Aurafin, as well as considering acquiring a privately owned jewelry company. On May 8, 2000, we engaged Houlihan Lokey Howard & Zukin as our exclusive financial advisor in connection with these possible transactions. We did not acquire the competitor, and our initial discussions with Aurafin in May 2000 and again in September 2000 did not lead to an agreement.

        During September 2000, a now defunct Internet-based jewelry company expressed an interest in acquiring us at a price of $13.00 per share. We were not interested in entering into negotiations with this company at that price.

        Aurafin contacted us again in December 2000 and stated that it was willing to consider paying $13.00 per share to acquire us, subject to obtaining financing. Our board of directors authorized us to enter into negotiations with Aurafin in order to attempt to obtain a higher price. In early January, Aurafin agreed to a $14.00 per-share price, and on January 8, 2001, we agreed to negotiate exclusively with Aurafin until February 15, 2001, which we later extended orally to February 28, 2001. Before January 8, 2001, the last reported trading in our common stock on the Nasdaq National Market occurred on December 29, 2000. The closing market price of our common stock as reported on the Nasdaq National Market for December 29, 2000 was $7.875.

        We received the first draft of the merger agreement from Aurafin's counsel on January 12, 2001. We continued negotiating exclusively with Aurafin even after the exclusivity period, and we did not solicit nor did we receive any other indications of interest during this period. The status of negotiations with Aurafin and the terms of the then-current draft of the proposed merger agreement prepared by Aurafin's counsel were discussed at a meeting of the board of directors held on February 26, 2001. At that meeting, the board authorized management to continue negotiations with Aurafin and appointed Mr. Arzoian and Mr. Rousso, the two independent non-management directors, to a special committee to provide the board with its recommendation with respect to the proposed merger agreement and merger transaction with Aurafin.

        Starting in January 2001, Aurafin conducted a comprehensive review of our historical records and other information that we gave to Aurafin as requested. The review was not substantially completed until just before the merger agreement was signed. During the same period, Aurafin was negotiating the terms of its financing commitments with its lenders, who, on April 24, 2001, provided written financing commitments to Aurafin. No substantial negotiations of the terms of the merger agreement took place between us and Aurafin from the end of February 2001, until the week of April 16, 2001, as Aurafin stated that it wanted to substantially complete its due diligence review before finalizing the merger agreement. The final terms of the merger agreement were agreed to on April 24, 2001. The closing price of our common stock on April 24, 2001 was $9.60. We and Aurafin announced the signing of the merger agreement before the market opened on April 25, 2001.

        At a meeting held on April 24, 2001, representatives of legal counsel to the special committee and the board reviewed the merger agreement and the other proposed merger terms with the special committee and the board. Houlihan Lokey provided the board of directors and the special committee with its opinion that the consideration to be received by our public stockholders in connection with the merger is fair to them from a financial point of view.

        The members of the special committee discussed the Aurafin proposal in full and unanimously recommended to the entire board of directors that it approve and adopt the merger agreement and the related transactions, including the voting agreement between Aurafin and Mr. Benhamou, and that the merger agreement be recommended for adoption by OroAmerica stockholders. The entire board then immediately convened and, after further discussion, unanimously determined that the merger is advisable, fair to and in the best interests of our stockholders. The board unanimously approved the merger agreement and the related transactions, including the voting agreement, and recommended it to the stockholders.

REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD

        Both the special committee of the board and the entire board of directors have unanimously recommended that our stockholders adopt the merger agreement. In recommending approval of the merger agreement to our stockholders, the special committee and the board consulted with legal counsel and financial advisors and considered a number of factors which it believed supported its recommendation. These factors included the following:

        - Our historical results of operations, financial condition, assets, liabilities, business strategy and prospects and the nature of the industry in which we compete, including our expectation that earnings for the fiscal year ending February 1, 2002 would be below our earnings for the previous fiscal year. Based upon their consideration of our operations and prospects and the nature of our industry, the special committee and the board concluded that it might take a considerable period of time, if ever, before the trading price of our shares would exceed and sustain the $14.00 per share offered.

        - The limited public float and low average daily trading volume of our common stock, the very limited number of market makers and investment banking firms preparing research reports with respect to us and the few comparable public companies against which investors could evaluate our performance, which the special committee and the board concluded would be reasonably likely to adversely affect the price at which shares of our common stock would trade for the foreseeable future.

        - The challenges, risks and insufficient benefits to our stockholders associated with attempting to build our company through acquisitions.

        - The fact that in 1996 we were in discussions to be acquired by Michael Anthony Jewelers at a price of $7.50 per share.

        - The extensive auction process conducted in 1996 while we were in discussions with Michael Anthony Jewelers, during which over 65 potential acquirers, including competitors and equity sponsors of leveraged buyouts, were contacted by Koffler & Company to determine their interest in acquiring us.

        - The fact that the auction process resulted in only four preliminary indications of interest and did not result in any final proposals for alternative transactions.

        - The potentially disruptive effect on our business of engaging in another auction process in response to Aurafin's expression of interest and the adverse effect that disruption would have on stockholder value.

        - The fact that we were approached in September 2000 by a now defunct start-up jewelry company about acquiring us at a price of $13.00 per share.

        - The fact that, to date, no third party has come forward with an alternative transaction proposal.

        - The opinion of Houlihan Lokey Howard & Zukin, dated April 24, 2001, that, as of that date, the consideration to be received by our public stockholders in the merger is fair to those stockholders from a financial point of view. The special committee and the board also considered Houlihan Lokey's presentation of its fairness opinion analyses to the board. In its review of the analyses performed by Houlihan Lokey, neither the special committee nor the board weighed each of the distinct analyses prepared by Houlihan Lokey separately, but rather considered them taken as a whole.

        - The relationship of the $14.00 per-share cash price offered in the merger to the current and historical market prices of our common stock, with the $14.00 per-share price representing a 47.4% premium over the closing price of our common stock on the last trading day before the merger agreement was signed, and a 51.7% premium over the 30-day average trading price of our common stock as of that date.

        - That repurchases of our shares during the last several years had been at prices substantially below $14.00 per share, with the highest price paid by us on any of these repurchases being $7.8914 per share.

        - That the $14.00 per-share price in the merger reflected a premium under the earnings based approach and the book value approach used by Houlihan Lokey as discussed below in the section entitled "--Opinion of Financial Advisor."

        - That the implied premiums based on the book value approach used by Houlihan Lokey were higher than those in comparable transactions considered by Houlihan Lokey, and that the implied premiums based on the earnings approach were in line with these other comparable transactions, as more fully discussed below in the section entitled "--Opinion of Financial Advisor."

        - The negotiations between us and Aurafin's investor group and their respective representatives, including negotiations that resulted in:

               - an increase in the per-share cash purchase price to be received by our stockholders;

               - our being entitled to a termination fee if Aurafin is unable to close the merger because they are unable to get the financing for the merger;

               - our having the right, under certain conditions, to engage in negotiations with, and supply information to, a person making a proposal for a superior acquisition transaction;

               - our having the right to terminate the merger agreement to accept a superior proposal if we pay a termination fee; and

               - a reduction in the termination fee initially sought by Aurafin in exchange for granting us the right to terminate the merger agreement as a result of a superior transaction.

        - The perception that Aurafin is a reputable buyer and is committed to consummating the transaction.

        - The nature of the financing commitments received by Aurafin's investor group with respect to the merger, including the identities of the institutions providing those commitments and their experience in completing transactions similar to the merger.

        - The fact that approval of the merger agreement requires the affirmative vote of a majority of our outstanding shares entitled to vote and that, under Delaware law, our stockholders have the right to exercise appraisal rights to receive the "fair value" of their shares if they dissent from the merger.

        - The fact that the consideration to be received in the merger is payable in cash, thereby eliminating uncertainties in valuing the consideration to be received by our stockholders.

        The board also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

        - The obligation of Aurafin to complete the merger is conditioned on financing being made available to them, which financing may not be available for reasons beyond their control.

        - The cash consideration to be received by stockholders will be taxable to them.

        - Following the merger, our stockholders will cease to have an interest in OroAmerica.

        Neither the special committee nor the board found it practicable to, nor did they, appraise our assets to determine a liquidation value for us. The special committee and the board consider OroAmerica a viable going concern business and did not consider the liquidation value as a relevant valuation methodology.

        The special committee and the board also considered the procedural aspects of approving the merger, including the voting agreement between Aurafin and Mr. Benhamou. The special committee and the board understand that our obligation to complete the merger is not conditioned upon the favorable vote of a majority of our stockholders other than Mr. Benhamou. Nevertheless, they determined that the merger is procedurally fair because the $14.00 per-share cash consideration and the other terms and conditions of the merger resulted from active arm's-length bargaining between representatives of OroAmerica and Aurafin. Mr. Benhamou's interests are substantially aligned with our other stockholders because all of his shares of our common stock would be converted into the right to receive $14.00 per share in cash on the same basis as our other stockholders. The special committee and the board also considered the other interests Mr. Benhamou will have with respect to the merger, including the payments to be received by him under the non-competition agreement and the employment agreement, but did not feel that these interests impacted Mr. Benhamou's decision with respect to the merger.

        In view of the wide variety of factors considered in evaluating the terms of the merger, neither the special committee nor the board found it practicable to, nor did they, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their conclusions. Furthermore, neither the special committee nor the board specifically identified those factors and analyses that supported fairness or their recommendations and those that may not. The determination to approve the merger was made after consideration of all of the factors and analyses as a whole. In addition, individual members of the special committee and the board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

        The board retained Houlihan Lokey Howard & Zukin to act as our financial advisor and to render to it a fairness opinion, from a financial point of view, of the consideration to be received by our public stockholders in the merger. We selected Houlihan Lokey as our financial advisor primarily because of its experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructuring and private placements of debt and equity securities.

        On April 24, 2001, Houlihan Lokey delivered its written opinion to the board to the effect that, as of that date and based on and subject to the assumptions, factors and limitations presented in the opinion and described below, the $14.00 per share in cash to be received by our public stockholders was fair, from a financial point of view, to those public stockholders. The full text of Houlihan Lokey's opinion is attached as Annex B to this proxy statement, and the description of the opinion set forth below is qualified in its entirety by reference to Annex B. We urge you to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Houlihan Lokey in connection with its opinion.

        Houlihan Lokey's written opinion is directed only to the cash consideration to be received by public stockholders in the merger and does not address the value of a share of our common stock or our underlying business decision to participate in the merger. Houlihan Lokey's written opinion also does not constitute a recommendation to any OroAmerica stockholder as to how a public stockholder should vote with respect to the merger agreement. In arriving at its opinion, Houlihan Lokey, among other things:

        - reviewed financial and other information that was publicly available or furnished to it by our management;

        - reviewed the merger agreement and the other principal agreements related to the transaction;

        - compared certain of our financial and securities data with various other companies whose securities are traded in public markets;

        - met with members of our senior management to discuss our financial condition and future prospects;

        - reviewed the historical market prices and trading volumes of our common stock;

        - reviewed publicly available prices and premiums paid in certain other business combinations it deemed comparable to the merger; and

        - conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion.

        In conducting its analysis and arriving at its opinion, Houlihan Lokey assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. Houlihan Lokey also assumed that the financial projections we provided for the year ending February 1, 2002 were reasonably prepared and reflected the best currently available estimates and judgments of our management as to our expected future financial results and condition. Houlihan Lokey did not make, nor was it furnished with, an independent valuation or appraisal of our assets or liabilities. No limitations were imposed by us, the special committee or our board of directors on the scope of Houlihan Lokey's investigation or the procedures to be followed by Houlihan Lokey in rendering its opinion.

        The opinion is necessarily based on business, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its analysis. In addressing the fairness, from a financial point of view, of the merger consideration to be received by our public stockholders, Houlihan Lokey employed a variety of generally recognized valuation methodologies and performed those which it believed were most appropriate for developing its opinion. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, the opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. This analysis resulted in the calculation of ranges of implied per share values for our common stock, and Houlihan Lokey did not consider that any particular implied value was by itself determinative of fairness. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that a review of selected portions of its analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached in its opinion.

        In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond our control. Any estimates contained in Houlihan Lokey's analyses do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than these estimates. Estimates of company values do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, Houlihan Lokey's opinion and presentation was one of many factors taken into consideration by the special committee and our board in making their decision to approve the merger agreement.

        The following is a brief summary of material analyses performed by Houlihan Lokey in connection with its written opinion delivered to the special committee and our board on April 24, 2001.

        PUBLIC STOCK PRICE INDICATION. Houlihan Lokey reviewed the daily trading activity, including price and volume, of our common stock for the 52-week period ended April 23, 2001. Houlihan Lokey noted that the highest closing price of our common stock during this period was $9.75 on April 20, 2001. Houlihan Lokey also noted that the average closing price for the 30 trading days immediately preceding and including April 23, 2001 was $9.23, and the average closing price for the five trading days immediately preceding and including April 23, 2001 was $9.42. The $14.00 per share merger price implies a control premium of 43.6%, 51.7% and 48.7% to the closing prices reviewed above, and a 47.4% premium to the closing price of our common stock on April 23, 2001.

        CONTROL PREMIUM ANALYSIS. Houlihan Lokey analyzed the implied control premium paid over the market price before announcement in selected merger and acquisition transactions completed between January 1, 2000 and December 31, 2000 involving the acquisition of either controlling or 100 percent interests in publicly held companies, including eight transactions in manufacturing businesses. The companies acquired in these eight transactions were Jostens Inc., Prima Toy & Leisure Group Ltd, Allied Leisure PLC, PlayCore Inc., Suunto Oyj, Pentech International Inc., Destron Fearing Corp, and Printrak International. This analysis yielded the following results:

         4TH QUARTER 2000 SUMMARY FIGURES
         Number of Transactions                             147
         Range                                              -96.4% to 255.2%
         Median                                             45.0%
         Mean                                               49.1%

         12 MONTH SUMMARY FIGURES (01/01/00 -- 12/31/00)
         Number of Transactions                             923
         Range                                              -96.4% to 432.4%
         Median                                             37.1%
         Mean                                               48.6%

         MANUFACTURING TRANSACTIONS TRAILING 12 MONTHS
         Number of Transactions                             8
         Range                                              4.4% to 76.6%
         Median                                             32.4%
         Mean                                               31.8%

        FUNDAMENTAL COMPANY VALUATION. Houlihan Lokey analyzed the implied control premium to be paid to our public stockholders based on the market values and trading multiples of selected publicly traded jewelry companies. The jewelry companies consisted of the following:

        -      D.G. Jewelry, Inc.;

        -      Dallas Gold & Silver Exchange, Inc.;

        -      LJ International, Inc.;

        -      Lazare Kaplan International, Inc.; and

        -      Michael Anthony, Inc.

        Houlihan Lokey compared the enterprise values of the comparable companies as multiples of their latest twelve months revenue, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings before interest and taxes, or EBIT, and an adjusted EBITDA, called stressed EBITDA, reflecting the cost of financing of inventory through gold consignment programs. Houlihan Lokey also compared the closing stock prices of each of the comparable companies as multiples of their projected fiscal 2001 earnings, where available. Secondarily, Houlihan Lokey compared the enterprise values of the comparable companies as multiples of their net book value. Enterprise value is equity market value plus total debt and the book value of preferred stock, less cash and cash equivalents. In each case mentioned above, Houlihan Lokey derived the implied price per share for OroAmerica based on the selected multiples. Given our anticipated decline in earnings for fiscal year 2002, Houlihan Lokey also analyzed the impact on the price per share if fiscal year 2002 results were the same as fiscal year 2001, and determined that the outcome would not materially change. Houlihan Lokey's selected multiples were based not only on the performance of the comparable public companies, but also with consideration to the fact our fiscal year 2001 financial results were impacted by start up expenses for our Jeweler Country catalog. EBITDA and projections for us were based upon estimates provided to Houlihan Lokey by our management. EBITDA projections for the comparable companies were based upon publicly available research analyst estimates. All multiples were based on closing stock prices on April 23, 2001. The ranges of multiples were as follows:

                                                                            SELECTED JEWELRY
                                                                        MANUFACTURING COMPANIES
                                                               ---------------------------------------
                                           SELECTED RANGE       AVERAGE          HIGH            LOW
------------------------------------------------------------------------------------------------------
Enterprise value as multiple of:
 Latest twelve months revenue               0.25x - 0.35x        0.43x           0.71x           0.28x
 Latest twelve months EBITDA                4.0x - 5.0x           7.0x           11.5x            2.9x
 Latest twelve months EBIT                  6.0x - 7.0x           7.7x           16.8x            3.1x
 Latest twelve months Stressed  EBITDA      5.0x - 6.0x          13.7x           37.4x            2.9x
 Net book value                             0.70x - 0.80x        0.48x           0.76x           0.26x
 Adjusted Net Book Value                    0.70x - 0.80x        0.47x           0.51x           0.43x
 Next fiscal year EBITDA                    4.0x - 5.0x           3.4x            5.0x            1.8x
 Next fiscal year EBIT                      6.0x - 6.5x           3.8x            5.8x            1.9x
------------------------------------------------------------------------------------------------------


        Based on the selected multiples above, Houlihan Lokey calculated an enterprise value and then added back the value of our average cash balance for the latest twelve months to reach a per share price of the common stock. Based on the multiples analyzed, the price per share of our common stock using an earnings analysis is in the range of $10.18 to $11.51, and the $14.00 per share price in the merger represents a control premium of 21.6% to 37.5%. Using a book value analysis, the price per share of our common stock is $7.64 to $9.31, representing a control premium of 50.4% to 83.1%.

        The Discounted Cash Flow Approach was not utilized in the valuation because we do not prepare multi-year forecasts and have not prepared projections beyond the next fiscal year.

        ANALYSIS OF SELECTED COMPARABLE MERGER AND ACQUISITION TRANSACTIONS. Houlihan Lokey analyzed selected comparable jewelry merger and acquisition transactions. The transactions were:

        -      HMS Jewelry Co Ltd./GoldOnLine International Inc.;

        -      NIGT Inc./United Ventures Group Inc.;

        -      Monet Group Inc./Liz Claiborne Inc.;

        -      WorldofWatches.com/Steinmetz Diamond Group;

        -      Heaven & Earth Jewelry/NewAgeCities.com;

        -      Fairchild International Inc./Dallas Gold & Silver Exchange Inc.;

        -      Jostens Inc./Investcorp;

        -      King Co./Seiko Corp/Fossil Inc.;

        -      Con-Tex Silver Imports Inc./Transun International Airways Inc.;

        -      LUXR Ltd./Maxnet Inc.;

        - Michael Anthony Jewelers Inc. (feature ring and bridal division)/Stuller Settings Inc.; and

        -      Town & Country Fine Jewelry Group Inc./Michael Anthony Jewelers
               Inc.

        Publicly disclosed information was limited in all but the Jostens/Investcorp transaction. Houlihan Lokey analyzed the multiple of the enterprise value in the Jostens/Investcorp transaction to EBITDA for the latest twelve months and revenue for the latest twelve months. Houlihan Lokey also compared the control premium paid in the Jostens/Investcorp transaction to the implied control premium in the merger based on the 30-day average closing price of our stock. This analysis provided the following results:

                                                                                               CONTROL
                                                  MULTIPLE OF ENTERPRISE VALUE TO              PREMIUM
                                             ----------------------------------------         ---------
                                             LATEST 12 MONTHS        LATEST 12 MONTHS
                                                 EBITDA                  REVENUE
         ----------------------------------------------------------------------------------------------
          OroAmerica/Aurafin merger               4.3x                     0.31x                 52%
          Jostens/Investcorp merger               6.8x                     1.1x                  38%
         ----------------------------------------------------------------------------------------------

        No company or transaction used in the "Fundamental Company Valuation" or "Analysis of Comparable Merger and Acquisition Transactions" as a comparison is identical to OroAmerica or the merger. Accordingly, an analysis of the results of these valuation analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies, comparable transactions or the business segment, company or transaction to which they are being compared. More specifically, Houlihan Lokey noted that the multiples in the Jostens transaction are higher than the implied multiples of the OroAmerica/Aurafin merger for several reasons, including:

        -      Jostens has an established brand name;

        -      Jewelry accounts for only a minority share of Jostens' business;
               and

        - Jostens is a larger company, with higher revenues and EBITDA and better profitability.

        The summary set forth above is not a complete description of the analyses performed by Houlihan Lokey but describes, in summary form, the principal elements of the presentation by Houlihan Lokey to our special committee and board of directors in connection with its opinion. The preparation of a fairness opinion involves various determinations about the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Houlihan Lokey was carried out in order to provide a different perspective on the acquisition and add to the total mix of information available. Houlihan Lokey did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Houlihan Lokey considered the results of the analyses together and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. The analyses performed by Houlihan Lokey are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

        Under the terms of the engagement letters dated May 8, 2000 and January 29, 2001, Houlihan Lokey has received $175,000 to date and will receive an additional $250,000 upon the closing of the merger.

        The engagement letter also provides that we will reimburse Houlihan Lokey for its reasonable out-of-pocket expenses incurred in connection with their engagement. In addition, we have agreed to indemnify Houlihan Lokey and its related parties from and against certain liabilities, including liabilities under the federal securities laws arising out of or in connection with their engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendations of the special committee and the board with respect to the merger, you should be aware that certain of our officers and directors have interests in connection with the merger that present them with actual or potential conflicts of interest, as summarized below. The special committee and the board were aware of these interests and did not view them either positively or negatively, but considered them among the other matters described above under "--Reasons for the Merger; Recommendation of the Special Committee and the Board." Except as described below, these persons have, to our knowledge, no material interest in the merger apart from those of our stockholders generally. See "Information Regarding OroAmerica" below for information on the shares of common stock owned by our directors and executive officers.

Agreements with Mr. Benhamou

        Mr. Benhamou and Aurafin have entered into a voting agreement, dated April 24, 2001, under which Mr. Benhamou has agreed to vote the 3,400,000 shares of our common stock owned by him, representing approximately 64.2% of our outstanding common stock, in favor of the merger. This exceeds the percentage of shares necessary to approve the merger agreement. The voting agreement also grants an irrevocable proxy to a representative of Aurafin to vote Mr. Benhamou's shares at the special meeting as additional assurance that Mr. Benhamou's shares will be voted in favor of the merger. The voting agreement remains in effect until the merger agreement is terminated or the merger closes.

        Mr. Benhamou has agreed to enter into a non-competition agreement with Aurafin and Acquisition LLC on the closing of the merger. Under the non-competition agreement, for a period of four years following the closing of the merger, Mr. Benhamou will be prohibited from directly or indirectly engaging in certain competitive business activity in the United States and Canada, including the following:

        - engaging in, owning or having any financial interest in any entity that sells any line of karat gold or sterling silver jewelry without stones that was sold by us or is then sold by Aurafin or any of their affiliates, although he will be allowed to own up to 4.9% of the stock of any company whose shares are publicly traded;

        - soliciting or inducing any of our employees, any employees of Aurafin or any employees of their affiliates to terminate their employment or become employed by any company engaged in a competing business;

        - contacting current or former customers, vendors or suppliers in a way that is intended to cause them to modify their business relationship with the surviving entity; and

        - serving on the board of directors or being employed by or hired as a consultant or independent contractor to any person or entity engaged in a competing business, subject to certain limited exceptions.

        In exchange for these non-competition covenants, Mr. Benhamou will receive from Acquisition LLC a total of $1 million, to be paid in four equal annual installments of $250,000 on each anniversary of the closing of the merger.

        Mr. Benhamou also has agreed to enter into an employment agreement with Aurafin and Acquisition LLC on the closing of the merger, under which he will serve as the President of the surviving entity following the merger on an at-will basis. Mr. Benhamou will receive a salary of $250,000 per year under this employment agreement and be entitled to participate in any employee benefit plans of the surviving entity. The employment agreement will be terminable by either party at any time on 30 days' prior notice, and the surviving entity will have no continuing obligation under the employment agreement after it is terminated. The employment agreement will provide that Mr. Benhamou's current employment agreement with us, as well as his tax indemnification agreement, will be terminated, and that Mr. Benhamou will assign to us or the surviving entity any rights he may have in any inventions used by us. The employment agreement also will contain mutual releases between Mr. Benhamou and the surviving entity, as our successor, for the period before the effective time of the merger.

Arrangements with Mr. Shao

        In August 1996, we entered into an agreement with Shiu Shao, our Chief Operating Officer, Chief Financial Officer and Vice President, which provides for payments to him if he is terminated after we have a change in control or a potential change in control. A potential change in control occurred at the time we signed the merger agreement. Under this change-in-control agreement, Mr. Shao is entitled to certain payments from us if his employment is terminated within three years after the merger, unless the termination is (1) because of his death or disability, (2) by us or Acquisition LLC, as our successor, for "cause," as defined in the agreement or (3) by him other than for "good reason," also as defined in the agreement. The agreement with Mr. Shao provides for a payment of three times the average of his annual salary and bonus for the three fiscal years immediately preceding the change in control, reduced to the extent necessary to prevent the payments made to Mr. Shao from exceeding the limits imposed by Section 280G of the Internal Revenue Code.

        In August 1998, we loaned $190,000 to Mr. Shao to assist him in exercising an incentive stock option that was about to expire. The loan is full recourse against Mr. Shao, bears interest at 7.35% per year, payable quarterly, and is secured by a security interest in the 60,750 shares of common stock he purchased upon the exercise of the option. The loan is due in a lump sum in August 2001 or earlier if Mr. Shao's employment with us is terminated for any reason. However, in connection with the merger, we have agreed to forgive
Mr. Shao's obligation to repay this loan.

        We also have been informed that Mr. Shao may be offered employment with Acquisition LLC following the merger. The terms of this employment have not been finalized.

Stock Options; Option Cancellation Agreements

        The merger agreement provides that each outstanding option to purchase shares of our common stock, whether or not then exercisable or vested, that has been granted under our current option plans, including those granted to our directors and executive officers, will become fully vested and exercisable. Each option will be canceled at the closing of the merger, under option cancellation agreements to be entered into with all the holders of options, and the holders will be paid as consideration for canceling the options an amount in cash equal to the difference between $14.00 and the exercise price of the option, less any proportional adjustments for excess merger fees and expenses. Options with an exercise price share of $14.00 or more will be canceled without any payment. Under the merger agreement, we have agreed to use our reasonable efforts to facilitate the cancellation of the options.

        Included in the options to be canceled at the closing of the merger are options to purchase 35,000 shares of our common stock that were granted in December 2000 at an exercise price of $7.375 per share. The exercise of these options was made subject to stockholder approval at our next annual meeting of an amendment to our 1998 stock option plan increasing the maximum number of shares of common stock we are permitted to issue under that plan from 500,000 to 535,000. Because these options are now being canceled without our issuing any shares of common stock under the plan, we will not be seeking stockholder approval of the amendment of the plan and the exercise of these options will no longer be subject to that amendment.

        The following chart indicates the number of shares subject to stock options currently held by each of our executive officers and directors and the amount of the cash payment they will receive in exchange for canceling all of the options held by them:

                                   NUMBER OF SHARES      CASH PAYMENT
       NAME                       SUBJECT TO OPTIONS       AMOUNT(1)
       ----                       ------------------     ------------
Guy Benhamou ..........                    --                    --
Shiu Shao(2) ..........               355,000            $2,221,875
Bertram Massing(3) ....                 8,000            $   66,562
David Rousso ..........                13,000            $  120,000
John Arzoian ..........                10,000            $   71,875

        (1) Based on the difference between $14.00 and the exercise price per share of the option.

        (2) Includes an option to purchase 21,875 shares that was granted in December 2000 subject to the stockholders approving an amendment increasing the number of shares of common stock issuable under our 1998 stock option plan.

        (3) Does not include an option to purchase 10,000 shares of common stock with an exercise price of $14.25 per share, which will be canceled without any payment.

Indemnification and Director and Officer Liability Insurance

        The merger agreement provides that Acquisition LLC will indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law, under our certificate of incorporation or bylaws and under any agreement with us as in effect immediately before the date of the merger agreement. In addition, our directors and officers will be provided with continuing directors' and officers' liability insurance coverage for a period of six years following the merger. For more information, see "The Merger Agreement--Other Agreements."

FINANCING OF THE MERGER

        Completion of the merger is subject to a number of conditions including Aurafin's receipt of financing proceeds (1) to pay the stockholders of OroAmerica the merger consideration in exchange for canceling their shares and
(2) for working capital to pay for the on-going operations of Aurafin, Acquisition LLC and their subsidiaries after the merger. In addition, Aurafin, Acquisition LLC and their subsidiaries will require a source of precious metal for their on-going operations.

        The expected sources for these funds are a combination of equity and debt as follows:

        Equity. Norwest Equity Partners VII, an affiliate of one of the members of Aurafin, will contribute $10 million as additional equity into Aurafin, which will be available to be used for the merger consideration.

        Debt. Aurafin has obtained the following commitments for debt financing:

        - Bank of America, N.A. has issued its commitment letter dated April 24, 2001 to Aurafin for a revolving line of credit in an amount not to exceed $80 million and for two term loans, one a real estate term loan and the other an equipment term loan, in a total amount not to exceed $9.4 million. The material terms of this financing are anticipated to be as follows:

               - The proceeds of the revolving line of credit may be used both for merger consideration and working capital purposes, and the proceeds of the term loans may be used for merger consideration.

               - The actual amount available under these loans will be subject, (1) in the case of the revolving line of credit, to the amount of Aurafin's qualified accounts receivables and (2) in the case of the term loans, to the appraised value of certain real estate and equipment as approved by Bank of America.

               - Each of the loans has a maturity of three years after the closing of the loans, with scheduled principal reductions prior to maturity for the term loans.

               - The revolving line of credit and the term loans will bear interest at either (1) the commercial prime lending rate, or base rate, of Bank of America or (2) the applicable LIBOR base rate plus, in either case, a designated margin. Initially, the designated margin will be 25 basis points (.25%), for base rate borrowings, 225 basis points (2.25%) for LIBOR based revolving loans and 250 basis points (2.50%) for LIBOR based term loans. After an initial period, the designated margin will vary with Aurafin's financial performance.

        - Toronto-Dominion Investments, Inc., called TD below, an affiliate of Toronto-Dominion Bank, has issued its commitment dated
               April 24, 2001 to Aurafin to provide $25 million in the form of subordinated debt. The material terms of this financing are anticipated to be as follows:

               - The proceeds of this subordinated debt may be used to pay the merger consideration.

               - In connection with this funding, TD will receive membership units in Aurafin in an amount equal to 8% of the equity interest in Aurafin. TD will be provided with certain preemptive, registration and other related rights with respect to these units as agreed to with Aurafin.

               - The subordinated debt is scheduled to mature four years after the closing of the financing, subject to a one-time extension if the maturity of the loans provided by Bank of America and the loans from Sovereign Bank, Sovereign Precious Metals, Inc. and ABN AMRO Bank N.V. described below are extended.

               - There is no scheduled principal reduction of the subordinated debt prior to its scheduled maturity.

               - Except as set forth below, the subordinated debt bears interest at the rate of 15% per year, so long as there is no event of default.

               - After the second anniversary of the closing of the subordinated debt transaction, the subordinated debt will bear interest at 17% if and for so long as Aurafin has failed to prepay at least $5 million of the Bank of America real estate term loan. This prepayment is to come either from the sale of certain real estate assets or from new equity contributions by the members of Aurafin.

               - With respect to interest payments, Aurafin may elect to pay 12% in cash, and the other 3% in kind with additional subordinated notes also bearing interest at the rate of 15% per year.

        - Sovereign Bank, Sovereign Precious Metals, Inc. and ABN AMRO Bank N.V. have issued their commitment dated April 24, 2001 to Aurafin to provide precious metals in an amount having a fair market value not to exceed $90 million or 285,000 fine troy ounces of gold, whichever is less. This commitment also contemplates a revolving line of credit during the period between May 1 through September 30 of each year in an amount not to exceed $4 million. The material terms of this financing are anticipated to be as follows:

               - The actual amount available under this revolving line of credit will be subject to the amount of available non-gold inventory at any one time meeting criteria agreed to among these lenders and Aurafin.

               - The facilities expire on the third anniversary of the closing of the financings.

               - The revolving line of credit will bear interest at either (1) the higher of the commercial prime lending rate, or base rate, of Sovereign Bank or (2) the applicable LIBOR based rate plus, in either case, a designated margin. Initially, the designated margin will be 25 basis points (.25%) for base rate borrowings and 225 basis points (2.25%) for LIBOR based revolving loans. After an initial period, the designated margin will vary with Aurafin's financial performance.

        Aurafin will pay a daily consignment fee for precious metal equal to the consignment base rate as determined by Sovereign Bank or Sovereign Precious Metals, Inc., plus the applicable consignment margin. It is contemplated that initially the applicable consignment margin will be 225 basis points (2.25%). After an initial period, it is anticipated that the applicable consignment margin will be calculated with reference to a grid based on Aurafin's financial performance.

        The financings described above are expected to be secured by a lien upon substantially all of the assets of Aurafin and its domestic subsidiaries, as well as a pledge of the stock of the domestic subsidiaries and a guaranty of this indebtedness by Aurafin's domestic subsidiaries.

There will be an agreement among the lenders with respect to various matters, including the relative lien priority of each item of collateral.

        The funding of the respective loan commitments of Bank of America, TD, Sovereign Bank, Sovereign Precious Metals, Inc. and ABN AMRO Bank N.V. are each contingent upon the closing of all of the other loan commitments and are also subject to certain customary and usual conditions, including the following:

        - preparation, execution and delivery of definitive loan documents including representations, warranties, covenants, events of default and intercreditor and subordination agreements substantially in the forms attached to the respective commitment letters, and other terms satisfactory to the lenders. The definitive loan documents are expected to contain usual and customary covenants, including restrictions on the ability of Aurafin and its subsidiaries to incur additional debt, grant liens, make distributions, merge or engage in transactions outside the ordinary course of business, engage in sale and leaseback transactions or make capital expenditures in excess of certain agreed upon amounts. In addition, Aurafin and its subsidiaries would affirmatively agree to meet reporting requirements, comply with specified financial covenants, maintain legal existence and properties, and maintain insurance on those properties, and operate in compliance with applicable laws, including ERISA and environmental laws.

        - there having been no material adverse change in the financial condition, business or affairs of Aurafin, OroAmerica or their domestic subsidiaries; nor the occurrence of any event that could materially adversely effect the ability of Aurafin, OroAmerica or their domestic subsidiaries to repay their obligations to the lenders; nor the occurrence of any event with respect to any foreign subsidiary of Aurafin or OroAmerica or their domestic subsidiaries that could result in a material adverse change to or material adverse effect upon Aurafin, OroAmerica or their domestic subsidiaries;

        - the merger having closed substantially in accordance with the terms of the merger agreement provided to the lenders, and upon terms otherwise acceptable to the lenders;

        - the lenders having perfected liens upon substantially all of the assets of OroAmerica, Aurafin and their subsidiaries located in the United States, subject in certain instances to limited liens in favor of other parties, but otherwise with a lien priority superior to other persons;

        - the merger having received all necessary regulatory approval and corporate or partnership authorization;

        - the capital structure of Aurafin at the time of closing of the merger, and after giving effect to the issuance of the units to TD as described above, being acceptable to the lenders, and the terms of the ancillary preemptive, registration and other typical rights as agreed to among Aurafin, its members and TD being acceptable to the lenders;

        - certain members of Aurafin entering into agreements with Bank of America to repay to Aurafin certain distributions made to those members if certain financial covenants in the definitive loan documents with Bank of America are not met;

        - at the time of closing of the merger, Aurafin having sufficient collateral securing the Bank of America financing to enable Aurafin to borrow amounts under the revolving line of credit in excess of the funds borrowed on the date of closing;

        - a total of $12.5 million in existing indebtedness of Aurafin being converted into equity of Aurafin;

        - at the time of closing OroAmerica having on hand, immediately after giving effect to the merger, net working capital (calculated as total current assets less total current liabilities) of no less than $49.5 million;

        - the transaction contemplated by the financing commitments, including the merger, occurring on or before August 31, 2001.

        Aurafin expects to repay the debt described above from cash flow from its operations or from proceeds from new debt or equity financings, or from both of these sources, and, in the case of Bank of America real estate term loan, from the sale of certain real estate.

        If one or more of the conditions to the various fundings are not satisfied, one or all of the lenders could elect not to provide the financing to Aurafin as contemplated by the commitments described above. If one or more of these lenders do not provide financing in the amounts described above, and no suitable replacement can be timely found, the financing condition contained in the merger agreement will not be satisfied. No alternative financing arrangements or plans exist at this time in case the financing arrangements discussed in this section are not realized.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following summary of the material United States federal income tax consequences relating to the merger is based upon laws, regulations and decisions currently in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. This summary may not be fully applicable to persons in special tax situations, such as financial institutions, insurance companies, tax-exempt entities, regulated investment companies, dealers in securities or currencies, persons who acquired shares of our common stock as part of a hedge, "straddle," conversion transaction or other integrated transaction, non-U.S. individuals and entities, persons who hold our common stock through a partnership or other pass-through entity, persons holding our common stock pursuant to the exercise of employee stock options or otherwise as compensation, or persons exercising dissenters' rights. In addition, this summary does not address the application of any foreign tax laws or tax laws of any state or political subdivision of the United States.

        THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE IMPORTANT TO YOU BASED ON YOUR INDIVIDUAL CIRCUMSTANCES AND DOES NOT ADDRESS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAX LAWS. BECAUSE YOUR CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO

CONSULT YOUR OWN TAX ADVISOR TO DETERMINE HOW THE RULES DISCUSSED BELOW APPLY TO YOU AND THE PARTICULAR EFFECT TO YOU OF THESE TAX LAWS AND STATE, LOCAL AND OTHER TAX LAWS. FOREIGN STOCKHOLDERS SHOULD CONSULT WITH LOCAL ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER.

        The receipt of cash for shares of our common stock in the merger should be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code. An OroAmerica stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the shares of common stock surrendered. Gain or loss will be capital gain or loss if the shares of common stock constitute capital assets in the hands of the exchanging holder. The capital gain or loss will be long-term capital gain or loss if the shares of common stock surrendered in the merger have been held for more than one year at the time of the merger. For non-corporate stockholders that have held their shares for more than one year, either a 20% or a 10% capital gains rate generally will apply to any gain, depending on the amount of taxable income of the stockholder for that year. For non-corporate stockholders that have held their shares for one year or less, any gain will be taxed at the same rates as ordinary income. Capital loss generally is deductible only to the extent of capital gain plus ordinary income of up to $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

        For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rate as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

        Employees and directors who hold stock options to acquire our common stock will recognize ordinary income equal to the gross amount of cash received upon cancellation of their options, determined as set forth under the section entitled "The Merger Agreement--Treatment of Outstanding Stock Options." The actual amount of cash received by an employee upon cancellation of the options will be net of applicable withholding taxes. Non-employee directors are not subject to withholding with respect the cash received by them upon the cancellation of their options.

        Payments of cash to a stockholder in exchange for shares of our common stock owned by the stockholder may be subject to a backup withholding tax at a rate of 31%, unless the stockholder:

        -      is a corporation or comes within certain other exempt categories;
               or

        - provides a correct taxpayer identification number to the payer, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any backup withholding tax collected does not constitute additional tax and is creditable against the stockholder's United States federal income tax liability, provided certain conditions are met. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Stockholders should consult with their own tax advisers as to the qualifications and procedures for exemption from backup withholding.

ACCOUNTING TREATMENT

        The merger is expected to be accounted for under the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States. Under this method of accounting, the aggregate consideration paid by Aurafin in connection with the merger will be allocated to our assets and liabilities based on their fair values, with any excess or deficit being treated as goodwill. Goodwill for this type of acquisition is generally amortized in equal installments over a period of time. Our assets and liabilities and results of operations will be consolidated into Aurafin's assets and liabilities and results of operations from the date of the merger.

REGULATORY APPROVALS

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the premerger notification rules issued by the Federal Trade Commission, certain transactions, including the merger, may not be consummated until notification and report forms pursuant to that Act have been filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and a 30-day waiting period requirement has been satisfied or is earlier terminated. OroAmerica and Aurafin each have filed the required notifications and reports with these federal antitrust regulatory authorities, and the 30-day waiting period commenced on _______, 2001. At any time before or after the merger, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the merger, to rescind the merger or to require either us or Aurafin to divest substantial assets. Neither we nor Aurafin believes the merger will violate antitrust laws or will be enjoined. However, we cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

        We are not aware of any other federal or state regulatory approvals that are required to be obtained that have not already been obtained, or any regulatory requirements that must be complied with, in connection with the merger, except for the requirements of Delaware law to obtain stockholder approval of the merger agreement.

RIGHTS OF DISSENTING STOCKHOLDERS

        Delaware law provides that, if the merger is completed, a holder of record of shares of our common stock who objects to the terms of the merger may file a petition in Delaware and seek an appraisal of the fair value of that holder's shares. The following is a summary of the material provisions of Delaware law regarding appraisal rights. A copy of the pertinent provisions of Delaware law is attached to this document as Annex C. If you fail to take any action required by Delaware law, your rights to an appraisal will be waived or terminated.

        Electing Appraisal Rights. To exercise appraisal rights, the record holder of our common stock must:

        - deliver a written demand for appraisal to us before our stockholders vote on the merger agreement;

        - continuously hold shares from the date of demand through the effective date of the merger; and

        -      not vote in favor of the merger agreement.

        A proxy or vote against the merger agreement does not constitute a demand to exercise appraisal rights. A stockholder demanding appraisal rights must do so by a separate written demand. This demand must reasonably inform us of the identity of the holder of record and that the stockholder demands appraisal of his or her shares.

        If you deliver a proxy that has been left blank, the proxy will be voted FOR the merger agreement, unless the proxy is revoked before the vote is taken. Therefore, if you intend to exercise your appraisal rights and you vote by proxy, you must not leave the proxy blank. You should either vote AGAINST the merger agreement or ABSTAIN from voting for or against the merger agreement.

        The demand must be delivered to OroAmerica, Inc., 443 North Varney Street, Burbank, California 91502, Attention: Betty Sou, Corporate Secretary.

        Only Record Holders May Demand Appraisal Rights. Only the record holder of our common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

        - If stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

        - If stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all.

        - An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that the agent is acting as agent for the owner or owners of record.

        - A holder of record, such as a broker, who holds stock as a nominee for beneficial owners, may exercise a holder's right of appraisal with respect to stock held for all or less than all of the beneficial owners. In that case, the written demand should set forth the number of shares of common stock covered by the demand. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the record holder.

        Notification of Merger's Effectiveness. Within ten days after the effective time of the merger, Acquisition LLC, as the surviving entity in the merger, will send notice of the effectiveness of the merger to each person who has satisfied the above conditions.

        Court Petition Must Be Filed. Within 120 days after the effective time of the merger, any former OroAmerica stockholder who has satisfied the above conditions regarding appraisal rights may file a petition in the Delaware Court of Chancery demanding that the fair value of the stockholder's common stock be determined. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their appraisal rights within the time periods prescribed by Delaware law. Acquisition LLC, as the surviving entity, must also be served with a copy of the petition.

        Notification Regarding Shares Not Voted For Merger. Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercising appraisal rights is entitled, upon written request, to receive a statement setting forth the total number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal have been made and the total number of holders of this stock. The surviving entity in the merger is required to mail this statement within ten days after (1) it receives the written request or (2) the period for delivery of demands expires, whichever is later.

        Appraisal Proceeding by Delaware Court. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights. The court will appraise the stock owned by the stockholders and determine its fair value. In determining fair value, the court will exclude any element of value arising from the merger being expected or completed. The court also will determine the amount of interest, if any, to be paid upon the value of the stock to the stockholders entitled to appraisal.

        Any judicial determination of the fair value of our common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of our stock, including asset values, the investment value of our stock, and any other valuation considerations generally accepted in the investment community. The value determined by the court for the stock could be more than, less than, or the same as the merger consideration. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all stock entitled to appraisal.

        Effect of Appraisal Demand on Voting and Right to Dividends. Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date before the effective time.

        Loss, Waiver or Withdrawal of Appraisal Rights. OroAmerica stockholders lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder also will lose the right to an appraisal by delivering to us written withdrawal of the demand for appraisal and an acceptance of the merger. In addition, any attempt to withdraw that is made more than 60 days after the effective time of the merger requires the written approval of Acquisition LLC as the surviving entity. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger agreement.

        Dismissal of Appraisal Proceeding. If an appraisal proceeding is timely instituted, that proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

        Tax Treatment of Dissenting Stockholders. Any stockholder who effectively dissents and receives cash for his or her shares will recognize a gain or loss for federal income tax purposes equal to the amount by which the cash received for those shares exceeds or is less than the stockholder's adjusted tax basis for the shares. The amount of gain or loss, if any, will be treated as ordinary income or loss, or long or short-term capital gain or loss, depending on the length of time the shares were held by the stockholder and on whether the shares are held as a capital asset by the stockholder.

        Aurafin has the right not to complete the merger if holders of more than 10% of our outstanding shares of common stock properly elect to exercise appraisal rights pursuant to Delaware law.

TRANSACTIONS BETWEEN THE PARTIES

        Except as described above under "The Merger--Background of the Merger," there are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the past three years between us and Aurafin, other than confidentiality agreements and the merger agreement described in this proxy statement.

CERTAIN PROJECTIONS PROVIDED TO AURAFIN

        In response to Aurafin's due diligence requests, we provided Aurafin with certain projections we prepared of our future financial performance for the monthly periods from February 2001 to September 2001. These financial projections also were provided by Aurafin to prospective lenders in connection with arranging financing for the transaction. The material portions of these projections are summarized below.

        The statements regarding our financial projections constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbors created under these sections. In light of the significant uncertainties inherent in forward-looking financial information of any kind, our including this information in this document should not be regarded as a representation that the financial projections will be achieved. You are cautioned that these financial projections should not be regarded as fact and should not be relied upon as an accurate representation of future results. The projections were not examined, reviewed or compiled by PricewaterhouseCoopers, LLP, our independent auditors. PricewaterhouseCoopers, LLP assumes no responsibility for the projections, they do not express any opinion or any other form of assurance on the projections and they disclaim any association with the projections. The projections were not prepared in accordance with the standards for prospective financial information established by the American Institute of Certified Public Accountants. The financial projections were prepared for internal budgeting and planning purposes and not for the purposes of the proposed merger or with a view toward public disclosure. They were based on numerous subjective estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. Further, there have been and will be differences between actual and forecasted results, and these differences may be material. As disclosed elsewhere in this document under "Forward-Looking Statements," our business and operations are subject to substantial risks which increase the uncertainty inherent in the financial projections. Any of the factors disclosed under "Forward-Looking Statements" could cause the actual results to differ materially from the financial projections described above.

        The financial projections were prepared on April 12, 2001 as part of our normal annual budgeting process for 2002, and do not reflect or take into account any circumstances or events occurring after that date. We disclaim any duty to update or otherwise publicly to revise the projections and make no representations as to whether the projections will be achieved or otherwise.

                                FEB.       MARCH        APRIL        MAY          JUNE         JULY        AUGUST        SEPT.
(Dollars in thousands)          2001        2001         2001        2001         2001         2001         2001         2001
                              --------    --------     --------    --------     --------     --------     --------     --------
Net sales                     $ 11,497    $ 10,000     $ 15,946    $ 10,072     $  6,934     $  9,687     $  9,549     $ 11,207
Gross profit                     2,091       1,856        3,020       1,822        1,138        1,660        1,690        1,949
Operating profit (loss)             13        (358)         493        (643)      (1,226)        (749)        (441)        (207)
Net profit (loss)                   12        (227)         301        (411)        (770)        (497)        (306)        (163)

Current assets                $ 67,267    $ 65,665     $ 64,111    $ 63,855     $ 62,133     $ 63,567     $ 63,909     $ 66,209
Total assets                    88,557      87,125       85,796      85,439       83,615       84,999       85,231       87,423
Current liabilities             14,090      12,886       11,257      11,311       10,257       12,139       12,677       15,031
Total liabilities               14,090      12,886       11,257      11,311       10,257       12,139       12,677       15,031
Total stockholders' equity      74,466      74,239       74,539      74,128       73,358       72,860       72,554       72,392

                              THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement because it contains a more complete description of the merger, and the merger agreement, not this proxy statement, is the legal document that governs the merger.

STRUCTURE OF THE MERGER

        At the close of the merger, we will merge into Acquisition LLC and our separate corporate existence will end. Acquisition LLC will be the surviving entity in the merger and will continue to be a Delaware limited liability company after the merger and a wholly owned subsidiary of Aurafin. The certificate of formation and limited liability company agreement of Acquisition LLC as in effect immediately before the close of the merger will be governing documents of the surviving entity.

WHEN THE MERGER BECOMES EFFECTIVE

        The parties to the merger agreement will file with the Delaware Secretary of State a certificate of merger as soon as practicable after all closing conditions stated in the merger agreement have been satisfied or waived. The merger will become effective at the time when the certificate of merger has been filed with the Delaware Secretary of State, or at a later time specified in the certificate of merger.

TREATMENT OF OROAMERICA COMMON STOCK

        At the effective time of the merger, each issued and outstanding share of our common stock, other than the shares of our common stock owned by Aurafin, Acquisition LLC or any direct or indirect wholly owned subsidiary of Aurafin or any subsidiary of OroAmerica, and the shares of our common stock held by any dissenting stockholders, will be converted into the right to receive to $14.00 in cash, without interest, subject to reduction for applicable withholding taxes, if any. The $14.00 per-share price also may be reduced, proportionally after giving effect to all outstanding stock options with exercise prices of less than $14.00, if the total professional fees and expenses we pay in connection with negotiating and completing the merger exceed $1.5 million. We do not currently anticipate that these fees and expenses will exceed that amount.

TREATMENT OF OUTSTANDING STOCK OPTIONS

        At or immediately before the closing of the merger, each holder of a then-outstanding option to purchase shares of our common stock, regardless of whether the stock option is then exercisable, will be entitled to receive in exchange for that option a cash payment, net of applicable withholding taxes, equal to the amount by which the $14.00 merger price exceeds the per-share exercise price of the option. Each holder of an option will be required to execute a cancellation agreement with us with respect to the option in order to receive this cash payment. Options with an exercise price per share equal to or greater than $14.00 will be canceled without any payment. The amount to be paid to holders of stock options also would be reduced proportionally along with all other stockholders if the total professional fees and expenses we pay in connection with negotiating and completing the merger exceed $1.5 million.

        Included in the options to be canceled at the closing of the merger are options to purchase 35,000 shares of our common stock that were granted in December 2000 at an exercise price of $7.375 per share. The exercise of these options was made subject to stockholder approval at our next annual meeting of an amendment to our 1998 stock option plan increasing the maximum number of shares of common stock we are permitted to issue under that plan from 500,000 to 535,000. Because these options are now being canceled without our issuing any shares of common stock under the plan, we will not be seeking stockholder approval of the amendment of the plan and the exercise of these options will no longer be subject to that amendment.

PAYMENT PROCEDURES

        At or before the effective time of the merger, Aurafin will cause to be deposited with a paying agent, for the benefit of our stockholders, cash sufficient to pay the total amount to paid in exchange for the shares of our common stock outstanding immediately before the merger. Promptly after the merger, the paying agent will mail to each record holder of shares of our common stock a letter of transmittal and instructions regarding how to surrender stock certificates for payment. Holders of certificates who surrender their certificates together with a duly completed and executed letter of transmittal will be entitled to receive $14.00 in cash per share, without interest, subject to reduction for any excess merger expenses and any applicable withholding taxes. The surrendered certificates will be canceled.

        At the effective time of the merger, our stock transfer books will be closed and no further transfers of our common stock will be registered on our stock transfer books.

        If payment is to be made to a person other than the person in whose name the common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the amount due under the merger agreement, or that this person establish to the paying agent's satisfaction that all of these taxes have been paid or are not applicable.

        Any portion of the payment fund held by the paying agent that remains unclaimed by our stockholders after one year following the close of the merger may be returned to Acquisition LLC. After these funds are returned, any OroAmerica stockholder must look only to Acquisition LLC for payment of the amounts due them under the merger agreement.

        Until delivered to the paying agent, the holder of an OroAmerica stock certificate bears the risk of loss and title to the certificate. If a mutilated certificate is surrendered to the paying agent, or the holder of the certificate submits an affidavit to the paying agent stating that the certificate has been lost, destroyed or stolen, the paying agent may require the owner of the lost, destroyed or stolen certificate to post a bond in a customary amount as indemnity against any claim that may be made with respect to the certificate alleged to have been lost, destroyed or stolen.

        HOLDERS OF OUR COMMON STOCK SHOULD NOT SEND IN THEIR OROAMERICA STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FROM THE PAYING AGENT.

AGREEMENT RELATING TO CONDUCT OF BUSINESS

        The merger agreement provides that during the period from the signing of the merger agreement to the close of the merger we will use our reasonable efforts to preserve intact our business, and the business of our subsidiaries, and that we will and will cause each of our subsidiaries to conduct its business in the ordinary course. In addition, except as permitted by the merger agreement or consented to in writing by Aurafin, we may not:

        -      amend our certificate of incorporation or bylaws;

        - split, combine or reclassify any shares of our capital stock or make any other changes in our equity capital structure;

        - purchase, redeem or cancel for value any shares of our capital stock or any options or other rights to purchase any of our capital stock or any capital stock of our subsidiaries or any securities convertible into or exchangeable for any shares of our capital stock or the capital stock of any of our subsidiaries; or

        - declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of our capital stock.

        We also may not, and may not permit our subsidiaries to, except as permitted by the merger agreement or consented to in writing by Aurafin:

        - issue, grant, sell or pledge any shares, or any options, rights or warrants to purchase any shares, of our capital stock or shares of capital stock of our subsidiaries, except for shares that may be issuable under options that we have previously granted;

        - purchase, lease or otherwise acquire any assets or properties, or incur any other capital expenditures in excess of amounts specified in the merger agreement, plus $300,000 in total from April 24, 2001 to July 31, 2001, or $500,000 in total from

               April 24, 2001 to August 31, 2001, other than inventory received on a consignment basis or otherwise acquired in the ordinary course;

        - sell, lease, encumber or otherwise dispose of any assets or properties that are material to us or our subsidiaries, other than sales of inventory in the ordinary course and security interests granted in the ordinary course under consignment contracts or our credit facility;

        - waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, contract or other document or agreement, other than in the ordinary course and in a manner that does not have a material adverse effect on us and our subsidiaries, taken as a whole;

        - incur any debt, other than debt incurred in the ordinary course for working capital purposes that is prepayable at any time without penalty or premium or incur any purchase-money debt for fixed assets or enter into any capitalized lease, except for up to $570,000 in debt that may be incurred by one of our foreign subsidiaries to buy certain real property;

        - incur any other liability or obligation, other than in the ordinary course, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

        - enter into any new employee benefit plan or arrangement, or any new employment, severance or consulting agreement, amend any existing employee benefit plan or arrangement, or any existing employment, severance or consulting agreement, or grant any increases in compensation or benefits, except for bonuses and salary increases in accordance with our existing compensation plans;

        -      enter into any collective bargaining agreement;

        - make any new tax election or settle or compromise any material federal, state, local or foreign tax liability;

        - change any accounting principle used by us, unless required by generally accepted accounting principles, or make any material change in our practices with respect to accounts receivable collection; or

        - enter into any other transaction, other than in the ordinary course and consistent with past practices.

OTHER AGREEMENTS

        Stockholders' Meeting. We have agreed that, as soon as practicable following the signing of the merger agreement, we will hold a special meeting of our stockholders for the purpose of voting on the adoption of the merger agreement. We also have agreed to recommend to our stockholders that they adopt the merger agreement. However, we may withdraw or modify our recommendation, in accordance with the terms of the merger agreement, if we receive a superior acquisition proposal from another party.

        Proxy Statement. We have agreed to prepare and file with the SEC this proxy statement and to use our reasonable good faith efforts to have this proxy statement cleared by the SEC and mailed to our stockholders. We also have agreed to promptly amend or supplement this proxy statement as necessary.

        No Solicitation of Competing Proposals. The merger agreement provides that from the date the merger agreement is signed until the closing of the merger neither we nor any of our subsidiaries, affiliates or representatives may, directly or indirectly, seek, initiate or solicit any offer for a third-party acquisition offer. Under the merger agreement, a third-party acquisition offer is defined as follows:

        - the acquisition by any person or group of more than 10% of our capital stock or any capital of any of our subsidiaries;

        -      any merger or consolidation with us or one of our subsidiaries;
               or

        - any acquisition, except as otherwise permitted under the merger agreement, of more than 10% percent of our assets and the assets of our subsidiaries, taken as a whole.

        We may not disclose non-public, confidential or proprietary information about us or any of our subsidiaries to any person or group that we believe is considering making a third-party acquisition proposal, unless our board determines, in good faith after consulting with our outside legal counsel and financial advisor, that this disclosure is appropriate and we obtain an appropriate confidentiality agreement. In addition, we may not engage in any discussions with any person or group who we believe is considering making a third-party acquisition proposal, unless our board of directors determines in good faith, after consulting with our outside legal counsel and financial advisor, that the third-party acquisition proposal, if completed, would be more favorable to our stockholders than the merger with Acquisition LLC. If any financing is required in connection with the third-party acquisition proposal, the board of directors also must determine in good faith that this financing is reasonably obtainable.

        We must provide notice to Aurafin of any third-party acquisition proposal or request for information that we reasonably believe could lead to such a proposal, the terms of the proposal and the identity of the person making the request. We also must keep Aurafin informed of the status and details, including any modifications, of the third-party acquisition proposal.

        If our board of directors approves or recommends to our stockholders a third-party acquisition proposal that they believe is superior to the proposed merger, we may terminate the merger agreement with Aurafin on five days' written notice. However, during this five-day period, we must negotiate in good faith with Aurafin to adjust the terms and conditions of the merger agreement to be at least as favorable to us as the third-party acquisition proposal. If we cannot reach agreement on these adjustments to the merger agreement and elect to terminate the merger agreement, we will be required to pay Aurafin a $3.25 million termination fee and reimburse it for its out-of-pocket expenses of up to $3.75 million. See within this section, "--Termination Fees" below for more information about the termination fee and expense reimbursement provisions.

        Access to Information. We have agreed to give Aurafin and Acquisition LLC, and their respective employees, counsel, financial advisors, potential lenders and other authorized representatives, reasonable access to our properties, books and records, with certain exceptions, at reasonable times and upon reasonable notice. We also have agreed to instruct our senior management, counsel, financial advisors and auditors to cooperate with Aurafin, Acquisition LLC and their representatives in their investigation of our business.

        Cancellation of Stock Options. We have agreed to use our reasonable efforts to enter into option cancellation agreements with all holders of outstanding options to purchase shares of our common stock so that these options can be canceled at the closing of the merger in exchange for the required cash payment.

        Cooperation and Consents. The merger agreement provides that all parties will use their reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things necessary or advisable to ensure that the conditions to the merger are satisfied and to complete the merger in the most expeditious manner practicable. The merger agreement also provides that we and Aurafin will use our reasonable efforts to obtain all material consents and make all government filings necessary to complete the merger. This includes filing the required notice and report with the FTC and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and responding to any inquiries received from the FTC or the Department of Justice for additional information.

        Notification of Events. We have agreed to give Aurafin and Acquisition LLC notice of any event that occurs or fails to occur that would be reasonably likely to have a material adverse effect on us, has caused any of our representations and warranties in the merger agreement to be untrue or inaccurate in any material respect or has caused us to fail to comply in all material respects with or satisfy any condition that we must comply with under the merger agreement.

        Indemnification and Director and Officer Liability Insurance. The merger agreement provides that Acquisition LLC will indemnify each person who was on the date of the merger agreement, or had been at any time before the date of the merger agreement, a director, officer, employee or agent of us or one of our subsidiaries to the fullest extent permitted by or under applicable law, our certificate of incorporation or bylaws and any agreement with us as in effect immediately before the date of the merger agreement. This includes any claims under the federal or state securities laws and claims relating in whole or in part to the merger. In addition, Acquisition LLC is required to maintain in effect for six years after the closing of the merger the current policies of directors' and officers' liability insurance maintained by us on April 24, 2001, or similar replacement policies with respect to matters existing or occurring before the closing of the merger. Alternatively, Acquisition LLC may purchase a run-off, or "tail," policy under our current policy covering claims that may be asserted within six years after the closing of the merger from facts or events that occurred on or before the closing of the merger. Acquisition LLC will be required to provide this insurance only so long as the annual premium for the policy is not more than 150% of the current annual premium paid by us. If the annual premium would be more than that amount, Acquisition LLC will only be required to obtain as much insurance as can be obtained for a premium that is no more than 150% of the current annual premium.

        Subsidiary Conversions and Stock Transfers. The merger agreement provides that before the merger we are to convert our domestic sales subsidiary from a Delaware corporation to a

Delaware limited liability company, with us as the sole member of that company. We also are required to cause to be transferred all shares of any of our subsidiaries currently held by Mr. Benhamou to a person or entity designated by Aurafin, and to transfer all other shares in our foreign subsidiaries owned by persons other than us or one of our other subsidiaries to a person or entity designated by Aurafin or have those persons enter into an agreement with Aurafin or Acquisition LLC with respect to the voting and transfer of those shares.

        Inventory. We have agreed to conduct, along with our auditors, a physical inventory at our facilities in Burbank, California and at the facilities of our subsidiaries, which is to be completed on the day immediately before the closing of the merger. Aurafin and its auditors will be permitted to observe the inventory, and each party will be responsible for its own costs and expenses associated with conducting the inventory. In addition, at least five business days before the closing of the merger, we are required to provide Aurafin with a schedule describing how we count inventory that is held by third parties on a consignment basis and by vendors.

        Employee Benefit Plan Termination. Under the merger agreement we are required to terminate our 401(k) plan before completion of the merger, which termination may be made subject to the merger closing. Aurafin has agreed to allow our employees that are employed by Aurafin or Acquisition LLC after the merger to elect a direct roll-over of their accounts in our 401(k) plan into the Aurafin 401(k) plan.

CONDITIONS TO THE MERGER

        The obligations of Aurafin and Acquisition LLC to close the merger are subject to the following conditions:

        - the representations and warranties made by us in the merger agreement were true and correct in all material respects as of April 24, 2001 and, except as would not have a material adverse effect, immediately before the effective time of the merger;

        - we have performed and complied in all material respects with all of our agreements and obligations under the merger agreement;

        - since the date of the merger agreement, no event or condition has occurred that has had or is reasonably likely to have any material adverse effect on us and our subsidiaries taken as a whole;

        - our stockholders have approved the merger agreement at the special meeting;

        - no court or other governmental entity has initiated and not withdrawn any proceedings to restrain, prohibit or rescind the merger;

        - there is no law or order requiring Aurafin or Acquisition LLC to divest any material portion of their respective businesses, assets or properties, or imposing any material limitation on their ability to conduct their respective businesses and own their assets and properties following the merger;

        - there is no injunction, writ or restraining order directing that the merger not be completed, or any statute, rule or regulation making the merger illegal;

        - we, along with Aurafin and Acquisition LLC, have obtained all the third-party and governmental consents required to close the merger, to the extent provided in the merger agreement;

        - Aurafin or Acquisition LLC has received the proceeds from the financing contemplated by the commitment letters, as defined in the merger agreement, as proposed in those commitment letters;

        - holders of no more than 10% of our outstanding shares of common stock have elected to exercise appraisal rights in accordance with Delaware law;

        - Mr. Benhamou has entered into the non-competition agreement and the employment agreement with Aurafin and Acquisition LLC.

        - our net working capital, defined as current assets minus current liabilities, is at least $49.5 million;

        - the cumulative negative amount of all net book-to-physical adjustments to the inventory shown on our financial statements from April 1, 2001 to the date of the merger closing is not more than $500,000, including any adjustments that result from a physical inventory to be completed on the day before the closing; and

        - our providing to Aurafin commitments for title insurance in amounts reasonably acceptable to Aurafin, with respect to all of our real property, showing that we own fee simple title to that real property subject only to easements, covenants and other restrictions that do not materially and adversely affect our current use of that real property.

        Aurafin and Acquisition LLC may waive any of these conditions, other than the condition that our stockholders approve the merger agreement. We have been informed that neither Aurafin nor Acquisition LLC currently intends to waive any of these conditions.

        Our obligations to close the merger are subject to the following conditions:

        - the representations and warranties made by Aurafin and Acquisition LLC in the merger agreement were true and correct in all material respects immediately before the effective time of the merger, unless the inaccuracy does not materially impact their ability to complete the merger;

        - Aurafin and Acquisition LLC have performed and complied in all material respects with all of their agreements and obligations under the merger agreement;

        - our stockholders have approved the merger agreement at the special meeting;

        - no court or other governmental entity has initiated and not withdrawn any proceedings to restrain, prohibit or rescind the merger;

        - there is no law or order requiring Aurafin or Acquisition LLC to divest any material portion of their respective businesses, assets or properties, or imposing any material limitation on their ability to conduct their respective businesses and own their assets and properties following the merger;

        - there is no injunction, writ or restraining order directing that the merger not be completed, or any statute, rule or regulation making the merger illegal.

        We also may waive any of these conditions, other than the condition that our stockholders approve the merger agreement. We do not currently intend to waive any of these conditions.

TERMINATION

        The merger agreement may be terminated at any time before the closing of the merger, including after our stockholders have approved the merger agreement, under the following circumstances:

        -      by mutual written consent of Aurafin, Acquisition LLC and us;

        - by us or by Aurafin or Acquisition LLC if the merger has not closed on or before August 31, 2001, unless the failure to close by that date is because the party seeking to terminate failed to comply in all material respects with the merger agreement;

        - by Aurafin or Acquisition LLC if any condition to their obligation to complete the merger becomes impossible to fulfill other than for reasons within their control and not as a result of their breach of the merger agreement;

        - by Aurafin and Acquisition LLC if our stockholders fail to adopt the merger agreement at the special meeting or our board of directors approves or recommends a competing third-party offer;

        - by us if any condition to our obligation to complete the merger becomes impossible to fulfill other than for reasons within our control and not as a result of our breach of the merger agreement; or

        - by us if, before the vote on the merger agreement at the special meeting, our board of directors approves or recommends a superior third-party proposal in accordance with the requirements of the merger agreement, provided that we provide Aurafin with at least five business days' advance notice of our intent to enter into an agreement with respect to the superior third-party proposal, along with a copy of that agreement, and Aurafin does not make within that five business day period a written offer that our board of directors determines, in good faith after consulting with our outside legal counsel and financial advisor, that is at least as favorable to our stockholders as the third-party proposal.

        Termination of the merger agreement will not affect the rights and remedies any party may have as a result of the breach of the merger agreement by the other parties. Termination of the merger agreement also may require the terminating party to pay a termination fee.

TERMINATION FEES

        If the merger agreement is terminated by Aurafin, Acquisition LLC or us because Aurafin and Acquisition LLC are unable to obtain the debt and equity financing provided in their financing commitments in order to complete the merger by August 31, 2001, and all the other conditions to Aurafin's and Acquisition LLC's obligations to complete the merger have been satisfied or are deemed to have been satisfied, Aurafin will be required to pay us a $3 million termination fee. Aurafin placed $3 million into escrow on April 25, 2001 for this purpose. If we collect this termination fee, we will be precluded from any remedy against Aurafin and Acquisition LLC to which we otherwise may be entitled because of a breach by Aurafin or Acquisition LLC of any representation or covenant with respect to the financing.

        We will be required to pay Aurafin a $3.25 million termination fee, and reimburse Aurafin for its out-of-pocket expenses of up to $3.75 million, including financing commitment fees and legal, accounting and financial fees and expenses, if the merger agreement is terminated under any of the following circumstances:

        - Aurafin or Acquisition LLC terminates the merger agreement because our board of directors approves or recommends a superior third-party acquisition proposal; or

        - we terminate the merger agreement because our board of directors has, before the vote on the merger agreement at the special meeting and after giving Aurafin notice of and the opportunity to match a superior third-party proposal, approved or recommended that superior third-party proposal.

        If the merger agreement is terminated under either of the above circumstances, we will be required to pay the termination fee and expense reimbursements to Aurafin within three business days after we terminate the merger agreement.

        We also will be required to pay Aurafin the termination fee and expense reimbursements described above if the merger agreement is terminated under any of the following circumstances:

        - a third-party acquisition proposal for more than 50% of our stock or assets, more than 50% of the stock or assets of one of our subsidiaries or a merger or consolidation transaction with us or one of our subsidiaries is made to us or otherwise becomes known before the merger agreement is terminated and the following conditions are satisfied:

               - the acquisition proposal is not withdrawn before the merger agreement is terminated;

               - Aurafin or Acquisition LLC terminates the merger agreement because the merger has not closed by August 31, 2001 or because a condition to their obligations has not been satisfied;

               - we are in or have committed a material and intentional breach of any of our obligations under the merger agreement; and

               - we enter into an agreement or complete any acquisition transaction for more than 50% of our stock or assets or a merger or consolidation transaction with a third party within 12 months after the merger agreement is terminated; or

        - Aurafin or Acquisition LLC terminates the merger agreement because holders of more than 10% of our outstanding common stock have perfected their appraisal rights under Delaware law and the following conditions are satisfied:

               - a third-party acquisition proposal for more than 50% of our stock or assets, more than 50% of the stock or assets of one of our subsidiaries or a merger or consolidation transaction with us or one of our subsidiaries is made to us or otherwise becomes known before the merger agreement is terminated;

               - the acquisition proposal is not withdrawn before the merger agreement is terminated;

               - our board of directors fails to publicly reconfirm and recommend the merger with Aurafin within five business days after being asked by Aurafin to do so;

               - Aurafin and Acquisition LLC are unable to timely obtain the debt and equity financings provided in their financing commitments; and

               - we enter into an agreement or complete any acquisition transaction with a third party within 12 months after the merger agreement is terminated.

        If the merger agreement is terminated under either of these circumstances, we will be required to pay the termination fee and expense reimbursement within three business days after we enter into an agreement with respect to the third-party acquisition proposal or we actually complete the acquisition transaction, whichever is earlier.

        Aurafin's election to receive a termination fee and be reimbursed for its expenses as described under the first bullet point above will preclude Aurafin or Acquisition LLC from exercising any other remedy they may otherwise have against us because of our breach of the merger agreement.

REPRESENTATIONS AND WARRANTIES

        We have made various representations and warranties to Aurafin and Acquisition LLC in the merger agreement, including representations and warranties relating to:

        - our corporate organization, good standing and qualification, and the corporate organization, good standing and qualification of each of our subsidiaries;

        -      our capitalization and the capitalization of our subsidiaries;

        - our authority to enter into the merger agreement and complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against us;

        - the merger agreement not conflicting with our charter documents or those of our subsidiaries nor violating any statute, rule or regulation that apply to us or our subsidiaries or any injunction, judgment, order, writ or decree to which we or any of our subsidiaries may be subject;

        - the merger not requiring any governmental filing or consent, except for the filings required under the antitrust rules and under Delaware law;

        - the merger not resulting in any breach or default under any of our material contracts or creating a lien on any of our assets;

        - the accuracy of our financial statements and our filings with the Securities and Exchange Commission, including this proxy statement;

        - the absence of certain changes with respect to us since February 2, 2001;

        - the payment by us and our subsidiaries of taxes due and the filing of tax returns;

        - the real and personal property owned or leased by us and our subsidiaries;

        - the validity and enforceability of our material contracts and the material contracts of our subsidiaries;

        - the intellectual property owned or otherwise used by us or our subsidiaries;

        - litigation, governmental investigations, arbitrations or other proceedings against or relating to us and our subsidiaries;

        - our compliance and our subsidiaries' compliance with any laws and regulations that apply to our businesses, the possession by us and our subsidiaries of all required licenses, permits and governmental authorizations and the absence of any violations of those licenses, permits and governmental authorizations;

        - the absence of any fees owed to brokers other than Houlihan Lokey in connection with the merger;

        - our employee benefit plans and other agreement with our employees;

        -      environmental matters and compliance with environmental laws;

        - our relationships with our customers, vendors, distributors and sales representatives;

        -      our relationships with our employees;

        -      our inventories and accounts receivable;

        -      the insurance policies owned by us and our subsidiaries;

        -      the opinion of our financial advisor with respect to the merger;

        - our compliance with the anti-takeover statutes under Delaware law with respect to the merger and related transactions; and

        - the vote of our stockholders required to approve the merger agreement;

        -      our outstanding stock options.

        Aurafin and Acquisition LLC also have made various representations and warranties to us in the merger agreement, including representations and warranties relating to:

        -      their organization and good standing;

        - their authority to enter into the merger agreement and complete the transactions contemplated by the merger agreement and the enforceability of the merger against them;

        - the merger agreement not conflicting with their organizational documents nor violating any statute, rule or regulation that apply to them or any injunction, judgment, order, writ or decree to which they may be subject;

        - the merger not requiring any governmental filing or consent, except for the filings required under the antitrust rules and under Delaware law;

        - the merger not resulting in any breach or default under any of their material contracts or creating any lien on any of their assets;

        - the debt and equity financing arrangements they have obtained with respect to the merger;

        - the accuracy of the information furnished by them for this proxy statement;

        - their solvency, both before and after giving effect to the merger; and

        - the absence of any fees owed to brokers in connection with the merger.

EXPENSES

        Except for the expense reimbursement provisions discussed above, the parties have agreed to pay their own costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement. All expenses incurred by us which are not paid by the closing of the merger will become the responsibility of Acquisition LLC, as the surviving entity. However, if the merger closes and our costs and expenses with respect to merger related legal, accounting, investment banking, financial advisory and other professional fees and expenses exceed $1.5 million, then amount to be paid to our stockholders and option holders in the merger will be reduced, on a proportional basis, by the amount by which these costs and expenses exceed $1.5 million. We also have agreed to reimburse Mr. Benhamou for the fees and expenses of the legal counsel he retained in order to represent his interests in the merger, which include negotiating his voting agreement, his non-competition agreement and his employment agreement.

AMENDMENT

        The merger agreement may be amended in writing by us, Aurafin and Acquisition LLC at any time before or after the merger agreement is approved by our stockholders. After approval of the merger agreement by our stockholders, no amendment may modify the form or amount of the payment to be received by our stockholders or option holders in the merger.

                        INFORMATION REGARDING OROAMERICA

MARKET PRICE OF OROAMERICA COMMON STOCK AND DIVIDEND HISTORY

        Our common stock has traded in the Nasdaq National Market under the trading symbol OROA since our initial public offering on September 23, 1993. The following table sets forth the range of the high and low sales prices of our common stock for the fiscal periods indicated, as reported on the Nasdaq National Market. On ______, 2001, there were __ holders of record of our common stock. This number does not reflect the persons or entities who may hold their shares in nominee or "street" name through brokerage firms.

         YEAR ENDING FEBRUARY 1, 2002:                                           HIGH            LOW
                                                                                 ----            ---
              First quarter..........................................
              Second quarter (through ______, 2001)..................

         YEAR ENDED FEBRUARY 2, 2001:                                            HIGH            LOW
                                                                                 ----            ---
              First quarter..........................................           $8.00           $5.88
              Second quarter.........................................           $7.75           $6.25
              Third quarter..........................................           $8.50           $6.38
              Fourth quarter.........................................           $8.50           $6.94

         YEAR ENDED JANUARY 28, 2000
              First quarter..........................................           $11.00          $8.06
              Second quarter.........................................            $8.63          $6.81
              Third quarter..........................................            $8.00          $6.63
              Fourth quarter.........................................            $7.00          $6.00

        On April 24, 2001, the last trading day before the announcement that we have executed the merger agreement, the reported high sales price of our common stock was $9.60, the reported low sales price of our common stock was $9.00 and the reported closing price or our common stock was $9.60. On ____________, 2001, the most recent practicable trading day before the printing of this proxy statement, the reported high sales price of our common stock was $_____, the reported low sales price of our common stock was $_______ and the reported closing price or our common stock was $________. We urge you to obtain current quotations of our common stock.

        We have not paid any dividends on our common stock since our initial public offering in September 1993, and we do not intend to pay dividends in the foreseeable future. Our revolving credit facility and our gold consignment agreements contain covenants that prevent us from paying dividends on our common stock. In addition, under the merger agreement, we have agreed not to pay any cash or stock dividends on our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of ________, 2001 with respect to the beneficial holdings of each person or entity known by us to own beneficially more than 5% or our outstanding common stock and with respect to our directors and executive officers. Unless otherwise indicated, each of the entities and persons named in the table has sole voting and investment power with respect to all shares of common stock owned by it or him, except to the extent that authority is shared by spouses under applicable law. Unless otherwise indicated, the mailing address for each person listed in the table is 443 North Varney Street, Burbank, California 91502.

                                                 SHARES BENEFICIALLY OWNED(1)
         NAME AND ADDRESS                         NUMBER            PERCENT
----------------------------------------        ----------        ----------
Guy Benhamou(2) ........................         3,400,000             64.22%
Dimensional Fund Advisors Inc. .........           442,800              8.36%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401................
Lawndale Capital Management, LLC(3) ....           393,000              7.42%
  c/o Shartsis, Friese & Ginsburg LLP
  One Maritime Plaza, 18th Floor
  San Francisco, CA 94111...............
Shiu Shao ..............................           215,750              3.96%
Bertram K. Massing(4) ..................            93,560              1.77%
David Rousso ...........................            72,000              1.36%
John Arzoian ...........................             3,333                 *
All directors and executive
 officers as a group (5 persons) .......         3,784,643             69.05%

---------------------------

*       Indicates ownership of less than one percent.

(1) Based on 5,294,598 shares of common stock outstanding as of ________, 2001 plus shares which members of management have the option to purchase within 60 days of ________, 2001 as follows: Mr. Benhamou--0 shares; Mr. Shao--155,000 shares; Mr. Massing--16,000 shares; Mr. Rousso--12,000 shares; Mr. Arzoian--3,333 shares; and all directors and executive officers as a group--186,333 shares. Does not include options which will become vested and immediately exercisable as a result of the merger.

(2) Does not include 73,560 shares held by a trust the beneficiaries of which are Mr. Benhamou's children. Mr. Benhamou has neither voting nor dispositive power with respect to these shares and, therefore, disclaims beneficial ownership of these shares. Mr. Benhamou has entered into a voting agreement with Aurafin under which he has agreed to vote all of his shares of OroAmerica common stock in favor of the merger and has granted a proxy to Aurafin with respect to these shares.

(3) Shared voting power and shared dispositive power with respect to all 393,000 shares.

(4) Includes 73,560 shares held by a trust of which Mr. Massing is the trustee and the beneficiaries of which are the children of Mr. Benhamou.

                          INFORMATION REGARDING AURAFIN

         Aurafin, a Delaware limited liability company, is a leading United States distributor, marketer and manufacturer of high-quality fine karat gold jewelry. In recent years, Aurafin has also broadened its product categories to include diamond and color gemstone jewelry. Aurafin's karat gold product line consists of over 5,000 styles of necklaces, bracelets, earrings, charms, pendants, rings and other specialized products. Aurafin also manufactures and actively develops its own proprietary jewelry designs and styles.

        Acquisition LLC is a Delaware limited liability company that was formed on March 22, 2001 at the direction of Aurafin in order to effect the merger. Acquisition LLC is not engaged in any other business activities. As of the closing of the merger, Acquisition LLC will be wholly owned by Aurafin.

        The principal executive offices of Aurafin and Aurafin-OroAmerica Acquisition LLC are located at 6701 Nob Hill Road, Tamarac, Florida 33321, and the telephone number for both is 954-718-3200.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

        Due to the special meeting and anticipated merger, we do not currently expect to hold a 2001 annual meeting of stockholders, as we will be owned by Aurafin if the merger is completed. If the merger is not completed and the annual meeting is held, stockholder proposals for inclusion in the proxy materials for that meeting would have to be submitted to our Corporate Secretary a reasonable time before we begin to print and mail those proxy materials. These proposals also must meet the other requirements of the rules of the SEC relating to stockholder proposals.

OTHER MATTERS

        Under Delaware law, no business other than the vote on the merger proposal may be transacted at the special meeting or other matters related to the conduct of the meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of this material from the Public Reference Room of the SEC at 450 Fifth

Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings also are available from the SEC's website at "http://www.sec.gov."

        The SEC allows us to "incorporate by reference" into this proxy statement the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the date of the special meeting:

        1.     Our Annual Report on Form 10-K for the year ended February 2,
               2001; and

        2.     Our Current Report on Form 8-K dated May 1, 2001.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Ms. Betty Sou, OroAmerica, Inc., 443 North Varney Street, Burbank, California 91502, 818-848-5555.

        We have supplied all information contained in or incorporate by reference in this proxy statement relating to us. Aurafin and Acquisition LLC have supplied all information contained in this proxy statement relating to them, including all of the information relating to their debt and equity financing commitments.

        We have not authorized anyone to give any information or make any representations about the merger or us that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement is dated ___________, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than ________, 2001, and the mailing of this proxy statement to you does not create any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

        This proxy statement, including information included in or incorporated by reference in this document, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, as well as certain information relating to the merger. These forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements are set forth, among other places, under "Questions and Answers About the Merger," "Summary," "The Merger--Background of the Merger," "The Merger--Reasons for the Merger; Recommendation of the Special Committee and the Board," "The Merger--Opinion of Financial Advisor," and "The Merger--Financing of the Merger." These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements due to, among others, the following know risks and uncertainties:

        -      fluctuations in gold prices;

        - changes in the demand for jewelry in general and gold jewelry in particular;

        - changes in tastes and styles that may impact the demand for our products or require changes in our product mix;

        - changes in the level of competition we face in any of our product lines;

        - any changes in our ability to obtain gold under consignment or any material changes in the terms of our consignment agreements;

        - any loss or any major customers or a material number of outside suppliers, distributors or sales representatives;

        -      unexpected credit losses on receivables;

        -      unexpected inventory disappearances or loss;

        -      changes in return rates;

        -      changes in customs duties, handling charges and freight;

        - failure to maintain appropriate forward contracts to hedge outstanding orders;

        - changes in domestic and international political, military, regulatory and economic conditions that may impact gold demand or availability;

        - changes in political, military, regulatory or economic conditions in countries outside the U.S. in which we have manufacturing facilities or third-party manufacturers;

        -      our ability to protect our patents, trademarks and copyrights;

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur.

                                                                         ANNEX A



                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                                OROAMERICA, INC.,


                                  AURAFIN LLC,


                                       AND


                             BENTLEY ACQUISITION LLC











                           DATED AS OF APRIL 24, 2001

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
ARTICLE I THE MERGER
   1.1    The Merger.............................................................  1
   1.2    Surviving Organization.................................................  2
   1.3    Effective Time of the Merger...........................................  2
   1.4    Governing Documents of the Surviving Organization......................  2
   1.5    Conversion of Equity Interests.........................................  2
   1.6    Appraisal Rights.......................................................  3
   1.7    Stock Options..........................................................  3
   1.8    Payment for Shares.....................................................  3
   1.9    No Further Rights or Transfers.........................................  5

ARTICLE II COVENANTS
   2.1    Operation of Business of the Company Between the Date of This
          Agreement and the Effective Time.......................................  5
   2.2    Stockholders' Meeting;  Proxy Material.................................  8
   2.3    No Shopping............................................................  9
   2.4    Access to Information.................................................. 10
   2.5    Stock Options.......................................................... 10
   2.6    All Reasonable Efforts................................................. 10
   2.7    Consents............................................................... 10
   2.8    Public Announcements................................................... 11
   2.9    Notification of Certain Matters........................................ 11
   2.10      Certain Resignations................................................ 11
   2.11      Confidentiality Agreement........................................... 11
   2.12      Indemnification; D&O Insurance...................................... 11
   2.13      Substitute Financing................................................ 12
   2.14      Subsidiary Conversion; Stock Transfer............................... 13
   2.15      Inventory........................................................... 13
   2.16      Employee Benefit Plan Termination................................... 13

ARTICLE III CONDITIONS
   3.1    Conditions to the Obligations of Buyer and Buyer Subsidiary to Effect
          the Merger............................................................. 14
   3.2    Conditions to the Obligation of the Company to Effect the Merger....... 16

ARTICLE IV CLOSING
   4.1    Time and Place......................................................... 17
   4.2    Deliveries at the Closing.............................................. 17

ARTICLE V TERMINATION AND ABANDONMENT

                                                                                 Page
                                                                                 ----
   5.1    Termination............................................................ 17
   5.2    Procedure and Effect of Termination.................................... 18
   5.3    Termination Fees....................................................... 19

ARTICLE VI REPRESENTATIONS AND WARRANTIES
   6.1    Corporate Organization................................................. 21
   6.2    Capitalization......................................................... 21
   6.3    Authority.............................................................. 22
   6.4    No Conflicts........................................................... 22
   6.5    SEC Reports; Financial Statements; No Undisclosed Liabilities.......... 22
   6.6    Absence of Certain Changes............................................. 23
   6.7    Proxy Statement........................................................ 25
   6.8    Tax Matters............................................................ 25
   6.9    Properties............................................................. 26
   6.10      Material Contracts.................................................. 28
   6.11      Intellectual Property............................................... 30
   6.12      Litigation.......................................................... 31
   6.13      Compliance with Laws; Licenses and Permits.......................... 31
   6.14      Brokers and Finders................................................. 32
   6.15      Employee Benefits................................................... 32
   6.16      Environmental Matters............................................... 34
   6.17      Business Relationships.............................................. 36
   6.18      Labor Disputes...................................................... 37
   6.19      Inventories......................................................... 37
   6.20      Accounts Receivable................................................. 37
   6.21      Insurance........................................................... 37
   6.22      Opinion of Financial Adviser........................................ 37
   6.23      Anti-Takeover Statutes.............................................. 37
   6.24      Stockholder Voting Requirement...................................... 37
   6.25      Stock Options....................................................... 37

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUBSIDIARY
   7.1    Organization........................................................... 38
   7.2    Authority.............................................................. 38
   7.3    No Conflicts........................................................... 38
   7.4    Financing Commitments.................................................. 39
   7.5    Proxy Statement........................................................ 39
   7.6    Solvency............................................................... 39
   7.7    Brokers................................................................ 40

ARTICLE VIII MISCELLANEOUS PROVISIONS
   8.1    Expenses............................................................... 40
   8.2    Termination of Representations and Warranties.......................... 40

                                                                                 Page
                                                                                 ----
   8.3    Amendment and Modification............................................. 40
   8.4    Waiver of Compliance; Consents......................................... 41
   8.5    Notices................................................................ 41
   8.6    Assignment............................................................. 42
   8.7    Rules of Interpretation................................................ 42
   8.8    Governing Law.......................................................... 42
   8.9    Counterparts........................................................... 42
   8.10      Headings; Internal References....................................... 42
   8.11      Entire Agreement.................................................... 43
   8.12      Severability........................................................ 43
   8.13      Equitable Remedies.................................................. 43
   8.14      Attorneys' Fees..................................................... 43


    Exhibit A -- Form of Voting Agreement
    Exhibit B -- Form of Escrow Agreement
    Exhibit C -- Form of Non-Competition Agreement
    Exhibit D -- Terms of Employment Agreement

                          AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is dated as of April 24, 2001, among OroAmerica, Inc., a Delaware corporation (the "Company"), Aurafin LLC, a Delaware limited liability company ("Buyer"), and Bentley Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer ("Buyer Subsidiary"). The Company and Buyer Subsidiary are sometimes collectively referred to in this Agreement as the "Constituent Organizations."

                                    RECITALS

        The Board of Directors of the Company, the Management Board and the Members of Buyer, and the sole Member of Buyer Subsidiary deem a merger of the Company and Buyer Subsidiary under the terms hereof (the "Merger") advisable and in the best interests of their respective organizations and equity owners.

        The Company, Buyer, and Buyer Subsidiary desire to effect the Merger and the other transactions contemplated hereby.

        Concurrently with the execution and delivery of this Agreement, Buyer and Guy Benhamou have executed and delivered an agreement (a "Voting Agreement"), in substantially the form of Exhibit A hereto, by which Mr. Benhamou agrees, among other things, to vote all shares of Company Common Stock (as defined in Section 1.5 hereof) for which he has voting power in favor of the adoption of this Agreement in any stockholder vote thereon and grants to Buyer an irrevocable proxy (the "Irrevocable Proxy"), subject to the terms and conditions of the Voting Agreement.

        Concurrently with the execution and delivery of this Agreement, Buyer, the Company, and Wells Fargo Bank Minnesota, N.A. (the "Escrow Agent") have executed and delivered an escrow agreement, in the form attached as Exhibit B hereto (the "Escrow Agreement"), pursuant to which Buyer has deposited (or will deposit, no later than one day after the date hereof) with the Escrow Agent the sum of $3 million, to be held, administered, and disbursed in accordance with the provisions of the Escrow Agreement and Section 5.3(a) hereof.

                                    AGREEMENT

        Now, therefore, the parties hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.3) and in accordance with the terms of this Agreement and the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "LLC Act"), the Company shall be merged with and into Buyer Subsidiary, the separate corporate existence of the Company shall thereupon cease, and Buyer Subsidiary shall be the surviving organization in the Merger (sometimes referred to in this Agreement as the "Surviving Organization").

        1.2 Surviving Organization. At the Effective Time, the Surviving Organization shall thereupon and thereafter possess all the rights, privileges, powers, and franchises of each of the Constituent Organizations and shall be subject to all the restrictions, disabilities, and duties of each of the Constituent Organizations, and the Merger shall have the other effects set forth in Sections 259 and 261 of the DGCL and Section 18-209 of the LLC Act, including the assumption by the Surviving Organization of all the tax liabilities of the Company.

        1.3 Effective Time of the Merger. Subject to the satisfaction or waiver of all conditions to the consummation of the Merger set forth in this Agreement, Buyer Subsidiary shall execute in the manner required by the LLC Act and deliver for filing to the Delaware Secretary of State a certificate of merger (the "Certificate of Merger") with respect to the Merger as required by the LLC Act. The Merger shall become effective at the time the Certificate of Merger is filed with the Delaware Secretary of State or at such later time as is set forth in the Certificate of Merger, and the term "Effective Time" means the date and time when the Merger becomes effective.

        1.4 Governing Documents of the Surviving Organization. The Certificate of Formation and the Limited Liability Company Agreement of Buyer Subsidiary, as each is in effect immediately before the Effective Time, shall be the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Organization from and after the Effective Time until amended in accordance with the LLC Act.

        1.5 Conversion of Equity Interests. The manner and basis of converting the equity interests of each of the Constituent Organizations shall be as follows:

               (a) At the Effective Time, each share of common stock of the Company, par value $.001 per share (the "Company Common Stock"), that is issued and outstanding immediately before the Effective Time (`other than (1) shares of Company Common Stock as to which appraisal rights are exercised under Section 262 of the DGCL and Section 1.6 hereof and (2) shares of Company Common Stock held of record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company immediately before the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive (as provided in Section 1.8 hereof) $14.00 in cash, less the Excess Expense Amount (as defined in Section 8.1 hereof), if any (the "Merger Consideration").

               (b) At the Effective Time, each unit of membership interest in Buyer Subsidiary that is issued and outstanding immediately before the Effective Time shall remain outstanding and shall not be converted into any other securities or cash in the Merger.

               (c) At the Effective Time, each share of Company Common Stock held of record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned

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        subsidiary of Buyer or the Company immediately before the Effective Time and each share of Company Common Stock held in the treasury of the Company immediately before the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto.

        1.6 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately before the Effective Time held by a holder who has demanded and perfected the right for appraisal of those shares in accordance with Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive a cash payment under Section 1.5(a) hereof, but the holder shall only be entitled to such rights as are granted by the DGCL. If a holder of shares of Company Common Stock who demands appraisal of those shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever occurs later, those shares shall be converted into and represent only the right to receive the Merger Consideration, as provided in Section 1.5(a) hereof, without interest, upon compliance with the provisions, and subject to the limitations, of Section 1.8 hereof. The Company shall give Buyer (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company relating to stockholders' rights of appraisal, and (b) from and after the Effective Time, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company may not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, offer to settle or settle any such demands, or approve any withdrawal of any such demands.

        1.7 Stock Options. Following the Effective Time, each holder of a then-outstanding option (an "Option") to purchase shares of Company Common Stock heretofore granted under any employee stock option or compensation plan or other arrangement with the Company shall be entitled (whether or not such Option is then exercisable) to receive in cancellation of such Option a cash payment from the Surviving Organization in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per-share exercise price of such Option, multiplied by the number of shares of Company Common Stock then subject to such Option (the "Option Settlement Amount"), subject to all required tax withholdings by the Company. Each Option shall be canceled upon payment of the Option Settlement Amount therefor. The Buyer will cause the Surviving Organization to make the payments required under this Section 1.7.

        1.8 Payment for Shares.

               (a) At or before the Effective Time, Buyer or Buyer Subsidiary shall deposit in immediately available funds with Wells Fargo Bank Minnesota, N.A., or any other disbursing agent selected by Buyer that has offices in Southern California, is organized under the laws of the United States or any state of the United States, and has capital, surplus, and undivided profits of at least $100 million (the "Disbursing Agent"), an amount equal to the product of the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time (other than shares then held of

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

        record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company) times the Merger Consideration (the "Fund"). Out of the Fund, the Disbursing Agent shall make the payments referred to in Section 1.5(a) hereof, subject to the requirements of paragraph (b) of this Section 1.8. At the request of the Surviving Organization, the Disbursing Agent also may make payments to holders of Company Common Stock who have exercised appraisal rights under Section 262 of the DGCL and have not subsequently withdrawn or lost such rights, as long as payment from the Fund with respect to any Dissenting Share does not exceed the Merger Consideration. The Disbursing Agent may invest portions of the Fund as Buyer or the Surviving Organization directs, provided that substantially all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements, or bankers' acceptances of commercial banks with capital, surplus, and undivided profits exceeding $100 million (collectively, "Permitted Investments"), or in money market funds invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Organization. Any amount remaining in the Fund one year after the Effective Time may be refunded to the Surviving Organization at its option; provided, however, that the Surviving Organization shall be liable for all cash payments required to be made thereafter under
        Section 1.5(a) hereof or Section 262 of the DGCL.

               (b) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each holder of record (other than the Company, Buyer, Buyer Subsidiary, or any direct or indirect subsidiary of Buyer or the Company) of a certificate (a "Certificate") that immediately before the Effective Time represented issued and outstanding shares of Company Common Stock (other than those holders who have exercised appraisal rights under Section 262 of the DGCL and have not subsequently withdrawn or lost such rights), a letter of transmittal (the "Letter of Transmittal") for return to the Disbursing Agent, and instructions for use in effecting the surrender of Certificates in New York City or Los Angeles and to receive cash for each of such holder's shares of Company Common Stock under Section 1.5(a) hereof. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such Certificates to the Disbursing Agent. The Disbursing Agent, as soon as practicable following receipt of any such Certificate together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by check or draft, to the persons entitled thereto, the amount determined by multiplying the number of shares of Company Common Stock represented by the Certificate so surrendered by the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Organization that the tax has been paid or is not applicable.

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

               (c) If any Certificates have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming any such Certificate to have been lost, stolen, or destroyed, the amount to which such person would have been entitled under Section 1.8(b) hereof but for failure to deliver such Certificate to the Disbursing Agent shall nevertheless be paid to such person, provided that the Surviving Organization may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Organization a bond in such sum as the Surviving Organization may direct as indemnity against any claim that may be had against Buyer or the Surviving Organization with respect to the Certificate alleged to have been lost, stolen, or destroyed.

        1.9 No Further Rights or Transfers. From and after the Effective Time, all shares of Company Common Stock issued and outstanding immediately before the Effective Time shall be canceled and cease to exist, and each holder of a Certificate that represented shares of Company Common Stock issued and outstanding immediately before the Effective Time shall cease to have any rights as a stockholder of the Company with respect to the shares of Company Common Stock represented by such Certificate, except for the right to surrender such holder's Certificate in exchange for the payment provided under Sections 1.5(a) hereof or to perfect such holder's right to receive payment for such holder's shares under Section 262 of the DGCL if such holder has validly exercised and not withdrawn or lost such holder's right to receive payment for such holder's shares under Section 262 of the DGCL, and no transfer of shares of Company Common Stock issued and outstanding immediately before the Effective Time shall be made on the transfer books of the Surviving Organization.

                                   ARTICLE II
                                    COVENANTS

        2.1 Operation of Business of the Company Between the Date of This Agreement and the Effective Time. From the date of this Agreement through the Effective Time:

               (a) The Company will use all reasonable efforts to preserve intact its business organization and that of its Subsidiaries (as defined in Section 6.1 hereof) and to preserve for itself and for the Surviving Organization the present relationships of the Company and its Subsidiaries with persons having significant business dealings with the Company or its Subsidiaries.

               (b) The Company shall, and shall cause each of its Subsidiaries to, except as otherwise consented to in writing by Buyer, conduct its business and operations in the ordinary course.

               (c) Except as required in connection with the Merger or as otherwise consented to in writing by Buyer, the Company may not:

                   (1) amend its Certificate of Incorporation or Bylaws;

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

                   (2) split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

                   (3) purchase, redeem, or cancel for value, directly or
               indirectly, any shares of its capital stock or any Options or other rights to purchase any such capital stock or any capital stock of its Subsidiaries or any securities convertible into or exchangeable for any such capital stock; or

                   (4) declare, set aside, or pay any dividend or other
               distribution or payment in cash, stock, or property in respect of shares of its capital stock.

               (d) The Company may not and may not permit its Subsidiaries to, except as otherwise consented to in writing by Buyer:

                   (1) issue, grant, sell, or pledge, or agree or propose to
               issue, grant, sell, or pledge, any shares of capital stock of the Company or its Subsidiaries (other than the issuance of shares of Company Common Stock upon exercise of Options heretofore granted by the Company in accordance with their terms) or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for such capital stock, or any stock appreciation rights, performance shares, or other phantom stock based upon the value of any such capital stock or designate any class or series of preferred stock;

                   (2) except as provided in Schedule 2.1(d)(2) to this
               Agreement, purchase, lease, or otherwise acquire (including by merger, consolidation, or stock or asset purchase) any assets or properties or incur any other capital expenditures in excess of $300,000 in the aggregate for the period from the date hereof through July 31, 2001, and in excess of $500,000 in the aggregate from the date hereof through August 31, 2001, other than inventory received on a consignment basis or otherwise acquired in the ordinary course of business;

                   (3) sell, lease, encumber, mortgage, or otherwise dispose of any assets or properties that are material to the Company or its Subsidiaries, other than sales of inventory in the ordinary course of business and other than security interests granted in the ordinary course of business under consignment contracts or the Company's credit facility;

                   (4) waive, release, grant, or transfer any rights of value or modify or change in any material respect any existing license, contract, or other document or agreement, other than in the ordinary course of business and in a manner that does not have a material adverse effect on the business, operations, results of operations, properties, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent that such adverse effect results from (A) general economic conditions or changes therein, (B) general fluctuations or conditions in economic markets, (C) adverse economic changes affecting the wholesale karat gold and sterling silver jewelry industry generally, (D) the announcement of the transactions contemplated hereby, (E) the loss or business failure of customers, or (F) the loss of key employees (a "Material Adverse Effect");

                   (5) incur any indebtedness for money borrowed other than
               indebtedness incurred in the ordinary course of business for working capital purposes (including as permitted indebtedness borrowings in the ordinary course of business for working capital purposes under the Company's existing credit facility) that is prepayable at any time without penalty or premium or incur any purchase-money indebtedness for fixed assets or enter into any capitalized lease and except for indebtedness incurred by a foreign Subsidiary of the Company in an amount not to exceed $570,000 in connection with the purchase of the real property identified in Schedule 2.1(d)(5) (and provided that the Company does not guaranty any such indebtedness);

                   (6) incur any other liability or obligation, other than in the ordinary course of business, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business), or otherwise become responsible for the obligations of any other person;

                   (7) except as otherwise required by this Agreement, enter
               into any new employee benefit plan, program, or arrangement, or any new employment, severance, or consulting agreement, amend any existing employee benefit plan, program, or arrangement, or any existing employment, severance, or consulting agreement, or grant any increases in compensation or benefits, except for bonuses and salary increases in accordance with the Company's existing compensation plans (oral or written) that are disclosed on
               Schedule 6.10;

                   (8) enter into any collective bargaining agreement;

                   (9) make any new tax election or settle or compromise any
               material federal, state, local, or foreign tax liability;

                   (10) change any accounting principle used by it, unless
               required by generally accepted accounting principles;

                   (11) make any material change in practices with respect to the collection of accounts receivable;

                   (12) enter into or adopt any new Employee Plan (as defined in
               Section 6.15(a) hereof) or modify or terminate any existing Employee Plan;

                   (13) enter into any other transaction, other than in the
               ordinary course of business and consistent with past practices;
               or

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

                   (14) enter into any contract, agreement, commitment, or
               arrangement with respect to any of the foregoing.

        2.2 Stockholders' Meeting; Proxy Materials.

               (a) The Company shall cause a meeting of its stockholders to be duly called and held as soon as practicable after the execution of this Agreement for the purpose of voting on the adoption of this Agreement. The stockholders' meeting shall be held for such purpose whether or not the Company's Board of Directors later determines that this Agreement is no longer advisable and recommends that Company stockholders reject its adoption, unless this Agreement shall have been terminated in accordance with Section 5.1 hereof. The Board of Directors of the Company shall recommend adoption of this Agreement by the Company's stockholders, unless the Board of Directors of the Company, in the good-faith exercise of its fiduciary duties, shall determine (after consultation with its outside legal counsel and financial adviser) that such recommendation should not be made. The Company shall use all reasonable efforts to solicit proxies in connection with a meeting of stockholders called under this Section 2.2(a) in favor of such adoption, unless the Board of Directors of the Company, in the good-faith exercise of its fiduciary duties, shall determine (after consultation with its outside legal counsel and financial adviser) that such solicitation should not be made.

               (b) The Company will prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement, together with a form of proxy, with respect to the stockholders' meeting described in Section 2.2(a) hereof (such proxy statement, together with any amendments thereof or supplements thereto, being called the "Proxy Statement"). The Company will use reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable, will promptly thereafter mail the Proxy Statement to Company stockholders, and will otherwise comply with all applicable legal requirements in respect of such meeting. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Before filing the Proxy Statement with the SEC, the Company shall provide reasonable opportunity for Buyer to review and comment upon the contents of the Proxy Statement. If, at any time before the meeting of the stockholders of the Company contemplated by this
        Section 2.2, any event relating to the Company or any of its Subsidiaries, officers, or directors is discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly so inform Buyer.

        2.3 No Shopping.

               (a) The Company will immediately cease or cause to be terminated any existing activities, discussions, or negotiations with any parties conducted with respect to any potential Third-Party Acquisition Offer (as defined in this Section 2.3). From the date

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

        hereof until the Effective Time, the Company will not, and will use reasonable efforts not to permit any officer, director, financial adviser, or other agent or representative of the Company, directly or indirectly, to:

                   (i) take any action to seek, initiate, or solicit any offer from any person or group to acquire more than 10% of the capital stock of the Company or any capital stock of any of its Subsidiaries, to merge or consolidate with the Company or of its Subsidiaries, or to otherwise acquire, except to the extent not prohibited by Section 2.1(d) hereof, more than 10% of the assets of the Company and its Subsidiaries, taken as whole (a "Third-Party Acquisition Offer"), or

                   (ii) except to the extent the Board of Directors of the
               Company or a duly authorized independent committee thereof (the term "Board of Directors" as used in this Section shall also include such independent committee) shall otherwise determine in the good-faith exercise of its fiduciary duties, after consultation with its outside legal counsel and financial adviser, engage in any discussions concerning a Third-Party Acquisition Offer with any person or group that the Company has reason to believe is considering making or participating in a Third-Party Acquisition Offer, or disclose non-public financial information relating to the Company or any of its Subsidiaries or any confidential or proprietary trade or business information relating to the business of the Company or any of its Subsidiaries, or afford access to the properties, books, or records of the Company or any of its Subsidiaries, to any such person or group; provided that (1) before furnishing such non-public information or access to such person or group, the Company's Board of Directors shall receive from such person or group an executed confidentiality agreement that is no less favorable to the Company than the Confidentiality Agreement dated November 17, 1999 among the Company, Buyer, and certain other parties, as amended to the date hereof (the "Confidentiality Agreement"), and (2) before entering into discussions or negotiations with such person or group, the Company's Board of Directors determines in good faith, after consultation with its financial adviser, that such Third-Party Acquisition Offer, if consummated, would be more favorable to the Company's stockholders than the Merger and that financing for such Third-Party Acquisition Offer, to the extent required, is committed or, in the good-faith judgment of the Company's Board of Directors, is reasonably capable of being obtained (a "Superior Offer").

               (b) In addition to the obligations of the Company set forth in this Section 2.3 above, the Company promptly shall advise Buyer orally and in writing of any Third-Party Acquisition Offer or any inquiry or request for information that the Company reasonably believes could lead to or contemplates a Third-Party Acquisition Offer, the terms and conditions thereof, and the identity of the offeror or the person making the request or inquiry, and the Company shall keep Buyer informed in all material respects of the status and details thereof (including changes or amendments thereto).

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

               (c) Nothing in this Section 2.3 shall operate to hinder or prevent the Company from fully complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") with regard to a Third-Party Acquisition Offer.

        2.4 Access to Information. The Company will give Buyer and Buyer Subsidiary, and their respective employees, counsel, financial advisers, auditors, potential lenders, and other authorized representatives, reasonable access to the offices, properties, books, and records of the Company and its Subsidiaries at reasonable times upon reasonable notice, and will instruct the employees, counsel, financial advisers, and auditors of the Company and its Subsidiaries to cooperate with Buyer, Buyer Subsidiary, and each such representative in its investigation of the business of the Company and its Subsidiaries; provided that all (a) communications regarding this investigation,
(b) requests for additional information, and (c) discussions or questions regarding procedures shall be submitted or directed to Mr. Benhamou, Shiu Shao, or such other members of the Company's senior management as may be designated by either of them; provided further that the Company shall not be required to provide access to what it reasonably believes to be sensitive competitive information to anyone other than Buyer's potential lenders. No investigation under this Section 2.4 shall affect any representation or warranty given by the Company to Buyer and Buyer Subsidiary hereunder. The Company will confer from time to time with Buyer at Buyer's request to discuss the status of the operations of the Company and its Subsidiaries.

        2.5 Stock Options. The Company shall use all reasonable efforts to enter into option-cancellation agreements with the holder of each Option outstanding at the Effective time (whether or not such Option is then exercisable) whereby the holder's Options shall be canceled in respect of a cash payment by the Surviving Organization equal to the Option Settlement Amount for such Option, subject to applicable tax withholding (which payment the Buyer shall cause the Surviving Organization to make).

        2.6 All Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use all reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or advisable to ensure that the conditions set forth in Article III hereof are satisfied and to consummate, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

        2.7 Consents. Buyer and the Company each shall use all reasonable efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement. Buyer and the Company each shall as soon as practicable file a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use all reasonable efforts to respond as promptly as practicable to all inquiries or requests received from the FTC or the Antitrust Division for additional information or documentation.

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

        2.8 Public Announcements. Except as provided in this Section 2.8, Buyer and the Company will consult with each other before issuing any press release or otherwise making any public statements before the Effective Time with respect to the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement before receiving the consent of the other party. Nothing stated herein shall prohibit any party from making any press release, report, or other statement required by law or by obligations under any listing agreement with any automated interdealer quotation system if the party making the disclosure has first consulted with the other parties hereto. Furthermore, Buyer and Buyer Subsidiary agree that they will not discuss the Company's business with any of the Company's vendors or customers without the Company's consent.

        2.9 Notification of Certain Matters. The Company will give prompt notice to Buyer and Buyer Subsidiary of the occurrence or non-occurrence of any event that (a) has had or is reasonably likely to have a Material Adverse Effect, (b) has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect, or (c) has caused any failure of the Company to comply in all material respects with or satisfy any covenant or condition to be complied with or satisfied under this Agreement; provided, however, that the delivery of any notice under this Section 2.9 will not limit or otherwise affect the remedies available to Buyer under this Agreement.

        2.10 Certain Resignations. The Company will use all reasonable efforts to procure the resignation (from director or officer status, but not from employee status), effective as of the Effective Time, of all of the members of the Boards of Directors of the Company and its Subsidiaries and all officers of the Company and its Subsidiaries whose resignations are requested by Buyer.

        2.11 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until the Effective Time. Until the Effective Time, the Company and Buyer shall comply with the terms of the Confidentiality Agreement.

        2.12 Indemnification; D&O Insurance.

               (a) The Surviving Organization shall, and the Buyer shall cause the Surviving Organization to, indemnify each person who is now, or has been at any time before the date of this Agreement, a director, officer, employee, or agent of the Company (including its Subsidiaries) or their successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by or under, and in accordance with the terms and conditions thereof,
        (1) applicable law, (2) the certificate of incorporation or bylaws of the Company, or (3) any agreement with the Company as in effect immediately before the execution of this Agreement, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost, or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs, or occurrence existing or occurring at or before the Effective Time whether commenced, asserted, or claimed before or after the Effective Time, including liability arising under the Securities Act of 1933 (the "Securities Act"), the

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

        Exchange Act, or any rule or regulation promulgated thereunder, or state law or liability based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby. The Surviving Organization shall faithfully assume and honor in all respects the obligations of the Company pursuant to the Company's certificate of incorporation, bylaws, and any indemnification agreements between the Company and any Indemnified Party existing and in force as of the date of this Agreement.

               (b) The Surviving Organization shall, and the Buyer shall cause the Surviving Organization to, (1) maintain in effect for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company on the date of this Agreement (provided that the Surviving Organization may substitute therefor policies having at least the same coverage, with a comparably rated insurer and containing terms and conditions, considered in the aggregate, that are no less advantageous to the persons currently covered by such policies) with respect to matters existing or occurring at or before the Effective Time or (2) purchase a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years arising from facts or events that occurred at or before the Effective Time; provided, that in any case such insurance shall be provided so long as the annual premium therefor is not in excess of 150% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, further, that if such insurance cannot be obtained for 150% or less of the Current Premium, the Surviving Organization will use reasonable efforts to obtain as much directors' and officers' liability insurance as can be obtained for a premium not in excess (on an annualized basis) of 150% of the Current Premium.

               (c) The rights under this Section 2.12 are contingent upon the occurrence of, and will survive consummation of, the Merger and are expressly intended to benefit each Indemnified Party. Each Indemnified Party (and his or her respective heirs and estates) is intended to be a third party beneficiary of this Section 2.12 and may specifically enforce its terms.

        2.13 Substitute Financing. If for any reason any portion of the financing described in Section 7.4 hereof shall not be available, Buyer shall use its reasonable efforts to secure one or more substitute financing commitments on terms no less favorable (taken as a whole) to Buyer than those contained in the commitment letters relating to such financing until the earlier of the termination of this Agreement and August 31, 2001.

        2.14 Subsidiary Conversion; Stock Transfer.

               (a) Before the Effective Time, the Company shall cause the conversion of OroAmerica Sales Corp. from a Delaware corporation to a Delaware limited liability company pursuant to Section 266 of the DGCL and Section 18-214 of the LLC Act. Following such conversion, the Company shall be the sole member of OroAmerica Sales Corp.

               (b) Before the Effective Time, the Company shall use reasonable efforts to take such other tax-planning actions as Buyer may reasonably request, which actions may be made subject to a condition subsequent that the Merger is completed.

               (c) Before the Effective Time, the Company shall cause the transfer of all but one of the shares of L.A. Estilos currently held by Mr. Benhamou to EuroStyle.com; and Mr. Benhamou shall transfer all other shares of the Company's Subsidiaries currently held by him (and the one share of L.A. Estilos) to a person or entity designated by Buyer.

               (d) Before the Effective Time, the Company shall use reasonable efforts to cause (1) the transfer of all of the shares of the Subsidiaries currently held by persons other than the Company or one of its Subsidiaries to a person or entity designated by Buyer or (2) such persons to enter into a stockholders agreement with Buyer or Buyer Subsidiary with respect to the voting and transfer of such shares.

        2.15 Inventory. The Company and its auditors shall conduct a physical inventory at the Company's Burbank facilities to be completed on the day immediately preceding the day on which the Closing (as defined in Section 4.1 hereof) occurs. The Company, its Subsidiaries, and their auditors shall conduct physical inventories at facilities of the Company's Subsidiaries (as defined in Section 6.1) to be completed on the day immediately preceding the day on which the Closing occurs. All such inventories shall be conducted by the Company and its auditors in accordance with historical procedures, with observation rights given to Buyer and its auditors or other representatives. The costs of such inventories, including the fees of the parties' respective auditors and representatives, shall be borne by the party incurring such costs. In addition, at least five business days before the day on which the Closing occurs, the Company shall provide Buyer a schedule setting forth the methodology used by the Company in counting Company inventory that is held by third parties on a consignment basis and by vendors.

        2.16 Employee Benefit Plan Termination. Before the date on which the Closing occurs, the Company shall take all steps necessary to terminate the OroAmerica, Inc. 401(k) Profit Sharing Plan effective not later than the end of the day prior to the Closing (which termination may be made subject to the subsequent condition that the Merger be completed), including the adoption by the Board of Directors of the Company of any resolutions necessary to terminate the plan, the timely issuance of any notices to participants, administrators, or others that may be required by the current plan document, and the adoption of any amendments of the plan necessary to bring the plan into compliance with current laws and regulations, to fully vest the current participants, or to preclude contributions to the plan with respect to services performed on or after the date the Closing occurs or with respect to compensation related to such services. Promptly after the Closing, Buyer will allow those persons then employed by Buyer or the Surviving Organization to elect a direct roll-over of their accounts in the OroAmerica, Inc. 401(k) Profit Sharing Plan to the Aurafin 401(k) Plan.

                                   ARTICLE III
                                   CONDITIONS

        3.1 Conditions to the Obligations of Buyer and Buyer Subsidiary to Effect the Merger. The obligations of Buyer and Buyer Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any of which (except for the condition set forth in Section 3.1(d)) may be waived in writing by Buyer and Buyer Subsidiary:

               (a) Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of the Company contained in Article VI hereof shall be true and correct (1) in all material respects as of the date hereof and (2) except as would not have a Material Adverse Effect, immediately before the Effective Time, except for those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date (provided that, for both clauses (1) and (2), where any representation or warranty in
        Article VI hereof is expressly qualified by Material Adverse Effect language or other materiality qualifier, such representation or warranty shall be true and correct in all respects); the Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time.

               (b) Absence of Material Adverse Effect. There shall not have been, since the date hereof any event or condition (financial or otherwise) of any character or any operations or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect.

               (c) Officers' Certificate. Buyer and Buyer Subsidiary shall have received a certificate signed by the Chief Executive and Chief Financial Officers of the Company to the effects set forth in paragraphs (a) and
        (b) of this Section 3.1.

               (d) Stockholder Adoption of Agreement. This Agreement shall have been adopted at the meeting of the stockholders of the Company referred to in Section 2.2 hereof by the vote required by the DGCL and the Company's Certificate of Incorporation and Bylaws.

               (e) Absence of Litigation, Injunctions. No court or other governmental entity shall have initiated proceedings to restrain or prohibit the Merger or force rescission, unless such governmental entity shall have withdrawn and abandoned any such proceedings before the time that otherwise would have been the Effective Time and there shall not have been any law or order that would require the divestiture by the Buyer or Buyer Subsidiary of a material portion of their respective businesses, assets, or properties, taken as a whole, or impose any material limitation on the ability of the Buyer or Buyer Subsidiary, taken as a whole, to conduct their respective businesses and own their assets and properties, taken as a whole, following the Closing. There shall not be in effect any injunction, writ, preliminary restraining order, or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby, or any of them, not be consummated as so provided or any statute, rule, or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby, or any of them, illegal.

               (f) Consents. The Company, Buyer, and Buyer Subsidiary shall have obtained the written consents listed on Schedule 3.1(f), if any.

               (g) Financing. Buyer or Buyer Subsidiary shall have obtained funds in the amount of the Senior Commitments and the Mezzanine Commitment (each, as defined in Section 7.4 hereof).

               (h) Dissenting Shares. The holders of not more than 10% of the issued and outstanding shares of Company Common Stock (excluding shares for which the holders have withdrawn such action) shall have taken such action before or at the time of the stockholders' vote as is necessary as of that time to entitle them to the statutory appraisal rights referred to in Section 1.6 hereof.

               (i) Non-Competition Agreement. Mr. Benhamou shall have executed and delivered to Buyer and Buyer Subsidiary a non-competition agreement substantially in the form of Exhibit C hereto (the "Non-Competition Agreement").

               (j) Employment Agreement. Mr. Benhamou shall have executed and delivered to Buyer and Buyer Subsidiary an employment and release agreement containing the terms and provisions set forth in Exhibit D hereto and such other terms and provisions as the parties shall agree (the "Employment Agreement").

               (k) Net Working Capital. Immediately before the Effective Time, the Company shall have Net Working Capital (i.e., Current Assets minus Current Liabilities), as such capitalized terms are defined in United States generally accepted accounting principles, of at least $49.5 million, and Buyer shall have been provided a certificate signed by the Company's Chief Financial Officer to such effect.

               (l) Inventory. The cumulative negative amount of all book-to-physical adjustments (netting positive amounts against negative amounts) to the Company's inventories from April 1, 2001 to the day of the Closing, including any such adjustment required as a result of the physical inventory taken pursuant to Section 2.15, shall not exceed $500,000.

               (m) Title Insurance. The Company shall have provided to Buyer and Buyer Subsidiary surveys and standard commitments to insure title in amounts reasonably acceptable to Buyer covering each parcel of real property owned by the Company or any of its Subsidiaries. Such commitments shall show, as of a date no more than five days prior to the Closing, that the Company or one of its Subsidiaries has title in fee simple to all such real property subject only to easements, covenants and other restrictions which do not materially adversely affect the current use of such real property, shall commit to delete all standard exceptions, and shall not show any material inaccuracy in any representation made with respect to such real property in Section 6.9 hereof.

        3.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which (except for the condition set forth in Section 3.2(c)) may be waived in writing by the Company:

               (a) Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of Buyer and Buyer Subsidiary contained in Article VII hereof shall be true and correct in all material respects immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), except to the extent any inaccuracy in any such representation or warranty, individually or in the aggregate, does not materially impair the ability of Buyer or Buyer Subsidiary to consummate the transactions contemplated hereby; Buyer and Buyer Subsidiary shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by them immediately before the Effective Time.

               (b) Officers' Certificate. The Company shall have received a certificate signed by a duly authorized officer of Buyer and Buyer Subsidiary to the effects set forth in paragraph (a) of this Section 3.2.

               (c) Stockholder Adoption of Agreement. This Agreement shall have been adopted at the meeting of the stockholders of the Company referred to in Section 2.2 hereof by the vote required by the DGCL and the Company's Certificate of Incorporation and Bylaws.

               (d) Absence of Litigation, Injunctions. No court or other governmental entity shall have initiated proceedings to restrain or prohibit the Merger or force rescission, unless such governmental entity shall have withdrawn and abandoned any such proceedings before the time that otherwise would have been the Effective Time and there shall not have been any law or order that would require the divestiture by the Buyer or Buyer Subsidiary of a material portion of their respective businesses, assets, or properties, taken as a whole, or impose any material limitation on the ability of the Buyer or Buyer Subsidiary, taken as a whole, to conduct their respective businesses and own their assets and properties, taken as a whole, following the Closing. There shall not be in effect any injunction, writ, preliminary restraining order, or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby, or any of them, not be consummated as so provided or any statute, rule, or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby, or any of them, illegal.

                                   ARTICLE IV
                                     CLOSING

        4.1 Time and Place. Subject to the provisions of Articles III and V hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Ervin, Cohen & Jessup LLP, Beverly Hills, California on the same business day as, and promptly following, the meeting of stockholders referred to in Section 2.2 hereof or at such other place or at such other time as Buyer and the Company may mutually agree upon for the Closing to take place.

        4.2 Deliveries at the Closing. Subject to the provisions of Articles III and V hereof, at the Closing:

               (a) there shall be delivered to Buyer, Buyer Subsidiary, and the Company the opinions, certificates, and other documents and instruments the delivery of which is contemplated under Article III hereof;

               (b) Buyer Subsidiary shall cause the Certificate of Merger to be filed as provided in Section 1.3 hereof, and the Company and Buyer Subsidiary shall take all other lawful actions and do all other lawful things necessary to cause the Merger to become effective; and

               (c) subject to the rights of the Surviving Organization to receive a refund of amounts remaining in the Fund one year after the Effective Time under Section 1.8 hereof, Buyer or Buyer Subsidiary shall irrevocably deposit with the Disbursing Agent the amount designated as the Fund in Section 1.8 hereof.

                                    ARTICLE V
                           TERMINATION AND ABANDONMENT

        5.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time before the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

               (a) by mutual written agreement of Buyer, Buyer Subsidiary, and the Company;

               (b) by Buyer, Buyer Subsidiary, or the Company, if the Merger shall not have been consummated on or before August 31, 2001 (which date may be extended by mutual agreement of Buyer, Buyer Subsidiary, and the Company), unless such failure of consummation shall be due to the failure by the party seeking to terminate this Agreement to comply in all material respects with the terms hereof;

               (c) by Buyer or Buyer Subsidiary, if (1) any of the conditions set forth in Section 3.1 hereof shall become impossible to fulfill other than for reasons totally within the control of Buyer or Buyer Subsidiary, but only if the failure of such condition did not result from the breach by Buyer or Buyer Subsidiary of any of their representations, warranties, or covenants hereunder, and such condition shall not have been waived under Section 8.4 hereof, (2) the stockholders of the Company shall fail to adopt this Agreement by the vote required by the DGCL and the Company's Certificate of Incorporation and Bylaws at the first meeting of stockholders called for that purpose or any adjournment thereof, or (3) the Board of Directors of the Company approves or recommends a Third-Party Acquisition Offer;

               (d) by the Company, if any of the conditions set forth in Section
        3.2 hereof shall become impossible to fulfill other than for reasons totally within the control of the Company, but only if the failure of such condition did not result from the breach by the Company of any of its representations, warranties, or covenants hereunder, and such condition shall not have been waived under Section 8.4 hereof; or

               (e) by the Company, at any time before the vote on the proposal to adopt this Agreement at the meeting of the Company's stockholders, or any adjournment thereof, upon five business days' prior written notice to Buyer, if the Board of Directors of the Company shall have approved or recommended a Superior Offer; provided, however, that, before termination, (1) the Company shall have complied with Section 2.3, (2) the Board of Directors of the Company shall have determined in the good-faith exercise of its fiduciary duties, after consultation with its outside legal counsel and financial adviser, that the Superior Offer is more favorable to the Company's stockholders than the Merger, and (3) the Company shall have notified Buyer in writing of its intention to enter into an agreement with respect to a Superior Offer and shall have provided Buyer with the latest version of the documentation for such transaction; and provided, further, that, during the five-business-day notice period, the Company shall negotiate in good faith with Buyer to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby, and the notice of termination shall not be effective unless the Company's Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial adviser, that any written offer provided by Buyer during such five-business-day notice period is not at least as favorable to the Company's stockholders as the Superior Offer.

        5.2 Procedure and Effect of Termination. If this Agreement is terminated by one or more of the parties under Section 5.1 hereof, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. If this Agreement is validly terminated as provided herein, and the transactions contemplated hereby are not consummated, this Agreement shall be void and no party hereto shall have any liability or further obligation to any other party to this Agreement; provided, however, that termination shall not affect (a) the rights and remedies available to a party as a result of the breach by the other party or parties hereto, (b) the provisions of the Confidentiality Agreement or Section 8.1 hereof, or (c) the obligations of Buyer and the Company under Section 5.3 hereof.

        5.3 Termination Fees.

               (a) If this Agreement is terminated by Buyer or Buyer Subsidiary under Section 5.1(b) or Section 5.1(c)(1) hereof or by the Company under
        Section 5.1(b) hereof, and, in either case, (1) the condition to consummating the Merger set forth in Section 3.1(g) hereof has not been satisfied, and (2) the conditions set forth in the other subsections of
        Section 3.1 have been satisfied or are deemed satisfied as of the date of termination (substituting "the date of termination" for "the Effective Time" as it appears in those subsections, wherever appropriate), then, at the request of the Company, Buyer and the Company shall jointly instruct the Escrow Agent to pay the Company $3 million in cash within two business days after the notice of such termination. For purposes of clause (2) of this Section 5.3: (A) the condition set forth in Section 3.1(c) shall be deemed satisfied if the conditions set forth in Sections 3.1(a) and 3.1(b) are satisfied; (B) the condition set forth in Section 3.1(f) shall be deemed satisfied in the absence of reasonable evidence that such condition would not have been satisfied at or before the Effective Time; (C) the conditions set forth in Sections 3.1(i) and
        (j) shall be deemed satisfied unless Mr. Benhamou shall have notified Buyer in writing that he will not execute and deliver any such agreement at the Effective Time or has failed to execute any such agreement within two business days after being requested to do so by Buyer; and (D) the condition set forth in Section 3.1(e) shall be deemed satisfied unless the Buyer requests within five business days of any such termination that the inventory contemplated by Section 2.15 be conducted, and if so requested, shall be deemed satisfied if the condition is satisfied in accordance with its terms. Buyer and Buyer Subsidiary acknowledge and agree that Buyer's and Buyer Subsidiary's agreement to deposit $3 million in escrow pursuant to the Escrow Agreement for the purpose of ensuring payment of the termination fee is a material inducement to the Company to execute, deliver, and initiate performance of this Agreement notwithstanding the fact that, as of the date of this Agreement, Buyer and Buyer Subsidiary lack sufficient funds with which to complete the Merger on the terms hereof. Successful exercise by the Company of the right to receive a termination fee under this Section 5.3(a) shall constitute an election of remedies and shall preclude the Company from any other remedy against Buyer or Buyer Subsidiary to which the Company may otherwise be entitled under this Agreement, at law or in equity, or otherwise because of a breach by Buyer or Buyer Subsidiary of its representations or obligations under Sections 2.13 or 7.4.

               (b) If:

                   (1) this Agreement is terminated pursuant to Section
               5.1(c)(3) or 5.1(e);

                   (2) a Third-Party Acquisition Offer shall have been made to the Company or shall have otherwise become known publicly prior to such termination and shall not have been withdrawn, this Agreement shall have been terminated by Buyer and Buyer Subsidiary pursuant to Section 5.1(b) or 5.1(c)(1), the Company shall be in or shall have committed a material and intentional breach of any of its agreements and obligations hereunder, and within 12 months after termination the Company shall have entered into an agreement with respect to, or consummated, any Third-Party Acquisition Offer; or

                   (3) this Agreement is terminated pursuant to Section
               5.1(c)(1) because of the failure of the condition set forth in
               Section 3.1(h), prior to such termination a Third-Party Acquisition Offer shall have been made to the Company or shall have otherwise become known publicly and shall not have been withdrawn and the Board of Directors of the Company has failed to publicly reconfirm and recommend the Merger within five business days after being requested to do so by Buyer, the condition set forth in Section 3.1(g) shall not have been satisfied, and within 12 months after termination, the Company shall have entered into an agreement with respect to, or consummated, any Third-Party Acquisition Offer;

        then, the Company shall pay to Buyer a fee equal to $3.25 million in cash, plus an amount in cash, not to exceed $3.75 million, equal to all documented out-of-pocket expenses and fees incurred by Buyer (including financing commitment fees and fees and expenses payable to legal, accounting, financial, and other professional advisers) arising out of, in connection with or related to this Agreement, the Merger, or the transactions contemplated by this Agreement. For purposes of clauses (2) and (3) above, the percentage "50%" shall be substituted for "10%" in the definition of Third-Party Acquisition Offer. Such fees shall be paid by wire transfer of immediately available funds to an account designated by Buyer; in the case of clause (1) above, within three business days after termination by Buyer or, if terminated by the Company, prior to such termination, or in the case of clauses (2) and (3) above, within three business days after the first to occur of entering into such agreement or consummation (provided, however, the Company shall be required to pay out-of-pocket expenses and fees pursuant to this Section 5.3(b) within three business days after notice of such fees and expenses has been provided by Buyer to the Company). It shall be a condition to termination of this Agreement by the Company pursuant to any paragraph of Section 5.1 that requires payment of such fees upon termination pursuant thereto, that such payment has been made. The successful exercise by Buyer of the right to receive a termination fee and expense reimbursement under Section 5.3(b)(2) shall constitute an election of remedies and shall preclude Buyer or Buyer Subsidiary from any other remedy against the Company to which Buyer or Buyer Subsidiary may otherwise be entitled under this Agreement, at law or in equity, or otherwise because of such breach by the Company.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

        Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Buyer and Buyer Subsidiary as follows:

        6.1 Corporate Organization. Each of the Company and the corporations listed on Schedule 6.1 under the heading "Subsidiaries" and L.A. Estilos (collectively, the "Subsidiaries") is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (as identified on Schedule 6.1) and has the requisite corporate power and corporate authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified, licensed, or in good standing would not have, individually or in the aggregate, a Material Adverse Effect. The copies of the charter and bylaws (or similar organizational documents) of the Company and each Subsidiary provided to Buyer by the Company are complete and correct as of the date hereof.

        6.2 Capitalization. The authorized capital stock of the Company consists of ten million shares of Company Common Stock, of which, as of the date of this Agreement, 5,294,598 shares are issued and outstanding, and 500,000 shares of Preferred Stock, $.001 par value, none of which, as of the date of this Agreement, is issued and outstanding. All of the issued and outstanding shares of capital stock of the Company and of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and were not granted in violation of any statutory preemptive rights. There are no outstanding subscriptions, options, warrants, calls, or other agreements or commitments under which the Company or any Subsidiary is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for Options to purchase up to 722,500 shares of Company Common Stock (as of the date of this Agreement) at the exercise prices set forth on Schedule 6.2. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of every class of each Subsidiary, free and clear of all liens, security interests, pledges, charges, and other encumbrances. Schedule
6.2 contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association in which the Company or any Subsidiary has any direct or indirect equity ownership interest (other than the Subsidiaries). None of the outstanding shares of capital stock of the Company or any Subsidiary or the Options were granted in violation of any preemptive or similar rights. There are no voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party or of which the Company otherwise has knowledge with respect to the voting of capital stock of the Company or any Subsidiary.

        6.3 Authority. The Company has the corporate power and authority to execute and deliver this Agreement and, subject to approval by the holders of the Company Common Stock at the special meeting of shareholders referred to in
Section 2.2 hereof, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by the Board of Directors of the Company, and no further corporate action of the Company, other than the adoption of this Agreement by its stockholders, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and subject,

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

as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

        6.4 No Conflicts. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in a breach of the charter, bylaws, or similar organizational documents, as currently in effect, of the Company or any of its Subsidiaries, (b) except for the requirements under the HSR Act, compliance with the Exchange Act, and the filing of the Certificate of Merger with the Delaware Secretary of State, require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of the Company or any of its Subsidiaries, (c) violate any statute, law, ordinance, rule, or regulation applicable to the Company or any of its Subsidiaries or any injunction, judgment, order, writ, or decree to which the Company or any of its Subsidiaries has been specifically identified as subject, or (d) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to, or the consent of, any third party, or result in the creation of any lien on the assets of the Company or any of its Subsidiaries under, any Material Contract (as defined in Section 6.10 hereof).

        6.5 SEC Reports; Financial Statements; No Undisclosed Liabilities.

               (a) The Company has made available to Buyer, in the form filed with the SEC, all reports, registration statements, and other filings (including amendments to previously filed documents) filed by the Company with the SEC from January 1, 1998 to the date of this Agreement (all such reports, proxy statements, registration statements, and filings, other than the Proxy Statement, are collectively called the "SEC Reports"). No SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. From January 1, 1998 to the date of this Agreement, the Company has filed all reports that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC.

               (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

               (c) There are no material liabilities of the Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, other than (1) liabilities disclosed or set forth in the most recent audited balance sheet contained in the SEC Reports (the "Balance Sheet"), (2) liabilities incurred in the ordinary course of business since the date of the Balance Sheet, (3) liabilities under, or required to be incurred under, this Agreement, and (4) liabilities (other than those in default) under contracts and agreements listed on Schedule 6.10 or the non-disclosure of which thereon does not represent a breach under
        Section 6.10 hereof.

               (d) The Company has made available to Buyer the Company's financial results for the month of February 2001.

        6.6 Absence of Certain Changes.

               (a) Except as disclosed in SEC Reports filed after the date of the Balance Sheet, but before the date hereof, from the date of the Balance Sheet to and including the date of this Agreement, the Company and the Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been any condition, circumstance, event, or occurrence that, individually or in the aggregate, has resulted or would be reasonably likely to result in a Material Adverse Effect.

               (b) Without limiting the generality of Section 6.6(a) hereof, since the date of the Balance Sheet, and except as disclosed in the SEC Reports filed after the date of the Balance Sheet, but before the date hereof, neither the Company nor any Subsidiary has:

                   (1) created, incurred, assumed, or guaranteed any material indebtedness or become subject to any material liabilities, except liabilities incurred in the ordinary course of business consistent with past practice;

                   (2) sold, assigned, or transferred any material amount of
               assets, except inventory sold in the ordinary course of business;

                   (3) suffered any extraordinary losses, whether or not covered by insurance, or, except in the ordinary course of business, forgiven or canceled any material claims or waived any right of material value;

                   (4) increased in any material respects its total number of employees or the compensation, bonuses, or benefits payable or to become payable to any directors, officers, employees, distributors, agents, or representatives, except for increases to its officers and employees in the ordinary course of business consistent with past practice or as required under any existing employment agreement;

                   (5) suffered any material work stoppage or labor dispute;

                   (6) changed in any material respects any of its accounting principles or the methods of applying such principles, other than as required by generally accepted accounting principles;

                   (7) declared, set aside, or paid any dividend or made any
               other distribution in respect of shares of its capital stock, except for dividends or distributions by any Subsidiary to the Company or another Subsidiary;

                   (8) split, combined, or reclassified any shares of its
               capital stock or made any other changes in its equity capital structure;

                   (9) purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock;

                   (10) issued any shares of its capital stock or granted any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of shares of Company Common Stock upon the exercise of Options;

                   (11) amended its charter or bylaws (or similar organizational documents);

                   (12) made or permitted to have occurred any material change in practices with respect to the collection of accounts receivable;

                   (13) incurred any capital expenditures that exceeded $100,000 in the aggregate;

                   (14) entered into, adopted, modified, or terminated any
               Employee Plan;

                   (15) purchased any business, purchased any stock of any
               corporation other than the Company, or merged or consolidated with any person;

                   (16) incurred, assumed, or guaranteed any indebtedness for money borrowed other than (A) borrowing incurred for working capital purposes under the Company's existing revolving credit facility and (B) intercompany indebtedness; or

                   (17) except for this Agreement, entered into any commitment to do any of the foregoing.

        6.7 Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement is mailed to Company stockholders, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not, at the time of the meeting of stockholders to which the Proxy Statement relates, as then amended or supplemented, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting (except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information furnished to the Company by Buyer or Buyer Subsidiary for inclusion in the Proxy Statement).

        6.8 Tax Matters.

               (a) The Company and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all material federal, state, local, and foreign tax returns (collectively, "Tax Returns") required to be filed by them with respect to income, gross receipts, withholding, social security, unemployment, payroll, franchise, property, excise, sales, use, and other taxes of whatever kind (collectively, including any interest or penalties thereon, "Taxes") and have paid all Taxes owed (whether or not shown on such Tax Returns) to the extent such Taxes have become due.

               (b) No Tax Returns filed by the Company or any of its Subsidiaries are the subject of pending audits as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received, before the date of this Agreement, a notice of deficiency or assessment of additional Taxes that remains unresolved. Neither the Company nor any of its Subsidiaries has extended the period for assessment or payment of any Tax, which extension has not since expired.

               (c) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group (as such term is defined in Section 1504 of the Internal Revenue Code of 1986 (the "Code")) filing a consolidated federal income tax return for any tax year since the tax year ended December 31, 1993, other than a group the common parent of which was the Company.

               (d) The Company and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws of any country or subdivision thereof, and have, within the time and in the manner prescribed by law, withheld from employees' wages and paid over to the proper governmental authorities all amounts required to be so paid.

               (e) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income or make any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting or otherwise. Neither the Company nor any of its Subsidiaries has disposed of any material property in a transaction being accounted for under the installment method pursuant to Code Section 453.

               (f) Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

               (g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
        Section 897(c)(1)(A)(ii).

               (h) Neither the Company nor any of its Subsidiaries is a party to any tax-allocation or tax-sharing agreement other than between the Company and the Subsidiaries.

               (i) The Company has delivered to Buyer true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to the Company and each of its Subsidiaries.

               (j) No property of the Company or its Subsidiaries is "tax exempt use property" within the meaning of Code Section 168(h).

               (k) None of the Company or any of its Subsidiaries has made any payment, or is a party to any contract, agreement, or arrangement that could obligate it to make any payment that would, but for the provisions of clause (ii) of Code Section 280G(b)(2)(A), constitute a "parachute payment" within the meaning of Code Section 280G.

        6.9 Properties.

               (a) Owned Real Property. Schedule 6.9(a) sets forth a list of each parcel of real property owned in fee simple by the Company or any of its Subsidiaries, and such parcels, along with all buildings, fixtures (including trade fixtures) and any other improvements located thereon and all rights, easements, privileges, and other appurtenances thereto belonging or in any way appertaining are referred to as the "Owned Real Property." One or more of the Company and its Subsidiaries has good and valid title to the Owned Real Property, free and clear of all mortgages, liens, security interests, charges, and encumbrances, except for those easements, covenants, and other restrictions that do not materially adversely affect the current use of such real property. Neither the Company nor any of its Subsidiaries has received written notice from any insurance company that it will require alteration of any Owned Real Property for continuance of a policy insuring such Owned Real Property or the maintenance of insurance rates with respect thereto. Neither the Company nor any of its Subsidiaries has entered into nor has any knowledge of any written development agreement or other written agreement that limits the Company's or any of the Subsidiaries' ability to protest Taxes, fixes minimum Taxes, or requires continued business operations. Neither the Company nor any of its Subsidiaries has received any written notice nor has any knowledge of any special assessments to be made against the Owned Real Property by any authority. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice nor has any knowledge of any pending or threatened governmental action that would impair access to the Owned Real Property. There are no sales contracts, lease agreements, options to purchase, or rights of first refusal or similar agreements with respect to any of the Owned Real Property now in effect, and no person other than one or more of the Company and its Subsidiaries is entitled to possession of any of the Owned Real Property.

               (b) Leased Real Property. Schedule 6.9(b) sets forth a list, as of the date hereof, of all leases, subleases, licenses, and other agreements (collectively, the "Real Property Leases") under which the Company or any Subsidiary uses, occupies, or has the right to use or occupy, now or in the future, any real property. Each Real Property Lease is valid, binding, in full force and effect, and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity); all rent and other sums and charges payable by the Company or any Subsidiary as tenant thereunder are current and not delinquent; no notice of default or termination under any Real Property Lease is outstanding; neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any other party to any Real Property Lease is in breach of any provision thereof, no termination event or condition or uncured default on the part of the Company or the Subsidiary (or, to the knowledge of the Company, any other party) exists under any Real Property Lease, and no event has occurred and no condition exists that constitutes or, with the giving of notice or the lapse of time or both, would constitute, such a default or termination event or condition. The Company has provided to the Buyer correct and complete copies of each of the Real Property Leases. The consummation of the transactions contemplated by this Agreement will not constitute a default or event of default under any Real Property Lease.

               (c) General Real Property Matters. The real property described in
        Schedule 6.9(a) and the real property subject to the leases described in
        Schedule 6.9(b) constitute the only real property used by the Company and its Subsidiaries in the conduct of their businesses. The buildings, plants, and structures of the Company and its Subsidiaries that are used in the operation of their respective businesses are in good condition and repair (ordinary wear and tear excepted) and do not encroach upon any property not owned or leased by the Company or its Subsidiaries.

               (d) Personal Property. The Company or one or more of the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all personal property used in the operation of their businesses (including good and marketable title to all personal property reflected in the Balance Sheet other than inventory or supplies sold or used since the date of the Balance Sheet in the ordinary course of business), in each case free and clear of all mortgages, liens, security interests, charges, and encumbrances (other than those evidenced by any lease, contract, or agreement that is described on Schedule 6.9(d)). Each material item of equipment or machinery owned by the Company or its Subsidiaries or used by any of them in the operation of their businesses is in good condition and repair, ordinary wear and tear excepted.

        6.10 Material Contracts.

               (a) Schedule 6.10 sets forth a list, as of the date hereof, of all of the following contracts and agreements to which the Company or any Subsidiary is a party, or by which any of their properties or assets are subject, whether written or unwritten (collectively, the "Material Contracts"):

                   (1) any purchase order, agreement, or commitment involving more than $1 million entered into by the Company or the Subsidiary to purchase or sell any products or services that is not terminable by the Company or the Subsidiary without payment or penalty upon 30 days' notice;

                   (2) any loan agreement, promissory note, indenture, letter of credit, or other agreement or instrument evidencing or providing for the borrowing of money, any consignment agreement, any contract or agreement for the deferred purchase price of property (excluding normal trade payables), or any agreement or instrument guaranteeing any indebtedness, letters of credit, or obligations to pay the deferred purchase price of property (other than normal trade payables) or to reimburse the maker of any letter of credit or banker's acceptance or any endorsement of any promissory note, bill of exchange, or other negotiable instrument (other than endorsements of negotiable instruments for collection in the ordinary course of business);

                   (3) any agreement guaranteeing any obligations of any person;

                   (4) any forward-purchase or hedging contract;

                   (5) any joint venture, partnership, or other arrangement
               involving a sharing of profits;

                   (6) any employment, consulting, severance, or stay-pay
               agreement or arrangement;

                   (7) any non-competition or similar agreement;

                   (8) any agreement for the sale or lease of any material
               assets, other than for the sale of inventory in the ordinary course of business;

                   (9) any mortgage, deed of trust, security agreement,
               collateral-sharing agreement, or other agreement creating a lien on any assets, including any capital lease;

                   (10) any lease (either as lessor or lessee) of personal
               property;

                   (11) any agreement to pay or receive any royalty or license fee or to license (either as licensor or licensee) any intellectual property rights (other than customary non-negotiated licenses of off-the-shelf computer software);

                   (12) any agreement under which the Company or any Subsidiary acquired or disposed of any business;

                   (13) any agreement for capital expenditures;

                   (14) any agreement with any of the Company or its
               Subsidiaries' officers or directors or their affiliates or with any holders of more than 5% of the Company Common Stock or their affiliates; and

                   (15) any other agreement that was not entered into in the
               ordinary course of business.

               (b) (1) All Material Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws related to the enforcement of creditors' rights or by general principles of equity;
        (2) neither the Company nor any Subsidiary is in breach of any Material Contract, which breach, individually, would require the payment of $10,000 or more by the Company, and which breaches, in the aggregate, would require the payment of $125,000 or more by the Company or give the other party thereto a right of termination thereunder; (3) no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under any Material Contract by or in respect of the Company or any Subsidiary; (4) to the knowledge of the Company, no other party to a Material Contract is in breach of any material provision thereof; (5) to the knowledge of the Company, no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under a Material Contract by or in respect of any other party thereto.

               (c) Correct and complete copies of each written Material Contract and summaries of each unwritten Material Contract have been provided by the Company to Buyer.

               (d) Each of the following contracts to which the Company or any Subsidiary is a party (which shall be deemed a Material Contract for purposes of Section 6.10(b) only) was entered into in the ordinary course of business, consistent with past practice:

                   (1) any sales agency, advertising, promotional, brokerage, or distribution agreement;

                   (2) any agreement that includes provisions regarding minimum volumes or volume discounts; or

                   (3) any agreement under which a rebate, discount, bonus,
               commission, or other payment with respect to the sale of any product will be payable or required after the Effective Time.

        6.11 Intellectual Property.

               (a) Schedule 6.11 sets forth a list, as of the date hereof, of the following:

                   (1) all United States, state, and foreign patents, trademark, and service mark registrations, copyright registrations, and applications owned by or, if so noted on Schedule 6.11, licensed to the Company or any Subsidiary, except those licensed by the Company or the Subsidiary under customary non-negotiated licenses of off-the-shelf computer software; and

                   (2) all licenses granted to or by the Company or any
               Subsidiary under written agreements pertaining to patents, patent applications, proprietary technology, inventions, trademarks, service marks, trade names, copyrights, or other intellectual property (collectively with the rights listed pursuant to clause
               (1) above, "Intellectual Property"), except customary non-negotiated licenses by the Company or the Subsidiary as licensee of off-the-shelf computer software; the Intellectual Property, together with all other brand marks, brand names, trade names, logos, package designs, formulae, inventions, trade secrets, manufacturing processes, manuals, and other proprietary rights and intellectual property of the Company and the Subsidiaries, are referred to as "Proprietary Rights."

                   (b) (1) The Company or one of its Subsidiaries owns the
               Intellectual Property and has the exclusive right to use (without any license fees, charges, or other payment obligations that are not listed on Schedule 6.11) and the right to bring actions for the infringement of, the Intellectual Property and the right to use the Proprietary Rights (without any license fees, charges, or other payment obligations that are not listed on Schedule 6.11).

                   (2) The operation of the business of the Company and the
               Subsidiaries does not infringe on the patents, trademarks, service mark registrations, copyright registrations, applications therefor, or other intellectual property rights of any person, and, to the knowledge of the Company, there are no allegations by any person to the contrary and there is no pending patent, trademark, service mark, or copyright application of any other person that, if issued or registered, would be infringed upon by the operations of the Company or the Subsidiaries.

                   (3) No licenses, sub-licenses, or agreements pertaining to any of the Intellectual Property have been granted by the Company or the Subsidiaries.

                   (4) Neither the Intellectual Property nor the other
               Proprietary Rights are subject to any liens.

                   (5) No patents, trademarks, tradenames, service marks,
               copyrights, formulae, inventions, trade secrets, or other intellectual property are used by the Company or the Subsidiaries in the conduct of their businesses except the Intellectual Property, other Proprietary Rights, and customary non-negotiated licenses of off-the-shelf computer software.

                   (6) The Company and the Subsidiaries have taken all steps
               reasonably required to maintain the Intellectual Property, including timely payment of all fees and timely filing of all documents required under applicable legal requirements.

        6.12 Litigation. No claim, action, litigation, governmental investigation, administrative, arbitration, or other proceeding by or before any court or other governmental entity is pending or, to the knowledge of the Company, threatened against or relating to the Company, any Subsidiary, their assets, properties, or businesses. Neither the Company nor any Subsidiary is subject to any order of any court or other governmental entity.

        6.13 Compliance with Laws; Licenses and Permits.

               (a) The Company and its Subsidiaries have substantially complied with, and are not in violation of, any laws, ordinances, and regulations or other governmental restrictions, orders, judgments, or decrees applicable to their respective businesses, including individual products marketed by them, except where failure to comply would not have a Material Adverse Effect.

               (b) All licenses, franchises, permits, and other governmental authorizations of the Company and its Subsidiaries are valid and sufficient for all businesses presently carried on by the Company and its Subsidiaries, and the Company and its Subsidiaries are not in violation of any such material license, franchise, permit, or other governmental authorization, except where failure to maintain any such franchise, permit, or authorization would not have a Material Adverse Effect.

        6.14 Brokers and Finders. Except for the fees of Houlihan, Lokey, Howard & Zukin payable under the engagement letter with the Company dated May 8, 2000, there are no claims for brokerage commissions, finders' fees, investment advisory fees, or similar compensation in connection with this Agreement or the transactions contemplated hereby based on any arrangement, understanding, commitment, or agreement made by or on behalf of the Company or its Subsidiaries, obligating the Surviving Organization, Buyer, or Buyer Subsidiary to pay such claim.

        6.15 Employee Benefits.

               (a) Each employee pension benefit plan ("Pension Plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employee welfare benefit plan ("Welfare Plan"), as defined in Section 3(1) of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other material employee benefit plan, agreement, commitment, or arrangement, including any such plan, agreement, commitment, or arrangement maintained for or covering employees employed outside of the United States ("Benefit Plan"), which is currently maintained by the Company or any of its ERISA Affiliates (as defined in Paragraph (i) of this Section 6.15) or to which the Company or any of its ERISA Affiliates currently contributes or is under any current obligation to contribute, or under which the Company or any of its ERISA Affiliates has any current or potential liability (collectively, the "Employee Plans" and individually, an "Employee Plan") is listed in Schedule 6.15 and, to the extent an Employee Plan is evidenced by documents, true and complete copies thereof have been delivered or made available to Buyer. In addition, copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each Pension Plan and Welfare Plan for the three most recent plan years of such plan for which reports have been filed have been delivered or made available to Buyer.

               (b) The Company and each of its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Employee Plans. No Pension Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in that Code Section), whether or not material, as of the last day of the most recent plan year of such plan.

               (c) Each Employee Plan (and any related trust or other funding instrument) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws and regulations (other than adoption of any Pension Plan amendments for which the remedial amendment period has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Employee Plan have been timely filed.

               (d) There is no material litigation, arbitration, or administrative proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its ERISA Affiliates or, to the knowledge of the Company, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Employee Plan as of the date of this Agreement. Neither the Company nor any of its ERISA Affiliates nor, to the knowledge of the Company, any plan fiduciary of any Pension or Welfare Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Employee Plan.

               (e) Neither the Company nor any of its ERISA Affiliates currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

               (f) No Employee Plan provides health, dental, life insurance, or similar welfare benefits to any employee of the Company or any ERISA Affiliate, or any dependent of such employee, following termination of the employee's employment, except as may be required by Code Section 4980B or any similar state law.

               (g) No representation has been made to any employee with respect to any Employee Plan that would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of the Employee Plan, including representations as to post-retirement health or death benefits. No representation or promise has been made to any such employee that any new Employee Plan is to be established.

               (h) No employee of the Company or any of its ERISA Affiliates is a party to any employment or other agreement that entitles him or her to compensation, severance pay, or other consideration upon the acquisition by any person of control of the Company, or to benefits or increased benefits under any Employee Plan covering such employee as a result of such acquisition of control. The consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not entitle any person to, accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Employee Plan.

               (i) For purposes of this Section 6.15, "ERISA Affiliate" means
        (1) any trade or business with which the Company is under common control within the meaning of Section 4001(b) of ERISA, (2) any corporation with which the Company is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (3) any entity with which the Company is under common control within the meaning of Section 414(c) of the Code, (4) any entity with which the Company is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (5) any entity with which the Company is aggregated under
        Section 414(o) of the Code.

        6.16 Environmental Matters. Except as set forth in the SEC Reports or on
Schedule 6.16:

               (a) (1) to the knowledge of the Company, except for noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect, each of the Company and the Subsidiaries is and, at all times has been, in compliance with all applicable federal, state, local, and foreign laws, rules, regulations, ordinances, orders, decrees, and other legal requirements relating to pollution, compensation for damage or injury caused by pollution, or protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species), human health, or natural resources (collectively, "Environmental Laws");

                  (2) to the knowledge of the Company, except for noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect, each of the Company and the Subsidiaries holds all permits, licenses, registrations, exemptions, and other filings with or authorizations by any governmental authority under any Environmental Law (collectively, "Environmental Permits"), each of which is in full force and effect, required for any of its current operations and for any property owned, leased, or otherwise operated by it, and each of the Company and the Subsidiaries is, and within the period of all applicable statutes of limitation has been, in compliance with all such Environmental Permits;

                  (3) to the Company's knowledge, no review by, or approval of, any governmental authority or other person is required under any Environmental Law in connection with the execution or delivery of this Agreement or in connection with the consummation of the transactions contemplated hereby;

                  (4) there is no Environmental Claim (as defined in paragraph
         (b) below) pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries; and

                  (5) to the knowledge of the Company, except for Environmental Conditions (defined below) that would not have, individually or in the aggregate, a Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events, or incidents (collectively "Environmental Conditions") that could form the basis of any Environmental Claim against the Company or any Subsidiary or against any person whose liability for such Environmental Claim any of them has or may have retained or assumed either contractually or by operation of law.

                  (b) As used in this Section 6.16, an "Environmental Claim" means any written claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice by any person alleging noncompliance, violation, or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines, or penalties) arising out of, relating to, based on, or resulting from (1) the presence, discharge, emission, release, or threatened release of any Hazardous Substances (as defined in paragraph (d) below) at any location, whether or not owned by the Company or the Subsidiaries, (2) any violation or alleged violation of any Environmental Law or Environmental Permit, or (3) otherwise relating to obligations or liabilities under any Environmental Law.

                  (c) Without limiting the generality of Section 6.16(a), to the knowledge of the Company, except for noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect, (1) all on-site and off-site locations where the Company or any Subsidiary has stored, disposed, or arranged for the disposal of Hazardous Substances are identified on Schedule 6.16(c); (2) all underground and aboveground storage tanks or other containment facilities, and the capacity and contents of such tanks or facilities, currently or formerly located on, in or under any real property owned, leased or operated by the Company or any Subsidiary (the "Real Property") are identified on
        Schedule 6.16(c); (3) all wells or other borings located on the Real Property are identified on Schedule 6.16(c); (4) there is no asbestos contained in or forming a part of any building, building component, structure, or office space on the Real Property; and (5) no polychlorinated biphenyls (PCBs) are used or stored at the Real Property or contained in any personal property at the Real Property.

               (d) To the knowledge of the Company, except for noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect, there are not present in, on, or under the Real Property or, to the knowledge of the Company, in, on, or under real property formerly owned or leased by the Company or any Subsidiary ("Former Real Property") any Hazardous Substances. As used in this Section 6.16, "Hazardous Substances" means pollutants, contaminants, hazardous or toxic substances, hazardous or toxic wastes, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, radioactive substances, and all other chemicals, wastes, substances, and materials, whether or not defined as such, listed in, regulated by, or identified in any Environmental Law in such form or quantities as to create any liability or obligation under any Environmental Law or any other liability for the Company, any Subsidiary, or the Surviving Organization, or that could result in other liability under any Environmental Law. However, Hazardous Substances do not include those substances stored, maintained, handled or used in the ordinary course of business or other lawful activities conducted at the Real Property or Former Real Property. None of the Real Property or, to the knowledge of the Company, Former Real Property is being used, or has ever been used, in connection with the business of manufacturing, storing, transporting, handling, disposing, or treating Hazardous Substances. To the knowledge of the Company, neither the Company nor any Subsidiary has, in connection with the Real Property or in connection with Former Real Property, installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Substances in any manner so as to create any liability or obligation under any Environmental Law or any other liability for the Company, any Subsidiary, or the Surviving Organization.

               (e) To the knowledge of the Company, none of the Real Property or the Former Real Property is or ever has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or any similar federal, state, or local list, schedule, log, inventory, or database.

               (f) The Company has delivered to Buyer all reports, authorizations, disclosures, and other documents of which it is aware relating in any way to the status of any of the Leased Real Property or otherwise relating to the business of the Company and its Subsidiaries with respect to any Environmental Law.

        6.17 Business Relationships.

               (a) There are no outstanding material disputes with any of the 20 largest (by dollar volume) customers and vendors of the Company and its Subsidiaries, taken as a whole, during the most recently completed fiscal year. No such customer or vendor has refused to continue to do business with the Company or its Subsidiaries or has stated its intention not to continue to do business with the Company or its Subsidiaries or to materially reduce the amount of such business.

               (b) No current independent distributor, sales representative, or agent has stated any intention to terminate or materially change the terms of its relationship with the Company or its Subsidiaries which would have a Material Adverse Effect.

        6.18 Labor Disputes. There are no strikes, work stoppages, or slowdowns or labor disputes or claims of unfair labor practices against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened. No employees are represented by a collective bargaining representative or otherwise subject to any union or association contract. To the knowledge of the Company, no union or association organizing or election activities involving any employees of the Company or its Subsidiaries are in progress or have been threatened since January 1, 1998.

        6.19 Inventories. The inventory of, and holdings of consigned products and materials by, the Company and its Subsidiaries are maintained at levels adequate for the continuation of the conduct of their businesses as presently being conducted. Except for forward-purchase and hedging contracts listed on
Schedule 6.10, neither the Company nor any Subsidiary has any arrangements for the purchase of inventory at a price in excess of the market price of such inventory at the time of the entry into the arrangement to purchase such inventory.

        6.20 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries are valid, genuine, and subsisting and arose out of bona fide transactions in the ordinary course of business. All of the prepaid expenses of the Company and its Subsidiaries have been incurred in the ordinary course of business.

        6.21 Insurance. Schedule 6.21 sets forth a list and summary description of all policies of insurance relating to the business of the Company and the Subsidiaries that are currently in force. All required premiums have been paid with respect to such insurance policies. Copies of all such insurance policies have been provided to Buyer.

        6.22 Opinion of Financial Adviser. The Company's Board of Directors has received the opinion of Houlihan, Lokey, Howard & Zukin to the effect that, as of the date of this Agreement, the consideration to be received by the Company's stockholders in the Merger is fair to such stockholders from a financial point of view.

        6.23 Anti-Takeover Statutes. All necessary approvals have been granted by the Board of Directors of the Company under Section 203 of the DGCL so that neither the execution and delivery of the Voting Agreement nor the granting of the Irrevocable Proxy will limit, delay, or impair the consummation of the Merger or any other transaction by the Company, Buyer Subsidiary, or Buyer under
Section 203 of the DGCL.

        6.24 Stockholder Voting Requirement. The only stockholder vote necessary to consummate the Merger under the DGCL, any other applicable law, and the Company's Certificate of Incorporation and Bylaws is the affirmative vote of the holders of a majority of the Company Common Stock.

        6.25 Stock Options. All Options remaining outstanding immediately after the Effective Time, if any, shall represent upon exercise thereof only the right to receive the Merger Consideration for each share subject to the Option.

                                   ARTICLE VII
                        REPRESENTATIONS AND WARRANTIES OF
                           BUYER AND BUYER SUBSIDIARY

        Buyer and Buyer Subsidiary represent and warrant to the Company as follows:

        7.1 Organization. Each of Buyer and Buyer Subsidiary is a limited liability company duly organized, validly existing, and in good standing under the LLC Act.

        7.2 Authority. Each of Buyer and Buyer Subsidiary has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by the Management Board and the Members of Buyer, and no further action of Buyer is necessary to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Buyer Subsidiary have been duly authorized by the sole Member of Buyer Subsidiary, and no further action of Buyer Subsidiary, other than the filing of the Certificate of Merger with the Delaware Secretary of State, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Buyer Subsidiary and constitutes the legal, valid, and binding obligation of Buyer and Buyer Subsidiary, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

        7.3 No Conflicts. Neither the execution and delivery of this Agreement by Buyer and Buyer Subsidiary nor the consummation by Buyer and Buyer Subsidiary of the transactions contemplated hereby, will (a) conflict with or result in a breach of the organizational documents, as currently in effect, of Buyer or Buyer Subsidiary, (b) except for the requirements under the HSR Act, compliance with the Exchange Act, and the filing of the Certificate of Merger with the Delaware Secretary of State, require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of Buyer or Buyer Subsidiary, (c) violate any statute, law, ordinance, rule, or regulation applicable to Buyer or Buyer Subsidiary or any injunction, judgment, order, writ, or decree to which Buyer or Buyer Subsidiary has been specifically identified as subject, or (d) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to, or the consent of, any third party, or result in the creation of any lien on the assets of Buyer or Buyer Subsidiary (excluding any breach, default, right, entitlement, notice or consent requirement, or lien that would not reasonably be likely to impair Buyer or Buyer Subsidiary's ability to consummate the Merger).

        7.4 Financing Commitments.

               (a) With respect to senior bank financing, Buyer has delivered to the Company a true and complete copy of a commitment of Bank of America, N.A. and a commitment of Sovereign Bank (the "Senior Commitments"). The Senior Commitments are in full force and effect, and neither Buyer nor Buyer Subsidiary has any reason to expect that the conditions included in the Senior Commitments will not be satisfied before the Effective Time.

               (b) With respect to mezzanine financing, Buyer has delivered to the Company a true and complete copy of a commitment of Toronto Dominion Investment LLC (the "Mezzanine Commitment"). The Mezzanine Commitment is in full force and effect, and neither Buyer nor Buyer Subsidiary has any reason to expect that the conditions included in the Mezzanine Commitment will not be satisfied before the Effective Time.

               (c) With respect to equity financing, Buyer has delivered to the Company a commitment letters of Michael Gusky and Norwest Equity Partners VII. Such commitments are in full force and effect, and neither Buyer nor Buyer Subsidiary has any reason to expect that the conditions included therein will not be satisfied before the Effective Time.

               (d) The financings described in paragraphs (a) through (c) above, taken together with the available cash of Buyer, Buyer Subsidiary, and the Company, are in an amount sufficient to enable Buyer to pay when due, pursuant to the terms hereof, the Merger Consideration for each share of Company Common Stock, to make all other necessary payments by Buyer, Buyer Subsidiary, and the Surviving Organization in connection with the Merger (including the repayment of indebtedness of the Surviving Corporation as contemplated by the such financing commitments and the payment of any amounts payable in respect of Dissenting Shares), to provide a reasonable amount of working capital financing, and to pay related fees and expenses.

        7.5 Proxy Statement. None of the information to be supplied in writing by Buyer or Buyer Subsidiary specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will not, at the time of the meeting of stockholders to which the Proxy Statement, as then amended or supplemented, relates omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting.

        7.6 Solvency. As of the date of this Agreement, before giving effect to the Merger or any portion of the financing for the Merger, the sum of the assets of Buyer, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities, and, after giving effect to the Merger and the financing for the Merger, the sum of the assets of Buyer, both at a fair valuation and at present fair salable value, will exceed its liabilities, including contingent liabilities, measured on a going-concern basis. Buyer has sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted after the Merger, and Buyer has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this Section, "debt" means any liability on a claim, and "claim" means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. For purposes of the foregoing, contingent liabilities are computed at the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

        7.7 Brokers. Buyer and Buyer Subsidiary have not, and no person acting on their behalf has, engaged any broker, finder, or intermediary in connection with the transactions contemplated by this Agreement, as a result of which the Company or any Subsidiary will have any legal responsibility.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

        8.1 Expenses. All expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. Any such expenses incurred by the Company and not paid before the Effective Time shall be liabilities of the Surviving Organization; provided, however, that if the Merger is consummated, to the extent that the Company's costs and expenses incurred from and including January 1, 2001 with respect to legal, accounting, investment banking, financial advisory, and other professional fees and expenses of such persons specifically associated with the transactions contemplated by this Agreement (excluding costs and expenses relating to litigation) exceeds $1.5 million (with any such excess being referred to as the "Excess"), then the Merger Consideration shall be decreased by an amount determined by dividing the Excess by the number of shares of Company Common Stock outstanding immediately before the Effective Time together with the number of shares covered by then outstanding in-the-money stock options of the Company (the "Excess Expense Amount").

        8.2 Termination of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement (including those set forth in the Schedules hereto) or in any certificate furnished under this Agreement shall not survive the Effective Time.

        8.3 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto at any time before the Effective Time with respect to any of the terms contained herein, except that after the meeting of stockholders contemplated by Section 2.2 hereof, the amount or form of the Merger Consideration shall not be modified.

        8.4 Waiver of Compliance; Consents. Any failure of Buyer or Buyer Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by the Company or by Buyer and Buyer Subsidiary, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

        8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Buyer or Buyer Subsidiary, to it at:

                           Michael H. Gusky
                           Aurafin LLC
                           6701 Nob Hill Road
                           Tamarac, Florida 33321

                           with a copy to:

                           Douglas P. Long
                           Faegre & Benson LLP
                           2200 Wells Fargo Center
                           90 South Seventh Street
                           Minneapolis, Minnesota 55402

                  (b)      If to the Company, to it at:

                           Guy Benhamou
                           OroAmerica, Inc.
                           443 North Varney Street
                           Burbank, California 91502

                           with a copy to:

                           Bertram K. Massing
                           Erwin, Cohen & Jessup LLP
                           9401 Wilshire Boulevard
                           Ninth Floor
                           Beverly Hills, California 90212

        8.6 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this

Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties (except that Buyer Subsidiary may assign to any other direct or indirect subsidiary of Buyer any rights of Buyer Subsidiary under this Agreement, provided that any such assignment will not relieve Buyer from any of its obligations under this Agreement). Except for the provisions of Section 2.12, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

        8.7 Rules of Interpretation. As used in this Agreement,

               (a) "including" means "including without limitation";

               (b) "person" includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization, and a government or any department or agency thereof;

               (c) "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;

               (d) "business day" means any day other than a Saturday, Sunday or a day that is a statutory holiday under the laws of the United States or the States of California and Florida;

               (e) all dollar amounts are expressed in United States funds;

               (f) the phrase "to the knowledge of the Company" or any similar phrase means the actual knowledge of one or more of the executive officers of the Company; and

               (g) all references to statutes or regulations are deemed to refer to such statutes and regulations as amended from time to time or as superseded by comparable successor statutory provisions.

        8.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without giving effect to conflict-of-laws principles.

        8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

        8.10 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

        8.11 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement (including the Schedules and Exhibits hereto) or the Confidentiality Agreement.

        8.12 Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms hereof will continue in full force and effect and will in no way be affected, impaired, or invalidated.

        8.13 Equitable Remedies. The parties agree that money damages or another remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

        8.14 Attorneys' Fees. In any litigation or arbitration relating to this Agreement between the parties, including that with respect to any instrument, document, or agreement made under or in connection with this Agreement, the prevailing party (as determined by the court or the arbitration panel) shall be entitled to recover its out-of-pocket costs and reasonable attorneys' fees.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized persons on the date first written above.


                                   OROAMERICA, INC.

                                   By __________________________________________
                                      Its ______________________________________



                                   AURAFIN LLC


                                   By __________________________________________
                                      Its ______________________________________



                                   BENTLEY ACQUISITION LLC


                                   By __________________________________________
                                      Its ______________________________________

                                                                         ANNEX B

                    OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN


April 24, 2001


The Board of Directors of OroAmerica, Inc.
OroAmerica, Inc.
455 Moss Street
Burbank, CA 91502

Dear Board Members:

We understand that OroAmerica, Inc. ("OroAmerica" or the "Company") is in negotiations with Aurafin LLC ("Aurafin") to enter into an Agreement and Plan of Merger whereby the Company would merge with a subsidiary of Aurafin and the Company's stockholders would receive $14.00 in cash per share. (This $14.00 per share consideration could be reduced by the Excess Expense amount if total transaction expenses exceed $1.5 million, per the terms of the agreement between OroAmerica and Aurafin.) All options will automatically vest and receive $14.00 in cash per share net of exercise price. Such transaction and other related transactions disclosed to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") are referred to collectively herein as the "Transaction." Capitalized terms used herein but not defined have the meanings ascribed to them in the Agreement and Plan of Merger.

You have requested our opinion (the "Opinion") as to the fairness from a financial point of view to the public stockholders of the Company of the consideration to be received by such stockholders in the Transaction pursuant to the terms of the proposed Agreement and Plan of Merger. The Opinion does not address the Company's underlying business decision to effect the Transaction. This opinion is not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should act with respect to the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

        1. reviewed the Company's annual reports to stockholders and on Form 10-K for the five fiscal years ended February 2, 2001, which the Company's management has identified as being the most current financial statements available;

        2. reviewed a copy of the Agreement and Plan of Merger and all Exhibits in the form of the draft dated April 24, 2001, furnished to us by the Company on April 24, 2001 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

        3. reviewed a copy of the Non-Competition Agreement to be executed by Mr. Benhamou in the form of the draft dated April 24, 2001, furnished to us by the

The Board of Directors of OroAmerica, Inc.
April 24, 2001


            Company on April 24, 2001 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

        4. reviewed a copy of the Voting Agreement to be executed by Mr. Benhamou in the form of the draft dated April 24, 2001, furnished to us by the Company on April 24, 2001 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

        5. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

        6.  visited certain facilities and business offices of the Company;

        7. reviewed a forecast prepared and furnished to us by the Company's management with respect to the Company for the fiscal year ended January 31, 2002;

        8. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

        9. reviewed certain other publicly available financial data for certain companies that we deemed comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

        10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts provided to us have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have further relied upon the assurances of management of OroAmerica that they are not aware of any facts that would make such information inaccurate, incomplete or misleading.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services. In addition, the Company has agreed to

The Board of Directors of OroAmerica, Inc.
April 24, 2001


indemnify us for certain liabilities arising out of our engagement. We are currently providing, and have in the past provided, financial advisory services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services.

This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Based upon the foregoing and on such other factors as we deem relevant, and in reliance thereon, it is our opinion that the consideration to be received by the public stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                         ANNEX C

                        DELAWARE GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

SECTION 262.  APPRAISAL RIGHTS.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the Stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository


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

receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

            (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                OROAMERICA, INC.

                  PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON _______, 2001

     The undersigned, revoking any previous proxies for such stock, hereby appoints Guy Benhamou and Shiu Shao, and each of them, proxies of the undersigned with full power of substitution to each, to vote all shares of common stock of OROAMERICA, INC. which the undersigned is entitled to vote at the Special Meeting of Stockholders of OROAMERICA, INC. to be held on _________ 2001, and all postponements or adjournments thereof, with all the power the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting.

Vote this proxy as follows:

1. To approve the proposal to adopt an Agreement and Plan of Merger dated as of April 24, 2001 pursuant to which OroAmerica, Inc. will be merged into Aurafin-OroAmerica Acquisition LLC, a newly formed, wholly owned subsidiary of Aurafin LLC.

     FOR [ ]                AGAINST [ ]                   ABSTAIN [ ]


THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND OTHERWISE IN THE DISCRETION OF ANY OF THE PERSONS ACTING AS PROXIES.



DATE:          , 2001
     ----------                          ---------------------------------------


                                         ---------------------------------------
                                                (Signature of stockholder)

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If stock is held jointly, each should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title(s). If this proxy is submitted to a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.